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                      SCHEDULE 14C INFORMATION STATEMENT

       INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]Preliminary Information Statement
[_]Confidential, for Use of the Commission Only
  (as permitted by Rule 14c-5(d)(2))
[_]Definitive Information Statement

                 ALLMERICA PROPERTY & CASUALTY COMPANIES, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

[_]No fee required.

[X]Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

  (1)Title of each class of securities to which transaction applies:

                    Common Stock, $1.00 par value per share

  (2)Aggregate number of securities to which transaction applies:

                                   24,225,806

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it is determined):

    $31.25, based on the average of the high and low sales prices of APY Common Stock reported on the New York Stock Exchange Composite Transactions Tape on March 27, 1997

  (4)Proposed maximum aggregate value of transaction:

                                $757,056,437.50

  (5)Total fee paid:

                                  $151,411.29

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee is paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

    ------------------------------------------------------------------------

  (2) Form, Schedule or Registration Statement No.:

    ------------------------------------------------------------------------

  (3) Filing Party:

    ------------------------------------------------------------------------

  (4) Date Filed:

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

                                                             PRELIMINARY COPIES

                 ALLMERICA PROPERTY & CASUALTY COMPANIES, INC.

                             INFORMATION STATEMENT
                   NOTICE OF ACTION TAKEN WITHOUT A MEETING
                          NOTICE OF APPRAISAL RIGHTS

                               ----------------

                        ALLMERICA FINANCIAL CORPORATION

                                  PROSPECTUS

  This Information Statement/Prospectus, Notice of Action Taken Without a Meeting and Notice of Appraisal Rights (the "Information Statement/Prospectus") is being furnished to holders of Common Stock, par value $1.00 per share ("APY Common Stock") of Allmerica Property & Casualty Companies, Inc., a Delaware corporation ("APY") in connection with the proposed acquisition by Allmerica Financial Corporation, a Delaware corporation ("AFC"), of the outstanding shares of APY Common Stock not held directly or indirectly by AFC. Pursuant to an Agreement and Plan of Merger dated as of February 19, 1997 (the "Merger Agreement") between AFC, APY and APY Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of AFC ("Merger Sub"), Merger Sub will merge with and into APY (the "Merger") resulting in APY becoming a wholly owned subsidiary of AFC. Also, immediately prior to the consummation of the Merger, the Certificate of Incorporation of APY will be amended to authorize the Board of Directors of APY to issue a new class of APY Common Stock (the "APY Class B Common Stock"), one share of which will be exchanged for each share of APY Common Stock held directly or indirectly by AFC (the "Recapitalization," and together with the Merger, the "Merger Transactions"). After the effective date of the Merger, the APY Common Stock will cease to be quoted on the New York Stock Exchange (the "NYSE").

  Under the terms of the Merger Agreement, each outstanding share of APY Common Stock, other than shares held directly or indirectly by AFC or by stockholders who properly perfect their appraisal rights under the Delaware General Corporation Law (the "DGCL"), will be converted into the right to receive (x) 0.4 (the "Standard Exchange Ratio") of a share of the Common Stock, $.01 par value per share, of AFC ("AFC Common Stock"), and (y) an amount in cash, without interest, equal to $17.60 (the "Standard Cash Consideration" and together with the shares of AFC Common Stock issued under the Standard Exchange Ratio, the "Standard Consideration"); provided, however, that (1) in the event the Average Stock Price (as defined below) is less than $36.00, the Standard Cash Consideration shall be equal to (A) $32.00 less (B) the Standard Exchange Ratio multiplied by the Average Stock Price and (2) in the event the Average Stock Price is greater than $41.00, the Standard Cash Consideration shall be equal to (A) $34.00 less (B) the Standard Exchange Ratio multiplied by the Average Stock Price. Alternatively, an APY stockholder may elect to receive merger consideration solely in AFC Common Stock or in cash, subject to proration in the event that the election made by such stockholder is oversubscribed. If an APY stockholder elects to receive merger consideration in all stock, such holder will receive, for each share of APY Common Stock, .85714 (the "Stock Exchange Ratio") of a share of AFC Common Stock (the "Stock Consideration"); provided, however, that (1) in the event the Average Stock Price is less than $36.00, the Stock Exchange Ratio shall be equal to $32.00 divided by the Average Stock Price and (2) that in the event the Average Stock Price is greater than $41.00, the Stock Exchange Ratio shall be equal to $34.00 divided by the Average Stock Price. If a stockholder elects to receive their merger consideration in all cash, such holder will receive, for each share of APY Common Stock, $33.00 in cash, without interest (the "Cash Consideration"); provided, however, that (1) in the event the Average Stock Price is less than $36.00, the Cash Consideration shall be equal to $32.00 and (2) in the event the Average Stock Price is more than $41.00, the Cash Consideration shall be equal to $34.00. The consideration to be received by an APY Public Stockholder (as defined below) in connection with the Merger, whether in the form of Standard Consideration, Stock Consideration or Cash Consideration, shall be referred to herein as the "Merger Consideration." The value of the per share Merger Consideration may vary depending on, among other things, whether such holder receives Standard Consideration or elects to receive Stock Consideration or Cash Consideration. See "The Merger Transactions--The Merger Agreement--APY Merger Consideration." "Average Stock Price" means the average of the Closing Market Prices (as defined below) for the ten consecutive trading days ending on the fifth trading day prior to the Effective Time (as defined below). The "Closing Market Prices" for any trading day means the closing sales price of the AFC Common Stock as reported in the New York Stock Exchange Composite Tape (as reported by the Wall Street Journal) for that day.

  YOU ARE URGED TO REVIEW THIS INFORMATION STATEMENT/PROSPECTUS CAREFULLY TO DECIDE WHICH FORM OF MERGER CONSIDERATION TO ELECT OR WHETHER TO ACCEPT THE MERGER CONSIDERATION OR TO EXERCISE APPRAISAL RIGHTS. HOLDERS OF APY COMMON STOCK SHOULD NOT SEND ANY CERTIFICATES REPRESENTING APY COMMON STOCK TO APY AT THIS TIME. A LETTER OF TRANSMITTAL AND AN ELECTION FORM WILL BE MAILED AFTER THE EFFECTIVE TIME TO EACH PERSON WHO WAS A HOLDER OF OUTSTANDING APY COMMON STOCK IMMEDIATELY PRIOR TO THE EFFECTIVE TIME. APY STOCKHOLDERS SHOULD SEND CERTIFICATES REPRESENTING APY COMMON STOCK TO FIRST CHICAGO TRUST COMPANY OF NEW YORK, THE EXCHANGE AGENT, ONLY AFTER THEY RECEIVE, AND IN ACCORDANCE WITH, THE INSTRUCTIONS CONTAINED IN THE LETTER OF TRANSMITTAL AND THE ELECTION FORM.

  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
PROXY.

  This Information Statement/Prospectus also serves as a prospectus of AFC with respect to the issuance of up to 9,690,323 shares of AFC Common Stock to APY Public Stockholders in connection with the consummation of the Merger. See "The Merger Transactions--The Merger Agreement--APY Merger Consideration."

  The record date for stockholders entitled to notice of, vote on or consent
to the Merger Transactions was    , 1997 (the "Record Date"). As of the Record
Date, there were issued and outstanding [59,650,406] shares of APY Common
Stock, held by     owners of record. On the Record Date, AFC, through its
wholly owned subsidiary SMA Financial Corp. ("SMA"), owned 35,472,600, or 59.5%, of the outstanding shares of APY Common Stock. Pursuant to the DGCL and APY's Certificate of Incorporation, SMA, as the owner of more than 50% of the outstanding shares of APY Common Stock, approved the Merger Transactions by
written consent on    , 1997. Consequently, no meeting of stockholders of APY
is necessary to effect the Merger Transactions, and no action on the part of any public stockholder is necessary to authorize or to consummate the Merger Transactions. It is expected that the Merger Transactions will be consummated
on or about    , 1997.

  Holders of APY Common Stock who make a demand in writing on or before    ,
1997 [20 days after the date the Information Statement is mailed] and who otherwise comply with the applicable provisions of the DGCL are entitled to a judicial appraisal of the fair value of their shares of APY Common Stock. See "The Merger Transactions--Appraisal Rights" and the text of the applicable sections of the DGCL attached as Appendix D to this Information Statement/Prospectus.

  This Information Statement is being mailed on    , 1997 to APY stockholders
of record on the Record Date, and constitutes the notice of appraisal rights required by Section 262 of the DGCL and the notice of corporate action without meeting required by Section 228 of the DGCL.

  The principal executive offices of each of APY and AFC are located at 440 Lincoln Street, Worcester, Massachusetts 01653, and the telephone number of each is (508) 855-1000.

                               ----------------

NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. NEITHER THE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The date of this Information Statement/Prospectus is    , 1997.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   2
FORWARD LOOKING STATEMENTS................................................   3
SUMMARY...................................................................   4
  The Companies...........................................................   4
  The Merger Transactions.................................................   4
  The Charter Amendment...................................................   9
  Comparative Rights of Stockholders......................................   9
  Comparative Market Prices and Dividends.................................  10
  Selected Historical Consolidated Financial Information of Allmerica
   Financial Corporation..................................................  11
  Selected Historical Consolidated Financial Information of Allmerica
   Property & Casualty Companies, Inc.....................................  14
  Unaudited Pro Forma Selected Condensed Consolidated Financial
   Information of AFC.....................................................  16
  Unaudited Comparative per Share Data....................................  18
SPECIAL FACTORS...........................................................  19
  Background of the Merger Transactions...................................  19
  Purpose of and Reasons for the Merger Transactions......................  23
  Determination of the Special Committee; Approval of the APY Board of
   Directors..............................................................  23
  Reasons for the Special Committee's Recommendation......................  23
  Approval of the AFC Board of Directors..................................  25
  Fairness Opinions.......................................................  25
  No Action Required by Stockholders to Consummate the Merger
   Transactions...........................................................  35
  Certain Litigation......................................................  35
  Certain Effects of the Merger Transactions..............................  35
  Interests of Certain Persons in the Merger Transactions.................  36
  Accounting Treatment....................................................  37
  Certain Federal Income Tax Consequences.................................  37
  Federal Securities Laws Consequences....................................  38
THE MERGER TRANSACTIONS...................................................  39
  General.................................................................  39
  The Merger Agreement....................................................  40
    APY Merger Consideration..............................................  40
    The Recapitalization..................................................  43
    Certain Representations and Warranties................................  43
    Certain Covenants.....................................................  43
    Conditions to the Merger Transactions.................................  45
    Termination of the Merger Agreement...................................  45
  Payment to Stockholders; Election Procedures............................  46
  Regulatory Approvals....................................................  47
  Stock Exchange Listing..................................................  48
  Financing the Merger; Fees and Expenses.................................  48
  Appraisal Rights........................................................  48
THE CHARTER AMENDMENT.....................................................  51
CERTAIN TRANSACTIONS IN THE APY COMMON STOCK..............................  51
THE COMPANIES.............................................................  52
  Business of AFC.........................................................  52
  Business of APY.........................................................  53

                                                                            PAGE
                                                                            ----
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION...........   55
COMPARATIVE RIGHTS OF STOCKHOLDERS.........................................   60
PRINCIPAL AND OTHER STOCKHOLDERS OF APY....................................   62
BUSINESS RELATIONSHIPS BETWEEN AFC AND APY.................................   64
REGULATORY MATTERS.........................................................   64
  General..................................................................   64
  Holding Company Regulation...............................................   65
OTHER MATTERS..............................................................   66
  Directors and Executive Officers of AFC..................................   66
  Directors and Executive Officers of APY..................................   70
  Directors and Executive Officers of Merger Sub...........................   71
LEGAL MATTERS..............................................................   71
EXPERTS....................................................................   71
Appendix A-1
  Agreement and Plan of Merger between AFC, Merger Sub and APY............. A1-1
Appendix A-2
  Form of Charter Amendment................................................ A2-1
Appendix B
  Fairness Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated...  B-1
Appendix C
  Fairness Opinion of Salomon Brothers Inc.................................  C-1
Appendix D
  Section 262 of the Delaware General Corporation Law......................  D-1

                             AVAILABLE INFORMATION

  AFC and APY are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis, and Retrieval system. The Web site can be accessed at http://www.sec.gov. AFC Common Stock and APY Common Stock are listed on the NYSE and such material may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. After consummation of the Merger, APY will no longer file reports, proxy statements or other information with the Commission.

  AFC has filed with the Commission a registration statement on Form S-4 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to shares of AFC Common Stock that are proposed to be issued in connection with the Merger to certain holders of APY Common Stock and AFC and APY jointly have filed with the Commission a Rule 13e-3 Transaction Statement on Schedule 13E-3 (together with any amendments thereto, the "Schedule 13E-3") under the Exchange Act. See "The Merger Transactions--The Merger Agreement--APY Merger Consideration." This Information Statement/Prospectus does not contain all of the information set forth in the Registration Statement or the Schedule 13E-3, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Such additional information is available for inspection and copying at the offices of the Commission. Statements contained in this Information Statement/Prospectus or in any document incorporated into this Information Statement/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, the Schedule 13E-3 or such other document, each such statement being qualified in all respects by such reference.

  THIS INFORMATION STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, UPON ORAL OR WRITTEN REQUEST BY ANY PERSON TO WHOM THIS INFORMATION STATEMENT/PROSPECTUS HAS BEEN DELIVERED TO ALLMERICA FINANCIAL CORPORATION, 440 LINCOLN STREET, WORCESTER, MASSACHUSETTS 01653, ATTENTION: INVESTOR RELATIONS; TELEPHONE NUMBER (508) 855-1000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS,
ANY SUCH REQUEST SHOULD BE MADE BEFORE    , 1997 [5 BUSINESS DAYS PRIOR TO
EFFECTIVE TIME].

  All information contained or incorporated by reference in this Information Statement/Prospectus relating to AFC has been supplied by AFC and all such information relating to APY has been supplied by APY.

                               ----------------

  No person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Information Statement/Prospectus and, if so given or made, such information or representation must not be relied upon as having been authorized. This Information Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which it relates or an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Information Statement/Prospectus nor the issuance or sale of any securities hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of AFC or APY since the date hereof or that the information herein is correct as of any time subsequent to its date.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed by AFC with the Commission under the Act and the Exchange Act are incorporated herein by reference:

  (a) AFC's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "AFC Form 10-K");

  (b) The description of AFC Common Stock contained in AFC's Registration Statement on Form S-1 (File No. 33-91766) which the Commission declared effective on October 10, 1995, and any amendment or report filed for the purpose of updating any such description (the "AFC Common Stock Description");

  (c) AFC's Current Reports on Form 8-K dated February 5, 1997 and February 19, 1997 (the "AFC Form 8-Ks"); and

  (d) AFC's Annual Report to Stockholders for the fiscal year ended December 31, 1996 (collectively with the AFC Form 10-K, the AFC Common Stock Description and the AFC Form 8-Ks, the "AFC Reports").

  The following documents previously filed by APY with the Commission under the Act and the Exchange Act are incorporated herein by reference:

  (a) APY's Annual Report on Form 10-K for the year ended December 31, 1996 (the "APY Form 10-K");

  (b) The description of APY Common Stock contained in APY's Registration Statement on Form S-4 (File No. 33-51696) which the Commission declared effective on September 4, 1992, and any amendment or report filed for the purposes of updating any such description (the "APY Common Stock
Description"); and

  (c) APY's Current Report on Form 8-K dated February 19, 1997 (collectively with the APY Form 10-K and the APY Common Stock Description, the "APY Reports)."

  All documents filed by AFC or APY pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information
Statement/Prospectus and prior to the Effective Time shall be deemed to be incorporated by reference into this Information Statement/Prospectus and to be a part hereof from the date of filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                               ----------------

  FOR NORTH CAROLINA INVESTORS: THESE SECURITIES AND THE MERGER TRANSACTIONS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT/PROSPECTUS.

                               ----------------

  STATE INSURANCE HOLDING COMPANY LAWS AND REGULATIONS APPLICABLE TO AFC AND APY GENERALLY PROVIDE THAT NO PERSON MAY ACQUIRE CONTROL OF AFC, AND THUS INDIRECT CONTROL OF THEIR RESPECTIVE INSURANCE SUBSIDIARIES, UNLESS SUCH PERSON HAS PROVIDED CERTAIN REQUIRED INFORMATION TO, AND SUCH ACQUISITION IS APPROVED (OR NOT DISAPPROVED) BY THE APPROPRIATE INSURANCE REGULATORY AUTHORITIES. GENERALLY, ANY PERSON WHO ACQUIRES BENEFICIAL OWNERSHIP OF 10% OR MORE OF THE OUTSTANDING SHARES OF THE COMMON STOCK OF AFC OR APY WOULD BE PRESUMED TO HAVE ACQUIRED SUCH CONTROL, UNLESS THE APPROPRIATE INSURANCE REGULATORS UPON ADVANCE APPLICATION DETERMINE OTHERWISE.

                               ----------------

  AFC'S DIRECT SUBSIDIARIES MAY EACH BE CONSIDERED A "PARTY IN INTEREST" WITHIN THE MEANING OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A "DISQUALIFIED PERSON" WITHIN THE MEANING OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), WITH RESPECT TO MANY EMPLOYEE BENEFIT PLANS. PROHIBITED TRANSACTIONS WITHIN THE MEANING OF ERISA OR THE CODE MAY ARISE, FOR EXAMPLE, IF THE SHARES OF AFC COMMON STOCK TO BE EXCHANGED WITH SHARES OF APY COMMON STOCK HEREBY ARE HELD BY OR WITH THE ASSETS OF A PENSION OR OTHER EMPLOYEE BENEFIT PLAN WITH RESPECT TO WHICH EITHER SUBSIDIARY IS A SERVICE PROVIDER, UNLESS SUCH SHARES OF AFC COMMON STOCK ARE ACQUIRED PURSUANT TO AN EXEMPTION FOR TRANSACTIONS EFFECTED ON BEHALF OF SUCH PLAN BY A "QUALIFIED PROFESSIONAL ASSET MANAGER" OR PURSUANT TO ANY OTHER AVAILABLE EXEMPTION. THE ASSETS OF A PENSION OR OTHER EMPLOYEE BENEFIT PLAN MAY INCLUDE ASSETS HELD IN THE GENERAL ACCOUNT OF AN INSURANCE COMPANY THAT ARE DEEMED TO BE "PLAN ASSETS" UNDER ERISA. ANY INSURANCE COMPANY OR PENSION OR EMPLOYEE BENEFIT PLAN PROPOSING TO HOLD AFC COMMON STOCK SHOULD CONSULT WITH ITS LEGAL COUNSEL.

                               ----------------

                          FORWARD LOOKING STATEMENTS

  Each of AFC and APY wish to caution readers that the following important factors, among others, in some cases have affected and in the future could affect, AFC and/or APY's actual results and could cause AFC and/or APY's actual results for 1997 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, AFC or APY. The words "believes," "anticipated," "expects" and similar expressions are intended to identify forward looking statements. See "Important Factors Regarding Forward Looking Statements" filed as Exhibit 99-2 to the AFC Form 10-K and filed as Exhibit 99-1 to the APY Form 10-K, each of which is incorporated herein by reference.

  Factors that may cause AFC and/or APY's actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward looking statements include among others, the following possibilities:
(i) adverse catastrophe experience and severe weather; (ii) adverse loss development for events AFC or APY insured in prior years; (iii) heightened competition, including the intensification of price competition, the entry of new competitors, and the introduction of new products by new and existing competitors; (iv) adverse state and federal legislation or regulation, including decreases in rates, limitations on premium levels, increases in minimum capital and reserve requirements, benefit mandates, limitations on the ability to manage care and utilization, and tax treatment of insurance products; (v) changes in interest rates causing a reduction of investment income and in the market value of interest rate sensitive investments; (vi) failure to obtain new customers, retain existing customers or reductions in policies in force by existing customers; (vii) higher service, administrative, or general expense due to the need for additional advertising, marketing, administrative or management information systems expenditures, including year 2000 initiatives; (viii) loss or retirement of key executives; (ix) increases in medical costs, including increases in utilization, costs of medical services, pharmaceuticals, durable medical equipment and other covered items;
(x) termination of provider contracts or renegotiation at less cost-effective rates or terms of payment; (xi) changes in AFC and/or APY's liquidity due to changes in asset and liability matching; (xii) restrictions on insurance underwriting, based on genetic testing and other criteria; (xiii) adverse changes in the ratings obtained by independent rating agencies, such as Moody's, Standard & Poors, A.M. Best Company, Inc. ("A.M. Best") and Duff & Phelps; (xiv) adverse trends in mortality and morbidity; (xv) lower appreciation on and decline in value of managed investments, resulting in reduced variable products, assets and related fees; and (xvi) possible claims relating to sales practices for insurance products.

                                    SUMMARY

  The following summary is intended only to highlight certain information contained elsewhere in this Information Statement/Prospectus. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Information Statement/Prospectus, the Appendices hereto and the documents incorporated by reference or otherwise referred to herein. Stockholders of APY are urged to review carefully this entire Information Statement/Prospectus, including the Appendices hereto.

                                 THE COMPANIES

ALLMERICA FINANCIAL CORPORATION

  AFC is a holding company for a diversified group of insurance and financial services companies with total assets, as of December 31, 1996, of $19.0 billion. AFC, through its subsidiaries, operates in two fundamental areas: retirement and asset management and risk management. AFC's retirement and asset management segments offer annuities, variable life insurance, full-service retirement savings products and investment management services to retail and institutional clients. AFC's risk management operations are conducted through its indirect subsidiary, APY. AFC indirectly holds approximately 59.5% of the capital stock of APY. See "The Companies--Business of AFC."

ALLMERICA PROPERTY & CASUALTY COMPANIES, INC.

  APY, through its operating subsidiaries, underwrites personal and commercial property and casualty insurance in five major lines of business: personal automobile, homeowners, commercial automobile, workers' compensation and commercial multiple peril. APY's principal operating subsidiaries are The Hanover Insurance Company ("Hanover") and Citizens Corporation ("Citizens"), the holding company for Citizens Insurance Company of America. Through Hanover, APY holds approximately 82.5% of the outstanding common stock of Citizens. See "The Companies--Business of APY."

  The mailing address of the principal executive offices of each of AFC, APY and Merger Sub is 440 Lincoln Street, Worcester, Massachusetts 01653 (telephone number: (508) 855-1000).

                            THE MERGER TRANSACTIONS

THE MERGER

  Pursuant to the Merger Agreement, (a) Merger Sub will merge with and into APY, which will result in APY, as the surviving corporation of the Merger, becoming a wholly owned subsidiary of AFC, and (b) each share of APY Common Stock held by SMA will be exchanged for one share of APY Class B Common Stock outstanding immediately prior to the consummation of the Merger.

  Consideration to be Received by APY Public Stockholders. The Merger Agreement provides that each outstanding share of APY Common Stock held by stockholders other than persons who properly perfect their appraisal rights under the DGCL (the "Dissenting APY Stockholders") or other than AFC or its wholly-owned subsidiaries (the "APY Public Stockholders"), will be converted into the right to receive (x) 0.4 of a share of AFC Common Stock, and (y) an amount in cash, without interest, equal to $17.60; provided, however, that (1) in the event the Average Stock Price is less than $36.00, the Standard Cash Consideration shall be equal to (A) $32.00 less (B) the Standard Exchange Ratio multiplied by the Average Stock Price and (2) in the event the Average Stock Price is greater than $41.00, the Standard Cash Consideration shall be equal to (A) $34.00 less
(B) the Standard Exchange Ratio multiplied by the Average Stock Price. Any election for Standard Consideration is referred to herein as a "Standard Election." Alternatively, an APY stockholder may elect to receive merger consideration solely in AFC Common Stock or in cash, subject to proration in the event that the election made by such stockholder is oversubscribed. If no election is made by an APY Public Stockholder, such holder will be deemed to have made a Standard Election with respect to such holder's shares of APY Common Stock. See "The Merger Transactions--Payment to Stockholders; Election Procedures" and "The Merger Transactions--The Merger Agreement--APY Merger Consideration."

  If an APY Public Stockholder elects to receive the Stock Consideration in lieu of the Standard Consideration, each share of APY Common Stock will be converted into .85714 of a share of AFC Common Stock (any such election being referred to herein as a "Stock Election"), subject to proration; provided, however, that (1) in the event the Average Stock Price is less than $36.00, the Stock Exchange Ratio shall be equal to $32.00 divided by the Average Stock Price and (2) in the event the Average Stock Price is greater than $41.00, the Stock Exchange Ratio shall be equal to $34.00 divided by the Average Stock Price.

  If an APY Public Stockholder elects to receive the Cash Consideration in lieu of the Standard Consideration, each share of APY Common Stock will be converted into $33.00 in cash, without interest (any such election being referred to herein as a "Cash Election"), subject to proration; provided, however, that (1) in the event the Average Stock Price is less than $36.00, the Cash Consideration shall be equal to $32.00 and (2) in the event the Average Stock Price is greater than $41.00, the Cash Consideration shall be equal to $34.00. See "The Merger Transactions--Payment to Stockholders; Election Procedures" and "The Merger Transactions--The Merger Agreement--APY Merger Consideration."

  No fractional shares of AFC Common Stock will be issued pursuant to the Merger. In lieu of the issuance of any fractional shares of AFC Common Stock, cash will be paid to holders of such fractional share in the amount of the product of such fractional share and the Average Stock Price. Each share of APY Common Stock which is held in the treasury of APY (the "APY Treasury Stock") will be cancelled and cease to exist. See "The Merger Transactions--The Merger Agreement--APY Merger Consideration."

  As more fully set forth below, the maximum number of shares of AFC Common Stock issuable to APY Public Stockholders (the "Maximum Number of AFC Shares") shall not exceed the product of (x) the Standard Exchange Ratio and (y) the number of shares of APY Common Stock outstanding immediately prior to the Effective Time excluding (A) APY Treasury Stock, (B) shares held by Dissenting APY Stockholders, (C) shares exchanged in the Recapitalization and (D) shares held directly or indirectly by AFC (the "Outstanding APY Shares"). As of March 28, 1997, the Maximum Number of AFC Shares was equal to 9,671,123. In addition, as is more fully set forth below, the aggregate amount of cash to be paid to APY Public Stockholders (the "Maximum Cash Amount") shall not exceed the product of (i) the Standard Cash Consideration and (ii) the Outstanding APY Shares.

  THE VALUE OF THE PER SHARE MERGER CONSIDERATION PAYABLE TO EACH APY PUBLIC STOCKHOLDER MAY VARY DEPENDING ON (I) THE AVERAGE STOCK PRICE, (II) WHETHER SUCH HOLDER MAKES A STANDARD ELECTION, A CASH ELECTION OR A STOCK ELECTION, AND
(III) THE PRORATION PROCEDURES DESCRIBED BELOW. SEE "THE MERGER--THE MERGER AGREEMENT--APY MERGER CONSIDERATION" FOR A FURTHER DISCUSSION OF THE EFFECT OF THE AVERAGE STOCK PRICE AND PRORATION ON THE VALUE OF THE MERGER CONSIDERATION.

  In the event that the aggregate amount of cash payable pursuant to the Cash Elections received by the Exchange Agent exceeds the Maximum Cash Amount minus the aggregate amount of cash payable pursuant to Standard Elections (such difference, the "Remaining Cash"), the Cash Election shall be oversubscribed. In that event, a holder who has made a Cash Election shall receive, for each share of APY Common Stock held by such holder (the "Cash Election APY Shares"),
(x) cash in an amount equal to the quotient obtained by dividing the (i) Remaining Cash by (ii) the Cash Election APY Shares and (y) a number of shares of AFC Common Stock equal to the quotient obtained by dividing (iii) the Remaining Cash Election Shares (as defined below) by (iv) the Cash Election APY Shares. The "Remaining Cash Election Shares" shall be the number of shares of AFC

Common Stock equal to the Maximum Number of AFC Shares minus the number of shares of AFC Common Stock issuable pursuant to Standard Elections and Stock Elections.

  In the event that the aggregate number of shares of AFC Common Stock issuable pursuant to the Stock Elections received by the Exchange Agent exceeds an amount equal to the Maximum Number of AFC Shares minus the number of shares of AFC Common Stock issuable pursuant to Standard Elections, including any fractional shares for which a cash payment will be made (such difference, the "Remaining Shares"), the Stock Election shall be oversubscribed. In that event, a holder who has made a Stock Election shall receive, for each share of APY Common held by such holder (the "Stock Election APY Shares"), (x) a number of shares of AFC Common Stock equal to the quotient obtained by dividing (i) the Remaining Shares by (ii) the Stock Election APY Shares and (y) cash in an amount equal to the quotient obtained by dividing (iii) the Remaining Stock Election Cash Amount (as defined below) by (iv) the Stock Election APY Shares. The "Remaining Stock Election Cash Amount" shall be equal to the Maximum Cash Amount minus the amount of cash payable pursuant to Standard Elections, and Cash Elections.

  Recapitalization. In connection with, and immediately prior to, the consummation of the Merger, APY will issue one share of APY Class B Common Stock as authorized by the Charter Amendment (as defined below) to SMA in exchange for each share of APY Common Stock then held by SMA. See "The Merger Transactions--The Merger Agreement--Recapitalization."

  Conditions to the Merger. The obligations of AFC and APY to consummate the Merger are subject to the fulfillment of various conditions, including, among others: (i) the effectiveness of the Registration Statement and the absence of any stop order suspending the effectiveness thereof and no proceeding for that purpose having been initiated by the Commission; (ii) consummation of the Recapitalization; (iii) receipt of all requisite orders and approvals of insurance regulatory authorities; (iv) listing of the shares of AFC Common Stock to be issued to APY stockholders on the NYSE, subject only to official notice of issuance; and (v) the receipt of fairness opinions from the financial advisors to AFC and APY, respectively, which have not been withdrawn as of the Effective Time. See "The Merger Transactions--Conditions to the Merger."

  Termination of the Merger Agreement. The Merger Agreement is subject to termination at the option of either AFC or APY (with the consent of the Special Committee of the Board of Directors of APY (the "Special Committee")) if the Merger is not consummated on or before September 30, 1997, and prior to such time by the mutual consent of AFC, Merger Sub and APY (with the consent of the Special Committee), or upon the occurrence of certain events. The Merger Agreement may be terminated by APY (with the consent of the Special Committee) at any time prior to the Effective Time, if prior to the Effective Time, (i) the Board of Directors of APY (the "APY Board") determines in good faith, based on the advice of counsel, that the failure to terminate the Merger Agreement would likely be a breach of their fiduciary duties, by reason of a proposal with respect to a merger, acquisition or similar transaction involving the purchase of the stock or assets of APY (an "Alternative Proposal") being made;
(ii) there has been a material breach by AFC of any of the covenants or agreements in the Merger Agreement that is not curable or cured within 30 days after written notice of the breach; or (iii) the Board of Directors of AFC (the "AFC Board") shall have withdrawn or modified, in a manner materially adverse to APY, its approval or recommendation of the Merger Agreement or the Merger. The Merger Agreement may be terminated by the Special Committee if the Special Committee withdraws or materially changes its recommendation of the Merger Agreement and it determines, in good faith, based on the advice of counsel, that the failure to terminate the Merger Agreement would likely be a breach of their fiduciary duties, by reason of an Alternative Proposal being made. AFC may terminate the Merger Agreement, at any time prior to the Effective Time, if: (i) the APY Board and the Special Committee shall have withdrawn or modified in a manner materially adverse to AFC their approval or recommendation of the Merger Agreement or the Merger; (ii) there has been a breach by APY of any representation or warranty in the Merger Agreement that would have, or that would be reasonably likely to have, a material adverse effect on APY; or (iii) there has been a material breach by APY of any of the covenants or agreements in the Merger Agreement which is not curable or not cured within 30 days of written notice of the breach. See "The Merger Transactions--The Merger Agreement--Termination of the Merger Agreement."

  Payment to Stockholders; Election Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each APY Public Stockholder of record immediately prior to the Effective Time (A) a letter of transmittal (the "Letter of Transmittal"), (B) instructions for use in effecting the surrender of the certificates representing APY Common Stock (the "APY Stock Certificates") in exchange for the Merger Consideration, and
(C) an election form (the "Election Form") providing for such holders to make the Standard Election, the Cash Election or the Stock Election. AS OF THE ELECTION DEADLINE (AS HEREINAFTER DEFINED) ALL APY PUBLIC STOCKHOLDERS IMMEDIATELY PRIOR TO THE EFFECTIVE TIME THAT SHALL NOT HAVE SUBMITTED TO THE EXCHANGE AGENT, OR THAT SHALL HAVE PROPERLY REVOKED, AN EFFECTIVE, PROPERLY COMPLETED ELECTION FORM SHALL BE DEEMED TO HAVE MADE A STANDARD ELECTION.

  Upon surrender of an APY Stock Certificate for cancellation to the Exchange Agent, together with the Letter of Transmittal, duly executed, and such other documents as AFC or the Exchange Agent shall reasonably request, the holder of such APY Stock Certificate shall be entitled to receive promptly after the Election Deadline in exchange therefor (A) a check in the amount equal to the cash, if any, which such holder has the right to receive (including any cash in lieu of fractional shares of AFC Common Stock), and (B) an AFC Stock Certificate representing that number of shares of AFC Common Stock, if any, which such holder has the right to receive (in each case less the amount of any required withholding taxes), and the APY Stock Certificate so surrendered shall forthwith be cancelled. If no election is made by a holder of APY Common Stock, such holder will be deemed to have made a Standard Election with respect to such holder's shares. See "The Merger Transactions--Payment to Stockholders; Election Procedures."

DETERMINATION OF THE SPECIAL COMMITTEE; APPROVAL OF THE APY BOARD OF DIRECTORS

  On February 19, 1997, the Special Committee, which was formed to review, evaluate and negotiate the fairness of the Merger Transactions on behalf of APY Public Stockholders, concluded that the Merger Transactions are fair to, and in the best interests of, the holders of APY Common Stock other than AFC and its wholly-owned subsidiaries, and recommended that the APY Board approve the Merger Agreement and the Merger Transactions. Based on the recommendation and report of the Special Committee, the APY Board approved the Merger Transactions and the Merger Agreement. For a discussion of the factors the Special Committee considered in reaching its decision, see "Special Factors--Determination of the Special Committee; Approval of the APY Board of Directors" and "Special Factors--Fairness Opinions--Opinion of APY's Financial Advisor."

APPROVAL OF THE AFC BOARD OF DIRECTORS

  On February 19, 1997, the AFC Board approved the Merger Transactions and the Merger Agreement. The Board's approval is based upon a number of factors, including the fairness opinion of its financial advisor and the approval of the APY Board based upon the recommendation and report of the Special Committee. See "Approval of the AFC Board of Directors" and "Special Factors--Fairness Opinions--Opinion of AFC's Financial Advisor."

OPINIONS OF FINANCIAL ADVISORS

  On February 19, 1997, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") delivered to the AFC Board its oral opinion, which was subsequently confirmed in writing, that as of such date and on the basis of and subject to the matters set forth in its written opinion, the Merger Consideration was fair from a financial point of view to AFC. Merrill Lynch subsequently delivered its written opinion dated the date of this

Information Statement/Prospectus that, as of such date, the Merger Consideration is fair from a financial point of view to AFC. The full text of the written opinion of Merrill Lynch, dated as of the date of this Information Statement/Prospectus, which sets forth assumptions made, matters considered and qualifications and limitations on the review undertaken by Merrill Lynch, is included as Appendix B to this Information Statement/Prospectus. See "Special Factors--Fairness Opinions--Opinion of AFC's Financial Advisor."

  On February 19, 1997, Salomon Brothers Inc ("Salomon Brothers") rendered to the Special Committee its written opinion to the effect that, as of such date, the consideration to be received by the holders of APY Common Stock (other than AFC and its subsidiaries) in the Merger was fair to such holders from a financial point of view. The full text of the written opinion of Salomon Brothers, dated February 19, 1997, which sets forth the assumptions made, factors considered and limitations on the review undertaken by Salomon Brothers, is included as Appendix C to this Information Statement/Prospectus. APY stockholders are urged to read such opinion carefully in its entirety. See "Special Factors--Fairness Opinions--Opinion of APY's Financial Advisor."

NO ACTION REQUIRED BY APY STOCKHOLDERS TO CONSUMMATE THE MERGER TRANSACTIONS

     , 1997 has been set as the Record Date for determining the holders of record entitled to notice of, vote on or consent to the Merger Transactions. On the Record Date, SMA held 35,472,600 shares, or approximately 59.5% of the [59,650,406] outstanding shares of APY Common Stock. Pursuant to the DGCL and APY's Certificate of Incorporation (the "APY Charter"), SMA, as holder of more than 50% of the outstanding APY Common Stock, approved the Merger Agreement and
the Merger Transactions by written consent on    , 1997 (the "Written
Consent"). Consequently, no meeting of stockholders of APY is necessary to effect the Merger Transactions, and no action on the part of any APY Public Stockholder is necessary to authorize or to consummate the Merger Transactions.

INTEREST OF CERTAIN PERSONS IN THE MERGER TRANSACTIONS

  Certain members of the management of AFC and APY and the AFC Board and APY Board have certain interests in the Merger Transactions that are different from, or in addition to, the interests of stockholders of AFC and APY generally. See "Special Factors--Interests of Certain Persons in the Merger Transactions." In addition, seven of AFC's directors and virtually all of its executive officers, including its Chief Executive Officer, occupy similar positions with APY. See "Business Relationships Between AFC and APY."

  At the Record Date, directors and executive officers of each of AFC and APY and their respective affiliates (excluding SMA) owned in the aggregate 43,140
shares of APY Common Stock (including shares issuable on or before      , 1997
upon exercise of outstanding stock options) which represents less than one percent of the outstanding shares of APY Common Stock. The directors and executive officers of AFC and APY who own shares of APY Common Stock will have the right to receive the Merger Consideration in exchange for such shares. In addition, each outstanding option to purchase shares of APY Common Stock that is held by a director or executive officer of AFC or APY at the Effective Time will be converted into options to acquire shares of AFC as set forth in "The Merger Transactions--The Merger Agreement--APY Merger Consideration." As of the Record Date, AFC, through SMA, owned an aggregate of 35,472,600 shares, representing 59.5%, of the outstanding APY Common Stock.

ACCOUNTING TREATMENT

  The Merger will be accounted for under the "purchase" method of accounting, in accordance with generally accepted accounting principles. The
Recapitalization will not change the recorded amount of AFC's assets and liabilities. See "Special Factors--Accounting Treatment."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The receipt of the Merger Consideration (including any cash amounts received by any APY Public Stockholder pursuant to their exercise of appraisal rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, an APY Public Stockholder will recognize gain or loss equal to the difference between his or her adjusted tax basis in the shares of APY Common Stock exchanged in the Merger Transactions, and the amount of cash and the fair market value of the AFC Common Stock received therefor. Such gain or loss will be capital gain or loss, and will be long-term gain or loss if on the date of the Merger Transactions, the shares of APY Common Stock were held for more than one year. The exchange of one share of the APY Class B Common Stock for each share of APY Common Stock held by SMA immediately prior to the Merger will be treated as a tax-free recapitalization for federal income tax purposes. In addition, no gain or loss will be recognized by AFC, Merger Sub or APY as a result of the Merger. See "Special Factors--Certain Federal Income Tax Consequences."

REGULATORY APPROVALS

  Consummation of the Merger Transactions is conditioned upon receipt of the respective approvals or exemptions therefrom or other actions of all relevant insurance regulatory authorities. See "The Merger Transactions--Regulatory Approvals."

APPRAISAL RIGHTS

  Any APY Public Stockholder who desires to exercise his or her appraisal rights should review carefully the text of Section 262 of the DGCL attached as Appendix D to this Information Statement/Prospectus and is urged to consult his or her legal advisor before electing or attempting to exercise such rights. See "The Merger Transactions--Appraisal Rights."

                             THE CHARTER AMENDMENT

  The APY Charter does not currently authorize the APY Board to issue more than one class of APY Common Stock. In order to effect the Recapitalization, which will result in SMA holding shares of APY Class B Common Stock and which is a condition precedent to the consummation of the Merger, the APY Charter will be amended to authorize the APY Board to issue APY Class B Common Stock, $5.00 par value per share. See "The Charter Amendment."

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

  The rights of stockholders of APY currently are governed by Delaware law, the APY Charter and APY's By-Laws. Upon consummation of the Merger, the stockholders of APY who receive AFC Common Stock in the Merger will become stockholders of AFC, which is also a Delaware corporation, and their rights as stockholders of AFC will be governed by Delaware law, AFC's Certificate of Incorporation and AFC's By-Laws. For a discussion of various differences between the rights of stockholders of APY and AFC, see "Comparative Rights of Stockholders."

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

  AFC Common Stock is listed on the NYSE under the symbol AFC. APY Common Stock is listed on the NYSE under the symbol APY.

  The following table sets forth the high and low sales prices of AFC Common Stock and APY Common Stock as reported on the NYSE Composite Tape and the dividends declared per share of AFC Common Stock and APY Common Stock for each quarterly period since October 16, 1995 (the date of its inception) with respect to AFC and since January 1, 1994 with respect to APY.

                         SALES PRICES PER  SALES PRICES PER
                           SHARE OF AFC      SHARE OF APY
                           COMMON STOCK      COMMON STOCK    DIVIDENDS DECLARED DIVIDENDS DECLARED
                         ----------------- -----------------  PER SHARE OF AFC   PER SHARE OF APY
                           HIGH     LOW      HIGH     LOW       COMMON STOCK       COMMON STOCK
                         -------- -------- -------- -------- ------------------ ------------------
1995
  First Quarter......... N/A      N/A      $20 1/8  $16 3/4          N/A              $ 0.04
  Second Quarter........ N/A      N/A      $22 3/8  $18 1/2          N/A              $ 0.04
  Third Quarter......... N/A      N/A      $24 3/4  $22              N/A              $ 0.04
  Fourth Quarter........ $28 5/8  $23 3/8  $27      $21 7/8        $0.05              $ 0.04
1996
  First Quarter......... $28      $24 3/4  $27 1/4  $24 1/4        $0.05              $ 0.04
  Second Quarter........ $30 1/8  $25 1/4  $27 1/4  $25            $0.05              $ 0.04
  Third Quarter......... $32 7/8  $27 1/2  $30 1/2  $25 5/8        $0.05              $ 0.04
  Fourth Quarter........ $33 3/4  $30 1/8  $30 1/2  $27 1/4        $0.05              $ 0.04
1997
  First Quarter (through
   March 28)............ $39 7/8  $32 3/4  $31 7/8  $30 1/8        $0.05              $ 0.04

  On December 16, 1996, the last full trading day preceding public announcement of the proposed Merger Transactions, the closing price per share of AFC Common Stock on the NYSE Composite Tape was $32 1/8 and the closing price per share of
APY Common Stock on the NYSE Composite Tape was $28 1/2. On    , 1997, the most
recent practicable date prior to the printing of this Information Statement/Prospectus, the closing price per share of AFC Common Stock on the
NYSE Composite Tape was $    and the closing price per share of APY Common
Stock on the NYSE Composite Tape was $   .

  Holders of APY Common Stock are urged to obtain current market quotations prior to making any decision with respect to their election of a form of merger consideration or the exercise of any appraisal rights.

  The payment of future dividends, if any, on AFC Common Stock will be a business decision to be made by the Board of Directors of AFC from time to time based upon the results of operations and financial condition of AFC and such other factors as the AFC Board of Directors considers relevant.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                       OF ALLMERICA FINANCIAL CORPORATION

  The following selected historical consolidated balance sheet data as of December 31, 1996, 1995, 1994 and 1993 and the statement of income data for each of the years ended December 31, 1996, 1995, 1994, 1993 and 1992 have been derived from the consolidated financial statements of AFC, which have been audited by AFC's independent accountants, whose reports thereon for the years ended December 31, 1996, 1995 and 1994 and as of December 31, 1996 and 1995 are incorporated by reference in this Information Statement/Prospectus. The balance sheet data as of December 31, 1992 is unaudited but, in the opinion of management, reflects all adjustments necessary for the fair presentation of the results for such period. All adjustments are of a normal, recurring nature, except as described in the accompanying notes. The following data should be read in conjunction with the consolidated financial statements of AFC and the notes thereto, which are incorporated by reference in this Information Statement/Prospectus. See "Incorporation by Reference" and "Available Information."

                                            AT OR FOR THE
                                       YEAR ENDED DECEMBER 31,
                          -----------------------------------------------------
                            1996       1995       1994       1993       1992
                          ---------  ---------  ---------  ---------  ---------
                            (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME
 DATA:
 Revenues
 Premiums...............  $ 2,236.3  $ 2,222.8  $ 2,181.8  $ 2,079.3  $ 2,172.4
 Universal life and
  investment product
  policy fees...........      197.2      172.4      156.8      143.7      132.9
 Net investment
  income................      672.6      710.5      743.1      782.8      823.7
 Net realized
  gains(1)..............       65.9       39.8        1.1      159.6        9.6
 Other income(2)(3).....      102.7       95.4      112.3       73.8       37.1
                          ---------  ---------  ---------  ---------  ---------
   Total revenues.......    3,274.7    3,240.9    3,195.1    3,239.2    3,175.7
                          ---------  ---------  ---------  ---------  ---------
 Benefits, Losses and
  Expenses
 Policy benefits,
  claims, losses and
  loss adjustment
  expenses..............    1,957.0    2,010.3    2,047.0    1,987.2    2,163.8
 Policy acquisition
  expenses..............      483.5      470.3      475.7      435.8      424.1
 Other operating
  expenses(3)(4)........      502.5      458.5      518.9      421.3      373.5
                          ---------  ---------  ---------  ---------  ---------
   Total benefits,
    losses and
    expenses............    2,943.0    2,939.1    3,041.6    2,844.3    2,961.4
                          ---------  ---------  ---------  ---------  ---------
 Income before federal
  income taxes..........      331.7      301.8      153.5      394.9      214.3
 Federal income tax
  expense...............       75.2       82.7       53.4       74.7       62.7
                          ---------  ---------  ---------  ---------  ---------
 Income before minority
  interest,
  extraordinary item
  and cumulative effect
  of accounting
  changes...............      256.5      219.1      100.1      320.2      151.6
 Minority interest(5)...      (74.6)     (73.1)     (51.0)    (122.8)     (54.4)
                          ---------  ---------  ---------  ---------  ---------
 Income before
  extraordinary item
  and cumulative effect
  of accounting
  changes...............      181.9      146.0       49.1      197.4       97.2
 Extraordinary item-
  demutualization
  expenses(6)...........        --       (12.1)      (9.2)      (4.6)       --
 Cumulative effect of
  accounting
  changes(7)............        --         --        (1.9)     (35.4)       --
                          ---------  ---------  ---------  ---------  ---------
 Net income.............  $   181.9  $   133.9  $    38.0  $   157.4  $    97.2
                          =========  =========  =========  =========  =========
 Net income per
  share(8)..............  $    3.63  $    2.61  $      --  $      --  $      --
                          =========  =========  =========  =========  =========
Adjusted Net Income(9)..  $   137.9  $   116.4  $    90.4  $   119.1  $   109.9
                          =========  =========  =========  =========  =========
BALANCE SHEET DATA (AT
 PERIOD END):
Total assets............  $18,997.7  $17,757.7  $15,921.5  $15,378.4  $14,083.1
Long-term debt..........      202.2      202.3        2.7        --         --
Total liabilities.......   16,489.0   15,425.0   14,299.4   13,711.7   12,764.1
Minority interest(5)....      784.0      758.5      629.7      615.8      422.4
Equity..................    1,724.7    1,574.2      992.4    1,050.9      896.6
ADDITIONAL DATA:
Book value per
 share(8)...............      34.40      31.40        --         --         --
Ratio of earnings to
 fixed charges(10)......       8.7x      13.4x      10.6x      33.4x      14.7x
Statutory combined
 ratios(11)
 Property and Casualty
  Insurance
  Subsidiaries..........      104.5      101.0      105.3      102.7      104.5
 Property and Casualty
  Industry..............      107.0      106.5      108.5      106.9      115.8
Cash dividends declared
 per share..............  $    0.20  $    0.05        --         --         --

--------
 (1) Net realized gains include provisions for investment losses of $5.5 million, $2.5 million, $19.5 million, $19.8 million and $22.8 million, in 1996, 1995, 1994, 1993 and 1992, respectively. These provisions were primarily related to reserves and writedowns of mortgage loan and real estate investments. Also included in this item in 1995 is a $20.7 million gain from the sale of the Company's mutual fund servicing business. In addition, in 1993, a gain of $35.7 million from the sale of the Company's wholly owned subsidiary, Beacon Insurance Company of America ("Beacon"), and a gain of $62.9 million from an initial public offering of 19.4% of Citizens' Common Stock, is included.
 (2) Other income primarily includes fee income from AFC's non-insurance businesses, such as mutual fund services, institutional 401(k) recordkeeping services and other fee income from AFC's insurance segments, such as administrative services fees in AFC's Corporate Risk Management Services ("CRMS") segment. Also included in other income for the years ended December 31, 1996 and 1995 is income from the Closed Block totaling $8.6 million and $2.9 million, respectively.
 (3) AFC sold its mutual fund servicing business during the first quarter of 1995, which represented $13.7 million, or 14.4%, of other income and $15.5 million in direct expenses during the year ended December 31, 1995 and $42.5 million, or 37.8%, of other income and $49.3 million in direct expenses during the year ended December 31, 1994.
 (4) Other operating expenses include all general and administrative expenses, as well as the operating expenses resulting from AFC's non-insurance businesses, such as mutual fund services, institutional 401(k) recordkeeping services and investment advisory services.
 (5) AFC's interest in APY, through its wholly owned subsidiary SMA Financial Corp., was represented by ownership of 59.5%, 58.3% and 57.4% of the outstanding shares of APY common stock at December 31, 1996, 1995 and 1994, respectively. APY had ownership interests of 82.5%, 81.1% and 80.6% in Citizens at December 31, 1996, 1995 and 1994, respectively. Earnings and stockholders' equity attributable to minority shareholders are included in minority interest in the consolidated financial statements.
 (6) Demutualization expenses relate to costs associated with conversion from a mutual life insurance company to a stock life insurance company. The demutualization resulted in the issuance of 37.5 million shares of AFC Common Stock. Concurrent with the demutualization was an initial public offering which resulted in issuance of an additional 12.6 million shares of AFC Common Stock. The demutualization and initial public offering occurred during the quarter ended December 31, 1995.
 (7) In 1993, AFC adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pension" ("SFAS No. 106"), which requires recognition of a liability for health and life insurance benefits expected to be provided to employees after retirement. Adoption of this statement resulted in a charge to net income of $35.4 million, after taxes of $23.5 million and minority interest of $10.2 million, as a cumulative effect of a change in accounting principle. In 1994, AFC adopted the provisions of SFAS No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS No. 112"), which requires employers to recognize the costs of postemployment benefits over the service period of the employees. Adoption of this statement resulted in a charge to net income of $1.9 million, after taxes of $1.5 million, and minority interest of $0.9 million, as a cumulative effect of a change in accounting principle.
 (8) Net income per share and book value per share for the year ended December 31, 1996 are based on a weighted average of the number of shares outstanding for the year ended December 31, 1996. The net income per share and book value per share for the year ended December 31, 1995 are unaudited and are pro forma based on a weighted average of the number of shares that would have been outstanding between January 1, 1995 and December 31, 1995 had the demutualization transaction and the initial public offering of AFC Common Stock occurred as of January 1, 1995, and does not represent a projection or forecast of AFC's consolidated results of operations for any future period.
 (9) Adjusted net income represents net income adjusted to eliminate certain items which management believes are not indicative of overall operating trends, including net realized gains and losses on the sales of investments, the cumulative effect of accounting changes, extraordinary items, gains on sales of interests in subsidiaries and the differential earnings tax adjustment.
(10) For purposes of determining the historical ratios of earnings to fixed charges, earnings consist of earnings before federal income taxes, minority interest, extraordinary item and cumulative effect of accounting changes plus fixed charges. Fixed charges consist of interest expense on AFC indebtedness plus the portion of operating lease rentals representative of the interest factor.
(11) The amounts presented reflect ratios after policyholder dividends. Industry combined ratios before policyholder dividends were 105.0, 107.1,
     105.7 and 114.6 for the years ended December 31, 1995, 1994, 1993 and 1992, respectively. Industry combined ratios before policyholder dividends are not yet published for 1996. Industry averages are from A.M. Best.

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF
                 ALLMERICA PROPERTY & CASUALTY COMPANIES, INC.

  The following selected historical consolidated balance sheet data as of December 31, 1996, 1995, 1994, 1993 and 1992 and the statement of income data for each of the years then ended have been derived from the consolidated financial statements of APY. APY's financial statements for the years ended December 31, 1996, 1995, 1994 and 1993 have been audited by APY's independent accountants, Price Waterhouse LLP, whose reports thereon for the years ended December 31, 1996, 1995 and 1994 and as of December 31, 1996 and 1995 are incorporated by reference in this Information Statement/Prospectus. APY's financial statements as of and for the year ended December 31, 1992 were audited by independent accountants other than Price Waterhouse LLP. All adjustments are of a normal, recurring nature, except as described in the accompanying notes. The following data should be read in conjunction with the consolidated financial statements of APY and the notes thereto, which are incorporated by reference in this Information Statement/Prospectus.

                                             AT OR FOR THE
                                        YEAR ENDED DECEMBER 31,
                           -----------------------------------------------------
                             1996       1995       1994       1993       1992
                           ---------  ---------  ---------  ---------  ---------
                            (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
 Revenues
 Premiums................  $ 1,898.3  $ 1,863.2  $ 1,791.3  $ 1,678.2  $ 1,678.1
 Net investment income...      235.4      209.6      202.4      202.2      210.6
 Net realized gains(1)...       48.1       14.6        3.5      165.9       28.7
 Other income(2).........       11.9        7.7        7.6        4.8        5.5
                           ---------  ---------  ---------  ---------  ---------
   Total revenues........    2,193.7    2,095.1    2,004.8    2,051.1    1,922.9
                           ---------  ---------  ---------  ---------  ---------
 Benefits, Losses and
  Expenses
 Policy benefits,
  claims, losses and
  loss adjustment
  expenses...............    1,383.4    1,300.3    1,315.5    1,207.6    1,252.1
 Policy acquisition
  expenses...............      422.6      409.1      390.3      370.1      370.1
 Other operating
  expenses(3)............      190.0      179.4      185.9      146.2      135.8
                           ---------  ---------  ---------  ---------  ---------
   Total benefits, losses
    and expenses.........    1,996.0    1,888.8    1,891.7    1,723.9    1,758.0
                           ---------  ---------  ---------  ---------  ---------
 Income before federal
  income taxes...........      197.7      206.3      113.1      327.2      164.9
 Federal income tax
  expense................       36.4       52.1        3.9       61.3       31.2
                           ---------  ---------  ---------  ---------  ---------
 Income before minority
  interest and
  cumulative effect of
  accounting changes.....      161.3      154.2      109.2      265.9      133.7
 Minority interest(4)....      (14.9)     (14.1)      (8.0)     (13.5)       --
                           ---------  ---------  ---------  ---------  ---------
 Income before
  cumulative effect of
  accounting changes.....      146.4      140.1      101.2      252.4      133.7
 Cumulative effect of
  accounting
  changes(5).............        --         --        (2.0)       4.0        --
                           ---------  ---------  ---------  ---------  ---------
 Net income..............  $   146.4  $   140.1  $    99.2  $   256.4  $   133.7
                           =========  =========  =========  =========  =========
 Net income per share
  before cumulative
  effect of accounting
  changes................  $    2.44  $    2.28  $    1.64  $    4.08  $    2.16
                           =========  =========  =========  =========  =========
 Net income per
  share(6)...............  $    2.44  $    2.28  $    1.61  $    4.15  $    2.16
                           =========  =========  =========  =========  =========
Adjusted Net Income(7)...  $   117.6  $   131.1  $    98.7  $   127.8  $   114.8
                           =========  =========  =========  =========  =========
BALANCE SHEET DATA (AT
 PERIOD END):
Total assets.............  $ 5,703.9  $ 5,741.8  $ 5,408.7  $ 5,198.1  $ 4,693.5
Long-term debt...........        --         --         --         --         --
Total liabilities........    3,963.3    4,103.6    4,073.1    3,890.4    3,725.0
Minority interest(4).....      132.1      128.9      105.9      104.7        --
Equity...................    1,608.5    1,509.3    1,229.7    1,203.0      968.6
ADDITIONAL DATA:
Book value per share(6)..      26.99      24.82      19.91      19.47      15.65
Ratio of earnings to
 fixed charges(8)........      30.1x      27.1x      14.5x      39.0x      17.2x
Statutory combined ratios
 (9)
Property and Casualty
 Insurance Subsidiaries..      104.5      101.0      105.3      102.7      104.5
Property and Casualty
 Industry................      107.0      106.5      108.5      106.9      115.8
Cash dividends declared
 per share...............  $    0.16  $    0.16  $    0.16  $    0.19  $    0.15

--------
(1) Net realized gains include the 1993 gain of $35.7 million from the sale of APY's wholly owned subsidiary, Beacon, and a gain of $62.9 million from an initial public offering of 19.4% of Citizens' Common Stock.
(2) Other income primarily includes fee income from APY's non-insurance businesses.
(3) Other operating expenses include all general and administrative expenses, as well as the operating expenses resulting from the Company's non-insurance businesses.
(4) APY had ownership interests of 82.5%, 81.1% and 80.6% in Citizens at December 31, 1996, 1995 and 1994, respectively. Earnings and stockholders' equity attributable to minority shareholders are included in minority interest in the consolidated financial statements.
(5) In 1993, APY adopted the provisions of SFAS No. 106, which require recognition of a liability for health and life insurance benefits expected to be provided to employees after retirement. Adoption of this statement resulted in a charge to net income of $22.0 million, after taxes of $11.3 million, recorded as a cumulative effect of a change in accounting principle. APY also adopted the provisions of SFAS No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), effective January 1, 1993. SFAS No. 109 changed APY's method of accounting for income taxes from the deferred method to an asset and liability method, resulting in additional net income of $23.7 million recorded as a cumulative effect of a change in accounting principle. Additionally, APY changed its method of calculating deferred policy acquisition expenses effective January 1, 1993. The cumulative effect of this change in accounting principle was to increase net income by $2.3 million, net of income taxes of $1.2 million. In 1994, APY adopted the provisions of SFAS No. 112, which requires employers to recognize the costs of postemployment benefits over the service period of the employees. Adoption of this statement resulted in a charge to net income of $2.0 million, after taxes of $1.1 million, as a cumulative effect of a change in accounting principle.
(6) In December 1993, APY's board of directors approved a three-for-one stock split of APY Common Stock, effected in the form of a stock dividend. A total of 41.3 million additional shares of APY Common Stock were issued in connection with this split. All share amounts have been restated to reflect the stock split on a retroactive basis. The weighted average shares outstanding applicable to APY Common Stock were 59.9 million, 61.4 million,
    61.8 million, 61.8 million and 61.9 million for the years ended December 31, 1996, 1995, 1994, 1993 and 1992, respectively.
(7) Adjusted net income represents net income adjusted to eliminate certain items which management believes are not indicative of overall operating trends, including net realized gains and losses on the sales of investments, the cumulative effect of accounting changes and gains on sales of interests in subsidiaries.
(8) For purposes of determining the historical ratios of earnings to fixed charges, earnings consist of earnings before federal income taxes, minority interest, extraordinary item and cumulative effect of accounting changes plus fixed charges. Fixed charges consist of interest expense on APY indebtedness plus the portion of operating lease rentals representative of the interest factor.
(9) The amounts presented reflect ratios after policyholder dividends. Industry combined ratios before policyholder dividends were 105.0, 107.1, 105.7 and 114.6, for the years ended December 31, 1995, 1994, 1993 and 1992, respectively. Industry combined ratios before policyholder dividends are not yet published for 1996. Industry averages are from A.M. Best.

              UNAUDITED PRO FORMA SELECTED CONDENSED CONSOLIDATED
                          FINANCIAL INFORMATION OF AFC

  The following unaudited pro forma selected condensed consolidated financial information for AFC gives effect to the Merger Transactions and the Offering (as defined herein), and is derived from the unaudited pro forma financial information appearing elsewhere in this Information Statement/Prospectus. The applicable transactions are reflected in the unaudited pro forma consolidated balance sheet as if they occurred on December 31, 1996 and in the unaudited pro forma consolidated statements of income as if they occurred on January 1, 1996. The Merger will be accounted for under the purchase method of accounting. The Recapitalization will be treated as a reorganization with no change in the recorded amount of AFC's assets and liabilities. See "Special Factors-- Accounting Treatment." The unaudited pro forma financial statements are prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that might have occurred had the applicable transactions actually taken place on the dates indicated, or of future results of operations or of financial position of the stand-alone or combined entities. The unaudited pro forma financial statements are based on the historical consolidated financial statements of AFC and APY and the unaudited selected pro forma financial information should be read in conjunction with (i) such historical financial statements and the notes thereto, which are incorporated by reference in this Information Statement/Prospectus, (ii) the unaudited pro forma financial information and unaudited comparative per share data, including the notes thereto, appearing elsewhere in this Information Statement/Prospectus and (iii) the selected historical financial information of AFC and APY appearing elsewhere in this Information Statement/Prospectus. See "Incorporation of Certain Documents by Reference," "Available Information," "Unaudited Pro Forma Financial Information" and "Selected Historical Financial Information."

                                                AT OR FOR THE YEAR
                                             ENDED DECEMBER 31, 1996
                                   --------------------------------------------
                                   (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
 Revenues
 Premiums.........................                  $ 2,236.3
 Universal life and investment
  product policy fees.............                      197.2
 Net investment income............                      655.6
 Net realized investment gains....                       65.9
 Other income.....................                      102.7
                                                    ---------
   Total revenues.................                    3,257.7
                                                    ---------
 Benefits, Losses and Expenses
 Policy benefits, claims, losses
  and loss adjustment expenses....                    1,957.4
 Policy acquisition expenses......                      483.5
 Other operating expenses.........                      507.9
                                                    ---------
   Total benefits, losses and
    expenses......................                    2,948.8
                                                    ---------
 Income before federal income
  taxes...........................                      308.9
 Federal income tax expense.......                       69.9
                                                    ---------
 Income before minority
  interest........................                      239.0
 Minority interest:
  Dividends on Company-obligated
   mandatorily redeemable
   preferred securities of
   subsidiary trust...............                      (16.0)
  Equity in earnings..............                      (14.9)
                                                    ---------
 Net income.......................                  $   208.1
                                                    =========
 Net income per share.............                  $    3.48
                                                    =========
BALANCE SHEET DATA (AT PERIOD
 END):
Total assets......................                  $18,970.7
Long-term debt....................                      202.2
Total liabilities.................                   16,445.3
Minority interest:
 Company-obligated mandatorily
  redeemable preferred securities
  of subsidiary trust.............                      300.0
 Common stock.....................                      132.1
Equity............................                    2,093.3

                                               AT OR FOR THE YEAR
                                            ENDED DECEMBER 31, 1996
                                  --------------------------------------------
                                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
ADDITIONAL DATA:
Book value per share.............                  $   35.00
Cash dividends declared per
 share(1)........................                       0.20

--------
(1) Pro forma cash dividends per share are assumed to be the same as historically declared by AFC. The payment of future dividends, if any, on AFC Common Stock will be a business decision to be made by the Board of Directors of AFC from time to time based upon the results of operations and financial condition of AFC and such other factors as the AFC Board of Directors considers relevant.

                      UNAUDITED COMPARATIVE PER SHARE DATA

  Set forth below are historical earnings per share, cash dividends per share and book value per share data of AFC and APY, unaudited pro forma consolidated per share data of AFC and pro forma equivalent per share data of APY. The data set forth below should be read in conjunction with the AFC and APY audited consolidated financial statements, including the notes thereto, which are incorporated by reference in this Information Statement/Prospectus. The data should also be read in conjunction with the unaudited pro forma condensed consolidated financial statements, including the notes thereto, included elsewhere in this Information Statement/Prospectus. See "Selected Historical Financial Information" and "Selected Pro Forma Consolidated Financial Information."

                                                    AFC               APY
                                             ----------------- -----------------
                                                YEAR ENDED        YEAR ENDED
                                                 OR AS OF          OR AS OF
                                             DECEMBER 31, 1996 DECEMBER 31, 1996
                                             ----------------- -----------------
Historical:
  Net income per share......................      $ 3.63            $ 2.44
  Cash dividends per share..................        0.20              0.16
  Book value per share......................       34.40             26.99
Pro Forma Consolidated:
  Net income per share......................      $ 3.48               N/A
  Cash dividends per share(1)...............        0.20               N/A
  Book value per share......................       35.00               N/A
APY Pro Forma Equivalents:(2)
  Net income per share......................         N/A            $ 1.39
  Cash dividends per share..................         N/A              0.08
  Book value per share......................         N/A             14.00

--------
(1) Pro forma cash dividends per share are assumed to be the same as historically declared by AFC. The payment of future dividends, if any, on AFC Common Stock will be a business decision to be made by the Board of Directors of AFC from time to time based upon the results of operations and financial condition of AFC and such other factors as the AFC Board of Directors considers relevant.
(2) The pro forma equivalents are calculated by multiplying the Standard Exchange Ratio by AFC's pro forma earnings per share, cash dividends per share and book value per share, which have been prepared using adjustments consistent with those included in the Unaudited Pro Forma Financial Information contained elsewhere in this Information Statement/Prospectus.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER TRANSACTIONS

  Preliminary Note. The following discussion of contacts among the parties to the Merger Transactions and their affiliates and advisors does not describe each and every of the many conversations and meetings among the parties concerning the Merger Transactions and related transactions or the various conversations they have had with their respective financial and legal advisors. It is intended to provide a description of material events in connection with the negotiation of the terms of the Merger Transactions.

  Background. AFC and its wholly-owned subsidiaries have held over 50% of the outstanding capital stock of APY or its predecessor since 1977. Until 1991, APY was operated independently from AFC and its wholly-owned subsidiaries. Since 1991, when certain directors of AFC were elected to the board of directors of APY, the management and operations of AFC and its subsidiaries and APY and its subsidiaries have been combined. In 1992, APY was formed to be a holding company for Hanover. In 1995, in connection with the demutualization of State Mutual Insurance Company of America ("State Mutual"), AFC was formed as a holding company for First Allmerica Financial Life Insurance Company ("FAFLIC"), the successor to State Mutual. FAFLIC had from time to time considered the possibility of a merger or consolidation with APY. In connection with the demutualization, in July 1993 FAFLIC invited APY to enter into discussions relating to such a possible merger and announced that a preliminary alternative being considered was the creation of a public holding company, having as its subsidiaries FAFLIC and the operating subsidiaries of APY, which would have been owned by the former minority stockholders of APY and the policyholders of FAFLIC. However, no specific transaction was proposed by FAFLIC or considered by the respective boards of directors of APY and FAFLIC at that time. In March 1994, FAFLIC's management decided to focus its efforts solely on developing a plan of demutualization, independent of any merger or consolidation with APY, in order to simplify the lengthy and complicated process of demutualization. In October 1995, the demutualization of FAFLIC was completed. Under FAFLIC's plan of demutualization, for one year after the consummation of the demutualization, AFC and FAFLIC were prohibited from entering into any merger, consolidation or other business combination with any entity, and from issuing any shares of capital stock or securities convertible into capital stock, without the prior approval of the Commissioner of the Division of Insurance for the Commonwealth of Massachusetts. In June 1996, management of AFC engaged Merrill Lynch to assist in analyzing, structuring, negotiating and effecting an acquisition transaction involving APY.

  In October 1996, management of AFC determined to consider a possible transaction with APY. AFC management decided to consider developing a proposal to acquire the shares of APY Common Stock held by the APY Public Stockholders at such time because the restrictions imposed by regulatory authorities in connection with FAFLIC's demutualization had lapsed and in order to obtain as soon as possible the benefits of such a transaction, including an increase in AFC's proportion of earnings from APY's property and casualty operations. AFC management did not make a proposal to APY immediately but instead continued to analyze possible alternatives to acquire the shares of the APY Public Stockholders and related pricing issues. AFC management considered a number of acquisition structures including the merger of a wholly-owned acquisition subsidiary of AFC into APY and the creation of a public holding company having AFC and APY as subsidiaries. AFC management also analyzed the effect, including the Federal tax consequences to the APY Public Stockholders, of using various forms of consideration, including all cash, all AFC Common Stock or a combination of cash and AFC Common Stock. On December 17, 1996 the AFC Board held a meeting at which AFC management presented to the AFC Board a proposal (the "Initial AFC Merger Proposal") to acquire all of the shares of APY Common Stock and to merge a wholly-owned subsidiary of AFC into APY. The Initial AFC Merger Proposal was delivered to the APY Board at the meeting of the APY Board which followed the meeting of the AFC Board. Under the Initial AFC Merger Proposal, each outstanding share of APY Common Stock held by the APY Public Stockholders would be converted into the right to receive $16.59 in cash without interest and 0.385 of a share of AFC Common Stock. In lieu of the combined cash and stock consideration, a stockholder would be permitted to elect to receive consideration all in cash or all in stock, subject to proration. The Initial

AFC Merger Proposal also proposed amending the APY Charter in order to effect a Recapitalization pursuant to which immediately prior to the proposed Merger each share of APY Common Stock held by AFC or SMA would be converted into one share of APY Class B Common Stock, which shares would remain outstanding following the Merger.

  At the December 17th meeting, the APY Board (i) appointed James A. Cotter, Jr., M Howard Jacobson and Dona Scott Laskey, who were the only APY directors that were neither present or former directors, officers or employees of AFC, as members of a Special Committee to review, evaluate, negotiate and make a recommendation with respect to the proposed transactions, (ii) authorized the Special Committee to hire its own legal and financial advisors to assist it in considering the proposed Merger Transactions and (iii) authorized the Special Committee to determine whether the terms of a proposed merger with AFC were fair to, and in the best interests of, the APY Public Stockholders. For their services as members of the Special Committee, Mr. Jacobson and Ms. Laskey each will receive a quarterly fee of $10,000 plus out-of-pocket expenses, and Mr. Cotter, who was appointed Chairman of the Special Committee, will receive a quarterly fee of $16,000 plus out-of-pocket expenses.

  Negotiations Between AFC and the Special Committee. On December 26, 1996 the Special Committee interviewed investment banking firms and law firms and retained Salomon Brothers as its financial advisor and LeBoeuf, Lamb, Greene & MacRae, L.L.P. as its legal counsel.

  The Special Committee requested that Salomon Brothers review the terms of the Initial AFC Merger Proposal and assist the Special Committee in evaluating the Initial AFC Merger Proposal, negotiating the terms of a merger with AFC and determining whether the terms of a merger with AFC were fair to, and in the best interests of, the APY Public Stockholders.

  On behalf of the Special Committee, Salomon Brothers undertook a review of the business and financial condition of APY, AFC and their subsidiaries. In connection with this review, Salomon Brothers, among other things, (i) reviewed historical financial information and 1997 projected financial information for AFC, APY and their subsidiaries, (ii) conducted extensive interviews with members of management of AFC, APY and their subsidiaries,
(iii) analyzed historical trading prices for AFC, APY and Citizens and (iv) reviewed financial and market data for comparable companies and comparable acquisition transactions, including acquisitions by controlling stockholders of minority interests. The methodology Salomon Brothers used and the various details of their analyses are summarized below under the caption "Special Factors--Fairness Opinions--Opinion of APY's Financial Advisor."

  From December 27, 1996 through February 19, 1997, the Special Committee met eleven times with its financial and legal advisors both in person and by telephone to discuss the proposed merger, including the Initial AFC Merger Proposal, potential responses and negotiating strategies and the legal standards and duties applicable to the Special Committee under Delaware law, as well as other financial and legal matters relating to the Merger Transactions.

  At a meeting of the Special Committee on January 18, 1997, Salomon Brothers discussed with the Special Committee its preliminary findings on the valuation of APY, its analysis of the Initial AFC Merger Proposal, its consideration of selected comparable companies and acquisition transactions, and its ongoing due diligence review of APY, AFC and their subsidiaries. The Special Committee also discussed with its advisors AFC's proposed timing and financing of the Merger Transactions and trading values of APY and AFC Common Stock following announcement of the Initial AFC Merger Proposal. In addition, the Special Committee discussed with its advisors a variety of issues and alternatives to the Initial AFC Merger Proposal, including rejection of any business combination between APY and AFC, the feasibility of seeking an unaffiliated purchaser of APY given AFC's significant ownership position, whether AFC would sell its approximately 59.5% ownership interest in APY, the feasibility of seeking an all stock merger, conditioning the merger on the approval of a majority of the APY Public Stockholders, and negotiating with AFC to increase the price and improve the terms offered by AFC. As a result of the Special Committee's deliberations and discussions with its advisors, the Special Committee determined that the value and terms of the Initial AFC Merger Proposal were not acceptable and determined to attempt to negotiate terms for a possible transaction that would be more favorable to the APY Public Stockholders.

  On January 22, 1997, the Special Committee's legal and financial advisors met with AFC's representatives and advisors and conveyed the Special Committee's determination that the Initial AFC Merger Proposal was inadequate. At the Special Committee's request, Salomon Brothers also inquired as to whether AFC would be willing to sell its 59.5% ownership interest in APY to a third party. AFC indicated that it would not consider such a sale. AFC and its advisors requested that Salomon Brothers convey their view of the value of APY in order to establish whether there would be a basis upon which to reach agreement on a mutually acceptable price.

  On January 23, 1997, the Special Committee met to discuss whether and how to respond to AFC and to review the draft Merger Agreement proposed by AFC and related issues. The Special Committee discussed with its advisors various alternative responses and a range of valuations of APY. As a result of these discussions, and at the request of the Special Committee, on January 24, 1997, Salomon Brothers communicated to AFC and Merrill Lynch that the Special Committee would consider accepting an offer pursuant to which each share of APY Common Stock would be exchanged for .415 of a share of AFC Common Stock and $19.45 in cash.

  After discussions with Merrill Lynch, including consideration of the impact of the increase in the trading prices of both AFC and APY since the announcement of the Initial AFC Merger Proposal, AFC management instructed Merrill Lynch to advise Salomon Brothers that AFC believed that merger consideration in which each share of APY Common Stock held by the APY Public Stockholders would be exchanged for 0.4 of a share of AFC Common Stock and $16.30 in cash would be more appropriate.

  On January 24, 1997, at a Special Meeting, the AFC Board approved the issuance of certain capital securities issued by a subsidiary trust of AFC to finance a portion of the merger consideration. At the meeting, AFC management and Merrill Lynch summarized for the AFC Board the status of its negotiations with the Special Committee. See "The Merger Transactions--Financing the Merger; Fees and Expenses."

  The Special Committee met several times between January 25th and 28th to discuss the negotiations, including AFC's response and additional information relating to the valuation of APY. The Special Committee and its advisors reviewed a number of factors relating to the valuation of APY, including the effect of recapitalizing APY, APY's 1997 projected pro forma earnings per share, the proposed financing for the Merger Transactions, and the fourth quarter and year-end results of operations for APY and AFC. The Special Committee also discussed Salomon Brothers' assessment of various alternative proposals that AFC might submit.

  After considering the advice of Salomon Brothers, the Special Committee concluded that merger consideration of 0.4 of a share of AFC Common Stock and $16.30 in cash was not acceptable. The Special Committee and its advisors then reviewed a range of options such as communicating only that AFC's proposed valuation of APY was not acceptable, rejecting any business combination at this time or proposing an increase in the cash portion of the merger consideration. On January 29, 1997 Salomon Brothers met with Merrill Lynch and indicated that the Special Committee did not consider the revised proposal of AFC to be acceptable. Salomon Brothers also indicated that the Special Committee had authorized a proposal pursuant to which each share of APY Common Stock held by the APY Public Stockholders would be exchanged for .415 of a share of AFC Common Stock and $19.50 in cash.

  AFC then met with its advisors and considered several alternatives, including terminating merger discussions and increasing the cash portion of the merger consideration. In determining how best to proceed, AFC considered the impact of the Merger Transactions on AFC's earnings and the effect on the valuation of APY of various alternative capital structures of APY. On February 4, 1997, representatives of AFC and Merrill Lynch spoke by telephone with Salomon Brothers and proposed that each share of APY Common Stock held by the APY Public Stockholders be exchanged for 0.3 of a share of AFC Common Stock and $21.04 in cash.

  On February 5th and 6th, the Special Committee met to consider AFC's latest proposal and discuss the terms of the draft Merger Agreement. The Special Committee also discussed with its advisors the possibility of including warrants as a component of the merger consideration. Following these discussions, on February 6, 1997 representatives of Salomon Brothers met with Merrill Lynch to convey the Special Committee's proposal that each share of APY Common Stock be exchanged for .25 of a share of AFC Common Stock, plus $22.83 in cash and a warrant to purchase 0.17 of a share of AFC Common Stock and that consummation of the merger be conditioned on the approval of the merger by a majority of the APY Public Stockholders.

  After discussion with AFC, Merrill Lynch, upon instruction from AFC, responded to Salomon Brothers that AFC management had rejected the Special Committee's proposal because the valuation of APY reflected by the proposal was in excess of what AFC believed was an appropriate valuation for APY. AFC management also indicated that AFC would not consider a transaction conditioned on approval by a majority of the APY Public Stockholders because such approval was not required under applicable law and that the interests of the APY Public Stockholders were being represented by the Special Committee.

  On February 7, 1997, after the Special Committee met with its advisors, Mr. Cotter and representatives of Salomon Brothers telephoned Messrs. O'Brien and Parry of AFC and representatives of Merrill Lynch to communicate the Special Committee's latest proposal pursuant to which each share of APY Common Stock would be exchanged for 0.4 of a share of AFC Common Stock plus $18.60 in cash, with an asymmetrical collar on the price which would, between signing and closing of the merger, protect APY Public Stockholders against a decline in the price of AFC Common Stock of greater than 7.5% and allow APY Public Stockholders to participate in any increase in AFC's stock price. During this conversation Salomon Brothers recounted the Special Committee's good faith deliberations and negotiations to date and the Special Committee's desire to negotiate a transaction that was fair to the APY Public Stockholders. Later that day, after discussions among AFC and its advisors, representatives of Merrill Lynch, upon instruction from AFC management, spoke by telephone with Mr. Cotter and representatives of Salomon Brothers and suggested 0.4 of a share of AFC Common Stock and $17.47 cash as per share merger consideration, with a 10% asymmetrical collar on the AFC Common Stock price which would, between signing and closing of the merger, protect APY Public Stockholders against a decline in AFC's stock price of greater than 10% and allow APY Public Stockholders to participate in any appreciation in AFC's stock price.

  On February 8, 1997, the Special Committee met with its advisors to discuss AFC's latest offer. The Special Committee considered alternative responses to AFC's offer, various conditions to signing a merger agreement with AFC and the pending litigation. On the following day, Salomon Brothers conveyed the Special Committee's proposal that the merger consideration consist of 0.4 of a share of AFC Common Stock and $17.47 in cash, with a similar asymmetrical collar of 6.5% instead of 10%.

  After reviewing the proposal and considering the effect of the asymmetrical collar, AFC management rejected the Special Committee's proposal. However, AFC management indicated that it would, provided the parties could finalize the terms of the Merger Agreement, consider a transaction consisting of the same terms as the Special Committee's most recent proposal, but with a symmetrical 6.5% collar which would allow APY Public Stockholders to participate in up to 6.5% appreciation in AFC's stock price, while protecting the APY Public Stockholders against a decline in AFC's stock price of more than 6.5%.

  The parties spent the next several days analyzing the most recent proposal and negotiating the final terms and conditions of the Merger Agreement. As a result of continued negotiations among AFC, the Special Committee, Merrill Lynch and Salomon Brothers, the amount of the Standard Consideration for each share of APY Common Stock exchanged in the Merger was increased to $17.60 in cash and 0.4 of a share of AFC Common Stock. In addition, APY Public Stockholders could elect, subject to proration, to receive the merger consideration all in stock and receive 0.85714 of a share of AFC Common Stock or all in cash at $33.00. Additionally, the Merger Agreement provided that if AFC's 10-day average closing stock price on the date that ends five trading days prior to the consummation of the merger is below $36.00 per share or above $41.00 per share, the Merger Consideration would be adjusted. See "The Merger Transactions--The Merger Agreement--APY Merger Consideration."

  Counsel for AFC also met by telephone with attorneys for the plaintiffs in the Delaware Actions (as defined below) to determine whether there was the basis for a settlement. On February 19, 1997, the parties to the lawsuits executed a Memorandum of Understanding (the "MOU") memorializing an agreement-in-principle to settle the lawsuits. Under the terms of the MOU, the parties to the lawsuits have agreed to use their best efforts to execute and present to the Delaware Chancery Court on or before April 30, 1997, a formal Stipulation of Settlement. See "Special Factors--Certain Litigation."

PURPOSE OF AND REASONS FOR THE MERGER TRANSACTIONS

  AFC is pursuing the Merger Transactions in order to increase the proportion of its earnings from APY's property and casualty operations, which are a key element of AFC's future operations and strategy. Additionally, AFC believes that the Merger Transactions will result in a more stable surplus position for FAFLIC, since the APY Common Stock and therefore FAFLIC's surplus, would no longer be linked to a fluctuating market price. Further, the Merger Transactions would create a simplified corporate structure for AFC, allowing it greater efficiency and flexibility in its utilization of capital. Lastly, the Merger Transactions would provide AFC with certain administrative cost savings, primarily resulting from the elimination of certain APY shareholder-related expenses and the elimination of taxes on APY dividends to its direct shareholder, SMA Financial Corp.

  Before deciding to proceed with the Merger Transactions by means of the Merger and the Recapitalization, the AFC Board considered different structures and alternatives to accomplishing its goal of holding, directly or indirectly, all of the outstanding stock of APY. The AFC Board reviewed the different types of consideration that could be offered to APY stockholders, including all cash, all capital stock and various combinations of the components of cash and capital stock offered. AFC determined, however, that the Merger Consideration, which provides holders of APY Common Stock with the right to make an election between different forms of consideration, subject to certain limitations, provides it and the APY stockholders with the greatest flexibility and benefit while considering the interests of the AFC stockholders.

DETERMINATION OF THE SPECIAL COMMITTEE; APPROVAL OF THE APY BOARD OF DIRECTORS

  On February 19, 1997, the Special Committee met with Salomon Brothers and LeBoeuf, Lamb, Greene & MacRae to discuss the terms and conditions of the Merger. At this meeting Salomon Brothers made a presentation to the Special Committee of the terms of the proposed Merger and delivered its written opinion to the Special Committee that, as of such date, the consideration to be received by the APY Public Stockholders in the Merger is fair to such holders from a financial point of view. After discussions among the members of the Special Committee and its advisors, the Special Committee determined that the terms of the Merger and the Merger Agreement were fair to, and in the best interests of, the APY Public Stockholders and that it would recommend that the APY Board approve the Merger and the Merger Agreement. Based on the recommendation of the Special Committee, the APY Board determined that the Merger Transactions are fair, to the APY Public Stockholders, and in the best interests of APY and the APY Public Stockholders and approved the Charter Amendment and the Merger Transactions. In so finding, the APY Board relied on the recommendation and report of the Special Committee.

REASONS FOR THE SPECIAL COMMITTEE'S RECOMMENDATION

  The Merger Consideration per share of APY Common Stock to be received by APY Public Stockholders under the terms of the Merger is the result of negotiations between the Special Committee and AFC. The Special Committee based its decision to recommend that the APY Board approve the Merger and the Merger Agreement on a number of factors, including the following:

  1. The assistance, advice and opinion of Salomon Brothers, including Salomon Brothers' financial analysis and review of financial matters relating to APY and AFC, and its written opinion that, as of the date of such opinion, the Merger Consideration to be received in the Merger by APY Public Stockholders was fair to such holders from a financial point of view.

  2. Information concerning the business, assets, financial condition, operating results and prospects of AFC and APY, the risks involved in achieving those prospects and the general condition, outlook and trends of the property and casualty industry, including the trend towards consolidation in the insurance industry. The Special Committee members reviewed these matters with representatives of Salomon Brothers who had conducted a due diligence review of APY, AFC and their affiliates.

  3. The current book values per share of AFC and APY and current and historical market prices of AFC Common Stock and APY Common Stock.

  4. The relative market value of the shares of APY Common Stock and AFC Common Stock historically and on the date of the Special Committee's action.

  5. The opportunity for APY Public Stockholders to receive a premium for their shares over recent and current market prices for APY Common Stock.

  6. The proposed terms and structure of the Merger and the terms and conditions of the Merger Agreement, including the Standard Exchange Ratio, the amount and mix of stock and cash, the right of APY Public Stockholders to elect the Standard Consideration, the Cash Consideration or the Stock Consideration, subject to proration, the nature of AFC's and APY's representations, warranties, covenants and agreements in the Merger Agreement and the ability of the Special Committee to terminate the Merger Agreement under certain circumstances.

  7. The nature and extent of the arms' length negotiations relating to the Merger. The terms of the Merger were negotiated by members of the Special Committee and representatives of AFC with the assistance of each of their respective legal and financial advisors. These negotiations resulted in an increase in value to be received by the APY Public Stockholders in the Merger compared to the value offered in the Initial AFC Merger Proposal. The Special Committee was of the view that, based on the discussions and negotiations with representatives of AFC, the terms of the Merger reflected the highest value that AFC was willing to pay as consideration.

  8. The lack of any third party bidders for all or a portion of APY since the announcement of the Initial AFC Merger Proposal. The fact that AFC controls APY and had stated that it was not willing to sell its APY Common Stock.

  9. The Special Committee did not believe that there were any alternatives to the merger with AFC that were as promising for the APY Public Stockholders. Based on discussions with its advisors and on other factors, the Special Committee concluded that it was unlikely that an unsolicited bid would result in an offer to acquire APY or the shares held by the APY Public Stockholders at a higher price or on better terms than pursuant to the Merger and that pursuit of such bids would likely delay or possibly jeopardize a transaction with AFC.

  10. The prospects of settling the Delaware Actions (as defined below) relating to the Merger and entering into a settlement agreement.

  11. The opportunity, by virtue of the Merger, for APY Public Stockholders to continue as stockholders in AFC following the Merger.

  12. The Special Committee did not consider liquidation value as the holders of APY Common Stock, without the approval of AFC and its wholly-owned subsidiaries, do not have the power to liquidate APY.

  In view of the variety and nature of the factors considered by the Special Committee, the Special Committee did not attempt to assign relative weights to the specific factors considered in reaching its determination.

  No vote of the APY Public Stockholders is required to approve the Merger. The terms of the Merger and Merger Agreement were negotiated in good faith at arms' length and were unanimously approved by the Special Committee.

APPROVAL OF THE AFC BOARD OF DIRECTORS

  The AFC Board believes that the terms of the Merger Agreement and the transactions contemplated thereby are in the best interests of AFC and the APY Public Stockholders. AFC retained Merrill Lynch as financial advisor to assist in analyzing, structuring, negotiating and effecting an acquisition transaction involving APY and, if requested by AFC, rendering an opinion as to whether the consideration to be paid in such an acquisition transaction was fair to AFC from a financial point of view. On February 19, 1997, the AFC Board met with Merrill Lynch and AFC's legal counsel, Ropes & Gray, to discuss the terms and conditions of the Merger Transactions. At this meeting Merrill Lynch delivered its oral opinion, which was subsequently confirmed in writing, to the AFC Board that the Merger Consideration was fair from a financial point of view to AFC and made a presentation to the AFC Board of the financial analyses performed by Merrill Lynch in connection with the preparation of such opinion. After discussions among the members of the AFC Board and its advisors, the AFC Board concluded that the Merger Transactions were fair to AFC and approved the Merger Transactions. The AFC Board's approval is based upon the opinion of Merrill Lynch and the fact that the Merger Consideration was agreed upon as a result of arm's length negotiations with the independent Special Committee who was represented by its own financial and legal advisors.

  The AFC Board also concluded that the consideration to be received by the APY Public Stockholders is fair, based on the determinations of and negotiations conducted by the Special Committee. See Special Factors-- "Determination of the Special Committee; Approval by the APY Board of Directors."

FAIRNESS OPINIONS

 Opinion of APY's Financial Advisor

  APY retained Salomon Brothers pursuant to a letter agreement dated January 3, 1997 (the "Engagement Letter") to act as financial advisor to the Special Committee in connection with its review of the proposed acquisition by AFC of the shares of APY Common Stock it did not already own and to render an opinion relating to the fairness, from a financial point of view, to the APY Public Stockholders of the consideration to be received by such holders in such proposed acquisition. Pursuant to the Engagement Letter, Salomon Brothers rendered an opinion to the Special Committee on February 19, 1997 to the effect that, based upon and subject to the considerations set forth in such opinion, as of such date, the consideration to be received by the APY Public Stockholders in the Merger was fair to such holders from a financial point of view. No limitations were imposed by the Special Committee or the APY Board on the investigations made or procedures followed by Salomon Brothers.

  THE FULL TEXT OF SALOMON BROTHERS' FAIRNESS OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS INCLUDED AS APPENDIX C TO THIS INFORMATION STATEMENT/PROSPECTUS. THE SUMMARY OF SALOMON BROTHERS' OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION INCLUDED AS APPENDIX C. HOLDERS OF APY COMMON STOCK ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

  In connection with rendering its opinion, Salomon Brothers reviewed and analyzed material bearing upon the financial and operating conditions and prospects of APY and AFC including, among other things, the following: (i) the
Schedule 13D filed by AFC with respect to its ownership of APY Common Stock, as amended through the date of the opinion; (ii) the Merger Agreement; (iii) certain publicly available information concerning APY and AFC, including the Annual Reports on Form 10-K for each of APY and AFC for the years ended December 31, 1995 and December 31, 1994 and the Quarterly Reports on Form 10-Q for each of APY and AFC for the quarters ended March 31, June 30 and September 30, 1996; (iv) the statistical supplements containing certain financial information for the year and the quarter ended December 31, 1996 for each of APY and AFC; (v) certain internal information of APY and AFC, primarily financial in nature, including projections for the fiscal year ending December 31, 1997 for APY and AFC prepared by AFC's and APY's managements (the "1997 Projections") and analyses prepared by or on behalf of APY's and AFC's managements, concerning the business, assets, liabilities, operations and prospects of APY and AFC furnished to Salomon Brothers by APY and AFC for purposes of its analysis; (vi) statutory financial information of APY's and AFC's insurance subsidiaries for the years ended December 31, 1995 and December 31, 1994 and for the nine-month period ended September 30, 1996;
(vii) certain publicly available information concerning the trading of, and the trading market for, APY Common Stock and AFC Common Stock; (viii) certain publicly available information with respect to certain publicly traded companies that Salomon Brothers believed to be comparable to APY and AFC and the trading markets for certain of such other companies' securities; and (ix) certain publicly available information concerning the nature and terms of certain other acquisition transactions and certain transactions involving the acquisition of minority interests by controlling stockholders that Salomon Brothers considered relevant to its inquiry. Salomon Brothers also met with certain officers and employees of APY and AFC to discuss matters Salomon Brothers believed relevant to its inquiry including the past and current business operations, financial condition and prospects of APY and AFC. Salomon Brothers also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that it deemed relevant.

  In its review and analysis and in arriving at its opinion, Salomon Brothers assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available and neither attempted independently to verify nor assumed any responsibility for verifying any of such information. With respect to financial projections and forecasts, Salomon Brothers assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of APY and AFC as to the future financial performance of APY and AFC. Salomon Brothers expressed no view with respect to such projections or forecasts or the assumptions on which they were based. Salomon Brothers did not make or assume any responsibility for making any independent evaluations or appraisals of any of APY's or AFC's assets, properties or facilities nor did Salomon Brothers rely on any evaluations or appraisals of APY's or AFC's assets, properties or facilities.

  In conducting its analysis and arriving at its opinion, Salomon Brothers considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of APY and AFC; (ii) the business prospects of APY and AFC; (iii) the historical and current market for APY Common Stock and AFC Common Stock and for the equity securities of certain other companies that Salomon Brothers believes to be comparable to APY and AFC; and (iv) the nature and terms of certain other acquisition transactions and acquisitions of minority interests by controlling stockholders that Salomon Brothers believes to be relevant. Salomon Brothers took into consideration the current ownership by AFC of approximately 60% of the outstanding APY Common Stock and the fact that AFC had stated that it did not intend to sell such stock. As a result of AFC's position, Salomon Brothers was not requested to solicit third parties with respect to possible interest in acquiring APY or any of its businesses, and did not attempt to do so. Salomon Brothers also took into account its assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuation generally. Salomon Brothers' opinion necessarily was based on conditions as they existed and could be evaluated on the date thereof and Salomon Brothers assumed no responsibility to update or revise its opinion based upon circumstances or events occurring after such date. Salomon Brothers' opinion did not constitute an opinion or imply any conclusion as to the likely trading range for AFC Common Stock following consummation of the Merger. Salomon Brothers' opinion was for the sole benefit of the Special Committee in its consideration of the Merger and was, in any event, limited to the fairness, from a financial point of view, of the consideration to be received by the APY Public Stockholders in the Merger and did not address APY's underlying business decision to effect the Merger or constitute a recommendation of the Merger to any holder of APY Common Stock or as to what election any such holder should make with respect to the conversion of such holder's shares of APY Common Stock.

  Salomon Brothers has advised the Special Committee that, based on an express disclaimer in the Engagement Letter, Salomon Brothers does not believe that any person (including a stockholder of APY), other than APY or the APY Board (including the Special Committee), has a legal right to rely upon its fairness opinion to support any claims against Salomon Brothers arising under applicable state law and that, should any such claims be brought against Salomon Brothers by any such person, this assertion will be raised as a defense. In the absence of applicable state law authority, the availability of such a defense will be resolved by a court of competent jurisdiction. Resolution of the question of the availability of such a defense, however, will have no effect on the rights and responsibilities of the APY Board, or the Special Committee, under applicable state law. Nor would the availability of such a state law defense to Salomon Brothers have any effect on the rights and responsibilities of either Salomon Brothers or the APY Board (including the Special Committee) under the federal securities laws.

  In connection with its opinion, Salomon Brothers made a presentation to the Special Committee on February 19, 1997, with respect to certain analyses performed by Salomon Brothers in evaluating the consideration to be received in the Merger by the APY Public Stockholders and other considerations. The following is a summary of such Salomon Brothers presentation. The following quantitative information, to the extent it is based on market data, is based on market data as it existed at February 18, 1997 and is not necessarily indicative of current market conditions.

  Overview of APY and Historical Trading Analysis. Salomon Brothers reviewed certain aspects of the financial performance of APY, including, among other things, net premiums earned, revenues, total expenses, net operating earnings, net income, revenue growth, operating income growth, net income growth, statutory ratios and statutory underwriting loss for fiscal years 1992 through 1996 and 1997 management estimates. Salomon Brothers also reviewed net premiums written, assets, total assets, reserve for losses and loss adjustment expenses, unearned premium, total shareholders' equity, book value per share and book value per share excluding the effect of SFAS 115 for fiscal years 1992 through 1996. Salomon Brothers also reviewed certain of such GAAP financial information and statutory ratios on a segment basis for APY's Citizens and Hanover business segments for 1996 and estimated 1997. In addition, Salomon Brothers reviewed with the Special Committee certain information concerning the trading prices of APY Common Stock from January 1, 1996 through February 17, 1997. Salomon Brothers noted that APY Common Stock had outperformed an index of selected peer companies, but had underperformed by comparison to AFC Common Stock and the S&P 500 Composite Average over such period.

  Overview of AFC and Historical Trading Analysis. Salomon Brothers also reviewed certain aspects of the financial performance of AFC, including, among other things, revenues, net operating income, net income, revenue growth and net operating income growth for fiscal years 1992 through 1996 and 1997 management estimates. In addition, Salomon Brothers reviewed total investments, separate account assets, total assets, total shareholders' equity, book value per share and book value per share excluding the effect of SFAS 115 for fiscal years 1992 through 1996. Salomon Brothers also reviewed with the Special Committee certain information concerning the trading prices of AFC Common Stock from October 11, 1995 (the date that AFC Common Stock began trading, through February 17, 1997. Salomon Brothers noted that the trading price of AFC Common Stock generally had outperformed an index of selected peer companies and the S&P 500 Composite Average over such period.

  Comparable Company Analysis. Salomon Brothers reviewed certain publicly available financial, operating and stock market information for APY and fifteen other publicly-traded property and casualty insurance companies (Allied Group Inc., American States Financial Corp., Chubb, Cincinnati Financial, Citizens (82.5% owned by APY), Commerce Group Inc., Harleysville Group, Horace Mann Educators Corp., Ohio Casualty Corp., SAFECO Corp., Selective Insurance Group Inc., The St. Paul Companies, State Auto Financial Corp., USF&G and W.R. Berkley Corp. (excluding APY, each of which is a "Comparable Company" and collectively referred to as "Comparable Companies")). Salomon Brothers considered the Comparable Companies to be reasonably similar to APY, but none of these companies is identical to APY. Accordingly, the analysis described below is not purely mathematical. Rather it involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of APY and the Comparable Companies and other factors that could affect public trading value.

  For APY and each of the Comparable Companies, Salomon Brothers reviewed, among other things, its 1996 operating earnings per share ("EPS"), 1997 estimated operating EPS, book value (as of December 31, 1996), book value excluding the effect of SFAS 115, dividend yield, 1997 implied return on equity (based on 1997 estimated operating EPS and book value) and the ratio of enterprise value (equity market capitalization plus total debt, preferred stock and minority interests) to statutory surplus. (Estimated 1997 EPS was based upon Institutional Brokers Estimate Systems reports.) In order to arrive at an implied valuation for APY, Salomon Brothers calculated, for APY and each of the Comparable Companies, multiples of price (market price as of February 18, 1997) to 1996 EPS, estimated 1997 EPS, book value and book value excluding the effect of SFAS 115. An analysis of the multiples of price to 1996 EPS yielded multiples ranging from 10.4x to 20.5x, with a median of 14.1x, for the Comparable Companies. An analysis of the multiples of price to estimated 1997 EPS yielded multiples ranging from 8.9x to 16.4x, with a median of 11.9x, for the Comparable Companies. An analysis of the multiples of price to book value yielded multiples ranging from 1.16x to 2.09x, with a median of 1.36x, for the Comparable Companies. An analysis of the multiples of price to book value excluding the effect of SFAS 115 yielded multiples ranging from 1.26x to 2.14x, with a median of 1.64x, for the Comparable Companies. Salomon Brothers noted that these multiples could be compared with the multiples of 16.8x, 14.3x, 1.22x and 1.33x that the Merger Consideration represented to APY's 1996 operating EPS, estimated 1997 operating EPS, book value and book value excluding the effect of SFAS 115, respectively.

  Using each of the ranges of multiples for the Comparable Companies, Salomon Brothers derived a valuation range for the implied value per share of APY Common Stock as follows: $20.37 to $40.10, with a median of $27.64, based on 1996 EPS of $1.96; $20.50 to $37.76, with a median of $27.34, based on estimated 1997 EPS of $2.30 ($19.07 to $35.13, with a median of $25.44, using management's estimate of 1997 EPS of $2.14); $31.38 to $56.37, with a median of $36.69, based on book value per share of $26.99; and $31.42 to $53.28, with a median of $40.76, based on book value per share excluding the effect of SFAS 115 of $24.86.

  Recapitalization Analysis. Salomon Brothers also performed an analysis of the value of APY assuming a hypothetical recapitalization of APY involving the distribution by APY of excess capital of $200 million in the form of a special dividend to its stockholders followed by adding financial leverage so that the pro forma debt/capitalization ratio would be 20%, which is approximately the median rate for the Comparable Companies (with the proceeds of the additional debt being distributed to APY stockholders as part of the special dividend). Salomon Brothers performed a series of calculations, including the calculation of pro forma book value per share of $19.30 and pro forma estimated 1997 EPS of $1.74. Applying the ranges of multiples for the Comparable Companies described above of price to book value and estimated 1997 EPS to these pro forma estimates, and adding the total special dividend assumed to be distributed to stockholders of $7.67 per share of APY Common Stock, Salomon Brothers derived valuation ranges for the implied value per share of APY Common Stock of, and $23.22 to $36.31, with a median of $28.41, and $30.11 to $47.97, with a median of $33.90, for estimated 1997 EPS and pro forma book value, respectively.

  Discounted Cash Flow Analysis. Salomon Brothers performed a discounted cash flow analysis pursuant to which the value of APY was estimated by adding (i) the estimated net present value of APY's future free cash flows from its Hanover and Citizens businesses, assuming the maximum statutorily allowable dividend stream from its Hanover business and a dividend stream of $7.1 million annually from its Citizens business (holding constant management's projected dividend for 1997), plus (ii) the estimated net present value of the terminal value of APY, based upon certain operating and financial assumptions, the 1997 Projections and other information provided to Salomon Brothers by the management of APY. Salomon Brothers based its dividend stream estimates upon projected statutory results for the Hanover and Citizens businesses for the five year period ended December 31, 2001. For purposes of such analysis, Salomon Brothers utilized discount rates of 11% and 13%, and terminal values based on multiples of 11x, 12x, 13x, 14x and 15x projected statutory earnings for the year 2002. The discounted cash flow analysis was based on the 1997 Projections. Salomon Brothers performed the discounted cash analysis by creating a "base case" scenario and an "upside" scenario. In the upside scenario, Salomon Brothers assumed an annual reduction in Hanover's expense ratio and in Hanover's loss ratio of .7 points and .3 points, respectively, for 1998 through 2001. From these analyses, Salomon Brothers used the ranges calculated from terminal value multiples 12x, 13x and 14x to derive reference ranges for the implied value of the shares of APY Common Stock under the base case and the upside scenario of $28.19 to $31.36, with a median of $29.77, and $34.81 to $38.92, with a median of $36.86, respectively, using an 11% discount rate, and $26.31 to $29.21, with a median of $27.76, and $32.38 to $36.14, with a median of $34.26, respectively, using a 13% discount rate.

  Dividend Discount Analysis. Salomon Brothers also performed a dividend discount analysis pursuant to which the value of APY was estimated by adding
(i) the estimated net present value of APY's future stream of dividend payments to APY's stockholders plus (ii) the estimated net present value of the terminal value of APY, based upon certain operating and financial assumptions, 1997 Projections and other information provided to Salomon Brothers by the management of APY. Salomon Brothers assumed that dividends would continue to be paid out through 2001 at the current level of 8.2% of operating earnings per share and that operating earnings per share would grow at a rate of 5% per year from management's estimate of $2.14 for 1997. For purposes of such analysis, Salomon Brothers utilized discount rates of 10%, 11%, 12%, 13% and 14%, and terminal values based on multiples of 11x, 12x, 13x, 14x and 15x projected statutory earnings for the year 2002. From these analyses, Salomon Brothers used the ranges calculated for terminal value multiples 12x, 13x and 14x to derive reference ranges for the implied value of the shares of APY Common Stock of $28.10 to $31.34, with a median of $29.72, using an 11% discount rate, and $26.01 to $28.97, with a median of $27.49, using a 13% discount rate.

  Comparable Transaction Analysis Involving Acquisition of Minority Interests by Controlling Stockholders. Salomon Brothers reviewed the consideration paid in certain transactions in which a controlling stockholder was seeking to acquire substantial additional ownership of that company. Salomon Brothers considered 54 such transactions since 1992 that it considered comparable to the Merger. Using publicly available information, Salomon Brothers calculated the premium represented by the highest price offered by the controlling stockholder over the market price one week prior to, and four weeks prior to, the announcement of the offer. Salomon Brothers determined that the median premiums to market one week and four weeks prior to announcement for all transactions were 21.3% and 22.8%, respectively. Of the 54 transactions, seven had been withdrawn. The median premiums to market one week and four weeks prior to the announcement for the 47 transactions that were consummated or pending were 21.3% and 23.5%, respectively. Salomon Brothers also reviewed separately the seven transactions included in the group of 54 that involved insurance companies. In these seven transactions, Salomon Brothers determined that the median premiums to market one week and four weeks prior to announcement were 21.4% and 22.3%, respectively. Salomon Brothers noted that these premiums could be compared with the 12.8% premium that the Merger Consideration represented to the market price one week, and the 15.3% premium to the market price four weeks, prior to the announcement of AFC's proposal. Salomon Brothers used the range of the premiums in all 54 transactions to the market price one week prior to the announcement of the offer to derive a range between the 25th percentile and the 75th percentile of such premiums (Salomon Brothers did not consider the high and low statistics outside that range to be meaningful) of 15.4% to 38.1%, with a median of 21.3%. From this derived range, Salomon Brothers derived a reference range for the implied value of the shares of APY Common Stock of $33.76 to $40.40, with a median of $35.49.

  Analysis of Selected Insurance Company Acquisitions. Salomon Brothers also analyzed certain publicly available financial, operating and stock market information for 29 selected merger or acquisition transactions in the insurance industry over the past three and one-half years. Salomon Brothers considered the precedent mergers and acquisition transactions to be reasonably similar to the Merger, but none of these precedents is identical to the Merger. For each such transaction, Salomon Brothers calculated the premium represented by the highest price offered over the market price one month prior to the announcement of the offer, and the multiples of, among other things, offer price to latest twelve months ("LTM") GAAP net operating income, offer price to LTM GAAP book value, offer price to LTM statutory net operating income and offer price to LTM statutory capital and surplus. An analysis of the premium to market price one month prior to announcement yielded a median premium of 30.7%. An analysis of the multiples of offer price to LTM GAAP net operating income, LTM GAAP book value, LTM statutory net operating income and LTM statutory capital and surplus yield medians of 14.4x, 1.19x, 15.3x and 1.33x, respectively. Salomon Brothers used the range of premiums to market price one month prior to announcement and the range of multiples of offer price to LTM GAAP net operating income and LTM GAAP book value to derive a range between the 25th percentile and the 75th percentile of such premiums and multiples (Salomon Brothers did not consider the high and low statistics outside that range to be meaningful) of 15.5% to 58.8%, with a median of 30.7%, 7.7x to 26.3x, with a median of 14.4x, and 1.03x to 1.38x, with a median of 1.19x, respectively. Using such derived ranges of premiums and multiples, Salomon Brothers derived a reference range for the implied value of the shares of APY Common Stock of $33.07 to $45.46, with a median of $37.42, $15.01 to $51.64, with a median of $28.16, and $27.82 to $37.37, with a median of $32.17, respectively.

  The foregoing summary does not purport to be a complete description of the analyses performed by Salomon Brothers or of its presentations to the Special Committee. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Salomon Brothers made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of the analyses and factors considered. Accordingly, Salomon Brothers believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analyses and of the factors considered by Salomon Brothers, without considering all of such analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Salomon Brothers and its opinion. With regard to the comparable public company analysis and the comparable transaction analysis summarized above, Salomon Brothers selected comparable public companies on the basis of various factors, including the size of the public company and similarity of the line of business; however, no public company or transaction utilized as a comparison is identical to APY, any business segment of APY or the Merger. Accordingly, an analysis of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the transaction or public trading value of the comparable companies and transactions to which APY, the business segments of APY and the Merger are being compared. In its analyses, Salomon Brothers made numerous assumptions with respect to APY, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of APY. Any estimates contained in Salomon Brothers' analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, none of APY, the Special Committee, Salomon Brothers or any other person assumes responsibility for their accuracy.

  Salomon Brothers is an internationally recognized investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Special Committee selected Salomon Brothers to act as its financial advisor on the basis of Salomon Brothers' international reputation. Salomon Brothers acted as co-manager for AFC's initial public offering of AFC Common Stock and its contemporaneous offering of Senior Debentures in October 1995, for which it received compensation consisting of customary underwriting discounts. In addition, in the ordinary course of its business, Salomon Brothers may actively trade the debt and equity securities of both APY and AFC for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  Pursuant to the Engagement Letter, APY will pay Salomon Brothers the following fees: (a) $100,000, paid upon APY's execution of the Engagement Letter; plus (b) an additional fee of $1,150,000, which became payable upon completion of Salomon Brothers' work in preparation for the delivery of its fairness opinion. APY has also agreed to reimburse Salomon Brothers for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement (including the reasonable fees and disbursements of its counsel) and to indemnify Salomon Brothers against certain liabilities and expenses relating to or arising out of its engagement, including certain liabilities under the federal securities laws.

  As noted under the caption "Special Factors--Determination of the Special Committee; Approval of the APY Board of Directors," the fairness opinion of Salomon Brothers was only one of the many factors considered by the Special Committee in determining to approve the Merger Agreement and the Merger. The amount of consideration payable in the Merger was determined by arms' length negotiations between AFC and the Special Committee, in consultation with their respective financial advisors and other representatives, and was not established by such financial advisors.

 Opinion of AFC's Financial Advisor

  On February 19, 1997, Merrill Lynch delivered its oral opinion to the Board of Directors of AFC, which was subsequently confirmed in writing (the "Original Merrill Lynch Opinion") that, as of that date and on the basis of and subject to the matters set forth therein, the Merger Consideration was fair from a financial point of view to AFC. Merrill Lynch subsequently delivered its written opinion dated the date hereof (the "Merrill Lynch Opinion") that, as of the date hereof and on the basis of and subject to the matters set forth therein, the Merger Consideration was fair from a financial point of view to AFC.

  A COPY OF THE MERRILL LYNCH OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B TO THIS INFORMATION STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF THE MERRILL LYNCH OPINION SET FORTH IN THIS INFORMATION STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. THE MERRILL LYNCH OPINION WAS ADDRESSED TO THE BOARD OF DIRECTORS OF AFC AND DID NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER.

  In arriving at its opinion Merrill Lynch, among other things: (1) reviewed AFC's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995, AFC's Forms 10-Q and related unaudited financial information for the quarterly periods ended September 30, 1996, June 30, 1996 and March 31, 1996 and AFC's press release dated February 5, 1997 announcing results for the quarterly period and the fiscal year ended December 31, 1996 as well as AFC's statistical supplement containing certain financial information for the year and the quarter ended December 31, 1996;
(2) reviewed APY's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995, APY's Forms 10-Q and related unaudited financial information for the quarterly periods ended September 30, 1996, June 30, 1996 and March 31, 1996 and APY's press release dated February 5, 1997 announcing results for the quarterly period and the fiscal year ended December 31, 1996 as well as APY's statistical supplement containing certain financial information for the year and the quarter ended December 31, 1996; (3) reviewed certain statutory financial statements of the insurance subsidiaries of AFC and APY for the three fiscal years ended December 31, 1995 and for the nine-month period ended September 30, 1996; (4) reviewed certain information, including the 1997 Projections, relating to the business, earnings, cash flow, assets and prospects of AFC and APY, furnished to Merrill Lynch by or on behalf of AFC and APY; (5) reviewed certain information relating to the cost savings expected to result from the Merger provided to Merrill Lynch by AFC and APY and conducted discussions with members of senior management of AFC and APY concerning their respective businesses and prospects as well as such expected cost savings; (6) analyzed the pro forma effect of the Merger on AFC; (7) reviewed the historical market prices and trading activity of the shares of AFC Common Stock and the shares of APY Common Stock and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to AFC and APY, respectively; (8) compared the results of operations of AFC and APY with those of certain companies which Merrill Lynch deemed to be reasonably similar to AFC and APY, respectively; (9) compared the proposed financial terms of the Merger with the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be relevant; (10) reviewed the Merger Agreement;
(11) reviewed an opinion dated February 19, 1997 of Latham & Watkins, counsel to AFC, with respect to certain tax consequences of the Recapitalization; (12) reviewed a certificate dated

February 19, 1997 of Edward J. Parry III, Vice President and Chief Financial Officer of AFC, with respect to the financial impact of the Recapitalization on AFC and APY; and (13) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

  In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it by or on behalf of AFC and APY or made publicly available by AFC or APY, and did not independently verify such information or undertake an independent valuation or appraisal of the assets or liabilities of AFC or APY. With respect to the 1997 Projections, Merrill Lynch assumed that they had been reasonably prepared and reflected the best currently available estimates and judgment of the management of AFC or APY as to the expected future financial performance of AFC or APY, as the case might be. Merrill Lynch assumed that the information relating to the cost savings expected to result from the Merger provided to it by AFC and APY was reasonably prepared and represented the best current estimates and judgments of the managements of AFC and APY as to such cost savings. Merrill Lynch did not express any opinion as to the prices at which the shares of AFC Common Stock would actually trade following the consummation of the Merger or the prices at which the shares of AFC Common Stock or the shares of APY Common Stock would trade between the announcement and the consummation of the Merger. The Merrill Lynch Opinion was necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date thereof.

  The terms of the Merger Transactions, including the Merger Consideration, were developed through a process of arm's-length negotiations between AFC and the Special Committee and were approved by the Board of Directors of AFC and by the Board of Directors of APY upon the recommendation of the Special Committee. See "Special Factors--Background of the Merger Transactions."

  The following is a summary of the analyses performed by Merrill Lynch in connection with the preparation of the Original Merrill Lynch Opinion. Merrill Lynch reviewed and updated such analyses in connection with its preparation of the Merrill Lynch Opinion.

  Comparable Public Company Analysis. Using publicly available information (including estimates by First Call Corporation), Merrill Lynch compared certain financial and operating information and ratios (described below) for APY with corresponding financial and operating information and ratios for a group of publicly traded property and casualty insurance companies (including certain companies in which publicly held shares of common stock constitute a minority of all of the issued and outstanding shares of such common stock) that Merrill Lynch deemed to be similar to APY. The comparable public companies were ALFA Corporation, American States Financial Corporation, W.R. Berkley Corporation, Cincinnati Financial Corporation, Harleysville Group Inc., Ohio Casualty Corporation, SAFECO Corporation, St. Paul Companies, Inc., Selective Insurance Group, Inc. and State Auto Financial Corporation (collectively, the "Public Comparables"). Merrill Lynch compared (1) the closing price on February 14, 1997 (the "Price") of the common stock of each of the Public Comparables as a multiple (the "P/E Multiple") of their respective earnings per share (the "EPS") for the calendar year 1996 (the "1996 P/E Multiple") and estimated EPS for the calendar year 1997 (the "1997 P/E Multiple") and (2) the Price of each of the Public Comparables as a multiple of their respective book values per share (the "Price/Book Multiple"). The following multiples were derived from such calculation: (1) for the 1996 P/E Multiple, a range of 11.6x to 22.2x, within which Merrill Lynch selected a narrower range of 13.0x to 14.0x as most representative of appropriate equity value; for the 1997 P/E Multiple, a range of 8.7x to 15.8x, within which Merrill Lynch selected a narrower range of 12.0x to 13.0x as most representative of appropriate equity value; and (2) for the Price/Book Multiple, a range of 1.1x to 1.9x, within which Merrill Lynch selected a narrower range of 1.2x to 1.3x as most representative of appropriate equity value. The selected range took into account the relative performance and ownership characteristics of the Public Comparables as well as the variation of the Public Comparables from the average for the group.

  By applying its selected range of 1996 P/E Multiples to estimates of earnings provided by APY's management (adjusted for the pro forma effect of a dividend in an amount of $150 million assumed to be paid by APY immediately prior to the Effective Time (the "Dividend")) (the "Adjusted Management Earnings") for 1996 and adding thereto the Dividend, Merrill Lynch calculated a range of equity value for APY of $1,605.7 million to $1,717.7 million (or $26.92 to $28.80 on a per share basis). By applying its selected range of 1997 P/E Multiples to the Adjusted Management Earnings for 1997 and adding thereto the Dividend, Merrill Lynch calculated a range of equity value for APY of $1,598.1 million to $1,718.8 million (or $26.79 to $28.82 on a per share basis). Merrill Lynch also reduced the Adjusted Management Earnings for 1997 to take into account additional debt (the "Additional Debt") to reflect how a prospective third party acquirer might reasonably be expected to capitalize APY (the "Levered 1997 Earnings") and applied its selected range of 1997 P/E Multiples to the 1997 Levered Earnings and added thereto the Dividend and the Additional Debt. Such analysis yielded a range of equity value for APY of $1,683.9 million to $1,795.1 million (or $28.23 to $30.10 on a per share basis). By applying its selected range of Price/Book Multiples to the book value of APY as of December 31, 1996 (the "1996 Book Value") and adding thereto the Dividend, Merrill Lynch calculated a range of equity value for APY of $2,082.0 million to $2,243.0 million (or $34.91 to $37.61 on a per share basis). Based on the foregoing, Merrill Lynch derived a public comparable value range for APY under this methodology of $1,800.0 million to $2,000.0 million (or $30.18 to $33.53 on a per share basis) (the "Public Comparable Range").

  No company utilized in the comparable public company analysis was identical to APY. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead it involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared. In each applicable instance, Merrill Lynch used the 1997 Projections and other information provided to Merrill Lynch by the management of APY.

  Acquisition Premium Analysis. Merrill Lynch calculated ranges of implied equity values for APY based on assumed transaction premiums of 10% and 20%. The application of a 10% premium to the Public Comparable Range resulted in a range of $1,980.0 million to $2,200.0 million (or $33.20 to $36.89 on a per share basis). The application of a 20% premium to the Public Comparable Range resulted in a range of $2,160.0 million to $2,400.0 million (or $36.22 to $40.24 on a per share basis).

  Comparable Acquisition Transactions Analysis. Merrill Lynch compared certain financial and operating information and ratios (described below) for APY with corresponding financial and operating information and ratios for a number of acquisition transactions (the "Comparable Acquisition Transactions") involving property and casualty insurance companies. The Comparable Acquisition Transactions were: the acquisition by Orion Capital Corporation, a 49.5% holder of common stock of Guaranty National Corporation ("Guaranty"), of additional 30.8% of Guaranty's common stock, Ohio Farmers Insurance Co.'s acquisition of Beacon Insurance Co. of America, Travelers Group Inc.'s acquisition of the property and casualty business of Aetna Inc., Unitrin, Inc.'s acquisition of Milwaukee Insurance Group, Inc., Guaranty's acquisition of Viking Insurance Holdings, Inc., Anthem P&C Holdings, Inc.'s acquisition of Federal Kemper Insurance Company, St. Paul Companies, Inc.'s acquisition of Economy Fire and Casualty Co., Allianz AG Holding's acquisition of Fireman's Fund Corp. and Zurich Versicherungsgessellschaft's acquisition of Maryland Casualty Co. Merrill Lynch compared (1) the enterprise value of the acquired company as a multiple of such company's (a) adjusted statutory net operating income (the "Statutory Income Multiple") and (b) adjusted statutory capital and surplus of such company (the "Statutory Capital & Surplus Multiple") and
(2) the price paid for the acquired company's equity in the Comparable Acquisition Transaction as a multiple of such acquired company's book value per share (the "Acquisition Price/Book Multiple"). The following multiples were derived from such calculations: (1) for the Statutory Income Multiple, a range of 10.1x to 18.8x, based on which Merrill Lynch selected a range of 14.0x to 19.0x as most representative of appropriate equity value, (2) for the Statutory Capital & Surplus Multiple, a range of 1.1x to 2.6x, based on which Merrill Lynch selected a range of 1.5x to 1.8x as most representative of appropriate equity value and (3) for the Acquisition Price/Book Multiple, a range of 0.6x to 1.4x, based on which Merrill Lynch selected a range of 1.2x to 1.3x as most representative of appropriate equity value. The selected range reflected consideration of the relative performance of each acquired company, the situation under which each company was acquired, the date of each transaction and the variation of the transactions from the average of the group.

  By applying its selected range of Statutory Income Multiples to the 1996 adjusted statutory net operating income of APY provided by APY's management, adding thereto the Dividend and subtracting $26 million in debt owed to AFC (the "Debt"), Merrill Lynch calculated a range of equity value for APY of $1,583.3 million to $2,104.5 million (or $26.55 to $35.29 on a per share basis). Merrill Lynch also applied the selected range of Statutory Capital & Surplus Multiples to the 1996 adjusted capital and surplus of APY provided by APY's management, added thereto the Dividend and subtracted the Debt. Such analysis yielded a range of equity value for APY of $1,708.9 million to $2,025.9 million (or $28.65 to $33.97 on a per share basis). By applying its selected range of Acquisition Price/Book Multiples to the 1996 Book Value, adding thereto the Dividend and subtracting the Debt, Merrill Lynch calculated a range of equity value for APY of $2,056.0 million to $2,217.0 million (or $34.47 to $37.17 on a per share basis). Based on the foregoing, Merrill Lynch derived a comparable acquisition value range for APY under this methodology of $1,800.0 million to $2,100.0 million (or $30.18 to $35.21 on a per share basis).

  Discounted Dividend Analysis. Merrill Lynch calculated ranges of equity value for APY based upon the sum of the discounted present value of Hanover plus 82.5% of the terminal value of Citizens Insurance Company of America, an 82.5% direct subsidiary of Hanover. The discounted present value of Hanover was calculated based on the sum of (i) the discounted present value of the stream of projected maximum dividends that could reasonably be paid by Hanover on an after-tax basis for the five-year period from 1998 through 2002 and (ii) the discounted present value of the projected terminal value. In each applicable instance, Merrill Lynch based its analysis upon certain operating and financial assumptions, the 1997 Projections and other information provided to Merrill Lynch by the management of APY. Merrill Lynch utilized discount rates reflecting a weighted average cost of capital of 9.5%, 10.5% and 11.5% and terminal value multiples for forward earnings of 11.0x, 13.0x and 15.0x. Based on such analyses, the implied values were estimated to range from $1,757 million to $2,324 million (or $29.46 to $38.97 based on a per share basis), within which Merrill Lynch selected a range of $1,800.0 million to $2,100.0 million (or $30.18 to $35.21 on a per share basis).

  Based on all of the foregoing analyses, Merrill Lynch selected the range of $1,900.0 million to $2,300.0 million (or $31.86 to $38.56 on a per share basis) as the overall equity transaction value range for APY.

  The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. No limitations were imposed by AFC's Board of Directors on the investigations made or procedures followed by Merrill Lynch.

  Pursuant to an engagement letter dated June 27, 1996, AFC engaged Merrill Lynch as its exclusive financial advisor in connection with a possible acquisition transaction involving APY. AFC agreed to pay Merrill Lynch fees of
(i) $200,000 on the date of such engagement letter, (ii) $300,000 on the earlier of the date on which the Merger Agreement was executed and a fairness opinion was delivered and (iii) $1,000,000 upon consummation of the Merger Transactions. AFC also agreed to reimburse Merrill Lynch for its expenses, including reasonable counsel fees, and to indemnify it against certain liabilities and expenses, including certain liabilities under the federal securities laws.

  AFC retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. On January 29, 1997, Merrill Lynch and AFC entered into a purchase agreement pursuant to which Merrill Lynch and its affiliates purchased $300,000,000 of Series A Capital Securities issued by AFC in a Rule 144A private placement through a newly created subsidiary business trust. Merrill Lynch has also provided financial advisory and financing services to AFC and APY (including services as a lead manager of the initial public offering of AFC Common Stock and Senior Debentures and as a dealer for AFC's commercial paper program). Merrill Lynch has received fees for the rendering of such services over the past two years in the aggregate amount of approximately $9 million. In addition, in the ordinary course of its business, Merrill Lynch may actively trade the securities of AFC and APY for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

NO ACTION REQUIRED BY STOCKHOLDERS TO CONSUMMATE THE MERGER TRANSACTIONS

  The Record Date for determining stockholders entitled to notice of, vote on
or consent to the Merger Transactions was    , 1997. As of the Record Date,
there were [59,650,406] shares of APY Common Stock outstanding. Each holder of record is entitled to one vote per share held. On the Record Date, SMA held approximately 59.5% of the outstanding APY Common Stock. Pursuant to the DGCL and the APY Charter, the affirmative vote of a majority of the outstanding Common Stock is necessary to approve the Merger Transactions, the Charter Amendment and the Merger Agreement. The Merger Transactions, the Charter Amendment and the Merger Agreement have been approved by the written consent of SMA as holder of 35,472,600 shares of APY Common Stock. The approval of a majority of the APY Public Stockholders is not required to approve the Merger Transactions. Consequently, no meeting of APY stockholders is necessary to effect the Merger Transactions, and none will be held. ACCORDINGLY, NO ACTION ON THE PART OF ANY APY PUBLIC STOCKHOLDER IS NECESSARY TO AUTHORIZE OR CONSUMMATE THE MERGER TRANSACTIONS.

CERTAIN LITIGATION

  Shortly after AFC publicly disclosed its proposal regarding the Merger Transactions, three separate stockholders of APY, Leslie Susser, Harbor Finance Partners and William A. Kass, IRA-Simplified Employee Pension, filed lawsuits in the Delaware Chancery Court against AFC, APY and the directors of APY and the directors of AFC who are also on the board of directors of APY (the "Delaware Actions"). An additional lawsuit challenging the Merger Transactions was filed by another stockholder of APY, Daniel Bruno, in the Worcester County (Massachusetts) Superior Court (the "Massachusetts Action" and, together with the Delaware Actions, the "Actions"). The named plaintiff in each of the Actions purports to maintain each individual action as a class action on behalf of the APY Public Stockholders. In each of the Actions, the plaintiff alleges that under the terms of the proposed Merger Transactions, AFC would acquire the APY Common Stock at a price that is substantially below the fair price of such stock and that certain officers and/or directors of AFC and/or APY have breached fiduciary duties owed to APY and the Public Stockholders in connection with the proposed Merger Transactions. The plaintiffs sought injunctive relief prohibiting AFC from completing the Merger Transactions or, in the alternative, compensatory damages. On February 19, 1997, the parties to the Delaware Actions executed an MOU memorializing an agreement-in-principle to settle the Delaware Acti50s. Under the terms of the MOU, the parties to the Delaware Action have agreed to use their best efforts to execute and present to the Delaware Chancery Court on or before April 30, 1997, a formal Stipulation of Settlement. In the event that the Delaware Chancery Court approves the proposed settlement, it is anticipated that the Delaware Actions will be dismissed with prejudice as to the individual plaintiffs and the class of Public Stockholders. In connection with the MOU, AFC and APY have agreed that they will not oppose an application to the Court by plaintiffs' counsel for an aggregate award of attorneys' fees and expenses in an amount not to exceed $995,000.00.

CERTAIN EFFECTS OF THE MERGER TRANSACTIONS

  It is currently expected that, following the Effective Date, except as described in this Prospectus/Information Statement, the business and operations of APY will be continued substantially as they are currently being conducted. Except for the Merger Transactions, and as otherwise described in this Prospectus/Information Statement, AFC has no current plans or proposals to enter into material corporate transactions or to sell a substantial portion of APY's assets. After the Effective Date, APY and AFC management will continue from time to time to evaluate the business and operations of APY and may propose or develop new plans or proposals, and make such changes, as are deemed appropriate.

  If the Merger Transactions are consummated, except to the extent that stockholders receive AFC Common Stock as a part of their Merger Consideration, stockholders of APY (other than AFC and SMA) will no longer have any equity interest in APY, and, therefore, will not share in its future earnings (or losses) and growth, if any, nor will they share in the risks associated with the continuing operations of the Company. To the extent that stockholders receive AFC Common Stock as a part of their Merger Consideration, such stockholders will have an indirect interest in APY, and, therefore, its future earnings (or losses) and growth. As a result of the consummation of the Merger Transactions, APY will be wholly-owned by AFC and its wholly-owned subsidiaries and AFC will have acquired the full interest in APY's net book value, net tangible book value and net earnings, as well as the risks associated with the continuing operations of APY.

  The Merger Agreement provides that the certificate of incorporation of APY, as amended by the Charter Amendment, and the by-laws of APY, each as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and by-laws, respectively, of the surviving corporation after the Effective Time. The Merger Agreement also provides that the directors of Merger Sub and the officers of APY immediately prior to the Effective Time shall be the initial directors and officers, respectively, of the surviving corporation.

  APY is currently subject to the informational filing requirements of the Exchange Act, and in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial statements and other matters. As a result of the Merger Transactions, there will cease to be any public market for the APY Common Stock, and after the Effective Time, the APY Common Stock will be delisted from the NYSE. Upon such event, APY is expected to apply to the Commission for the deregistration of the APY Common Stock under the Exchange Act. Upon deregistration, APY will no longer be required to file reports and other information under the Exchange Act. The termination of the registration of the APY Common Stock under the Exchange Act would make the 1934 Act (including the proxy solicitation provisions of Section 14(a), the periodic reporting requirements of Section 13 and the short swing trading provisions of Section 16(b)) no longer applicable to APY. Additionally, upon the termination of the registration of the APY Common Stock under the 1934 Act, the APY Common Stock will no longer constitute "margin securities" under the regulations of the Board of Governors of the Federal Reserve System.

INTERESTS OF CERTAIN PERSONS IN THE MERGER TRANSACTIONS

  In considering the respective recommendations of the AFC Board and the APY Board with respect to the Merger Agreement and the transactions contemplated thereby, stockholders of APY should be aware that certain members of the management of AFC and APY and the AFC Board and the APY Board have certain interests in the Merger Transactions that are different from, or in addition to, the interests of stockholders of AFC and APY generally.

  At the Record Date, directors and executive officers of each of AFC and APY and their respective affiliates (excluding SMA) owned in the aggregate 43,140
shares of APY Common Stock (including shares issuable on or before    , 1997
upon exercise of outstanding stock options) which represents less than one percent of the outstanding shares of APY Common Stock. Certain directors and executive officers of AFC and APY own shares of APY Common Stock and therefore will exchange such shares of APY Common Stock for Merger Consideration in connection with the Merger. See "Principal and Other Stockholders of APY." In addition, each outstanding option to purchase shares of APY Common Stock that is held by a director or executive officer of AFC or APY at the Effective Time will be converted into options to acquire shares of AFC as set forth in "The Merger Transactions--The Merger Agreement--APY Merger Consideration."

  Also, following the Recapitalization, SMA, a wholly-owned subsidiary of AFC, will continue to own 59.5% of the capital stock of APY through its ownership of APY Class B Common Stock. At the conclusion of the Merger Transactions, the equity ownership and percentage interest of AFC in the net earnings, net tangible book value and net book value of APY will have increased from 59.5% to 100%. Finally, following the consummation of the Merger Transactions, the officers of APY will continue to serve in their respective positions with APY.

ACCOUNTING TREATMENT

  The Merger will be accounted for under the purchase method of accounting as a step acquisition, in accordance with generally accepted accounting principles. Under the purchase method of accounting, the purchase price of APY, including direct costs of the Merger Transactions, will be allocated to the assets acquired and liabilities assumed based upon their estimated relative fair values, with the excess purchase consideration allocated to goodwill. The Recapitalization will not change the recorded amount of AFC's assets and liabilities.

  The Unaudited Pro Forma Condensed Consolidated Financial Statements appearing elsewhere in this Information Statement/Prospectus are based upon certain assumptions and allocate the purchase price to assets and liabilities based upon preliminary estimates of their respective fair values. The unaudited pro forma adjustments and combined amounts are included for informational purposes only. If the Merger Transactions are consummated, AFC's financial statements will reflect the effects of acquisition adjustments which correspond to the announcement of the Merger on February 19, 1997. The actual allocation of the purchase price may differ from the allocation reflected in the Unaudited Pro Forma Condensed Consolidated Financial Statements.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

 Consequences to the APY Public Stockholders

  The receipt of the Merger Consideration for shares of APY Common Stock pursuant to the Merger will be a taxable transaction for Federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. In general, for Federal income tax purposes, an APY stockholder will recognize gain or loss equal to the difference between his or her adjusted tax basis for such shares and the amount of cash and the fair market value of the AFC Common Stock received therefor. Such gain or loss will be capital gain or loss if the shares of APY Common Stock are capital assets in the hands of the APY stockholder, and will be long-term capital gain or loss if the shares of APY Common Stock have been held by the APY stockholders for more than one year.

  Merger Consideration received by any APY stockholder exercising appraisal rights will also result in gain or loss equal to the difference between the cash received for his or her shares and such stockholder's adjusted basis for such shares.

  To prevent back-up withholding on payments of Merger Consideration in exchange for APY Common Stock in the Merger, each APY stockholder will be required to furnish, together with the certificates for his or her shares, a properly completed substitute Form W-9. If back-up withholding applies, the payor is required to withhold 31% from payments. This is not an additional tax. Rather, the amount of back-up withholding can be credited against the tax liability of the stockholder subject to back-up withholding. If withholding results in overpayment of taxes, a refund may be obtained upon the filing of an appropriate form with the Internal Revenue Service.

  The foregoing summary of certain income tax consequences is included for general information only and is not intended to and does not constitute a complete description of all possible Federal, state, local, foreign or other tax consequences to the holders of APY Common Stock. Also, the tax consequences of the transaction may vary depending upon the particular facts relating to each holder of APY Common Stock. ACCORDINGLY, EACH APY STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE TRANSACTION.

  THIS FEDERAL INCOME TAX DISCUSSION IS FOR GENERAL INFORMATION ONLY AND MAY NOT APPLY TO ALL HOLDERS OF APY COMMON STOCK. SUCH HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER.

 Consequences to AFC

  The exchange of one share of the APY Class B Common Stock for each share of APY Common Stock held by SMA immediately prior to the Merger will be treated as a tax-free recapitalization for federal income tax purposes. Accordingly, no gain or loss will be recognized by APY or SMA as a result of such exchange. In addition, no gain or loss will be recognized by AFC, Merger Sub or APY as a result of the Merger. For federal income tax purposes, the existence of Merger Sub will be ignored and the Merger will be treated as a taxable acquisition of APY Common Stock by AFC in exchange for the Merger Consideration.

FEDERAL SECURITIES LAWS CONSEQUENCES

  All shares of AFC Common Stock received by APY stockholders in the Merger will be freely transferable, except that shares of AFC Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Act) of AFC or APY prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Act (or Rule 144 in the case of such persons who become affiliates of AFC) or as otherwise permitted under the Act. Persons who are deemed to be affiliates of AFC or APY generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party.

                            THE MERGER TRANSACTIONS

GENERAL

  Pursuant to the Merger Agreement and subject to the terms and conditions thereof, Merger Sub, a wholly-owned subsidiary of AFC formed for the purpose of the Merger, will be merged with and into APY. As a result of the Merger Transactions, APY will become a wholly owned subsidiary of AFC. As part of the Merger Transactions, stockholders of APY, other than AFC and its wholly-owned subsidiaries, will receive the consideration described below.

  The following organizational chart illustrates the corporate structure of AFC, APY and their principal subsidiaries assuming the consummation of the Merger Transactions.

[CHART SHOWING ORGANIZATIONAL STRUCTURE OF AFC AND IT SIGNIFICANT SUBSIDIARIES
               FOLLOWING CONSUMMATION OF THE MERGER TRANSACTION]

  Subject to the terms and conditions of the Merger Agreement, the closing of the transactions contemplated thereby will take place on the later of (i) 20 business days following the date that this Information Statement/Prospectus is first mailed to stockholders and (ii) the first business day following the day on which all conditions to the Merger Agreement are satisfied or waived (such later day, the "Closing Date"). The Merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware. The time at which the Merger becomes effective is referred to as the Effective Time.

THE MERGER AGREEMENT

  The following is a brief summary of the material provisions of the Merger Agreement, a copy of which is attached as Appendix A-1 to this Information Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full and complete text of the Merger Agreement.

  APY MERGER CONSIDERATION

  Standard Consideration. Pursuant to the Merger Agreement, upon consummation of the Merger each share of APY Common Stock issued and outstanding immediately prior to the Effective Time and held by an APY Public Stockholder will be converted into the right to receive (x) a fraction of a share of AFC Common Stock equal to the Standard Exchange Ratio, and (y) the Standard Cash Consideration; provided, however, that (1) in the event the Average Stock Price is less than $36.00, the Standard Cash Consideration shall be equal to
(A) $32.00 less (B) the Standard Exchange Ratio multiplied by the Average Stock Price and (2) in the event the Average Stock Price is greater than $41.00, the Standard Cash Consideration shall be equal to (A) $34.00 less (B) the Standard Exchange Ratio multiplied by the Average Stock Price. Unless an APY Public Stockholder makes an affirmative election to receive all stock or all cash, such stockholder will receive the Standard Consideration. Alternatively, an APY Public Stockholder may elect to receive their merger consideration solely in stock or in cash, subject to proration in the event that the election made by such stockholder is oversubscribed.

  Stock Consideration. If an APY Public stockholder elects to receive stock in lieu of the Standard Consideration, each share of APY Common Stock will be converted into a fraction of a share of AFC Common Stock equal to the Stock Exchange Ratio; provided, however, that (1) in the event the Average Stock Price is less than $36.00, the Stock Exchange Ratio shall be equal to $32.00 divided by the Average Stock Price and (2) in the event the Average Stock Price is greater than $41.00, the Stock Exchange Ratio shall be equal to $34.00 divided by the Average Stock Price.

  Cash Consideration. If an APY Public stockholder elects to receive cash in lieu of the Standard Consideration, each share of APY Common Stock will be converted into $33.00 in cash, without interest; provided, however, that (1) in the event the Average Stock Price is less than $36.00, the Cash Consideration shall be equal to $32.00 and (2) in the event the Average Stock Price is more than $41.00, the Cash Consideration shall be equal to $34.00.

  Effect of AFC Common Stock Price on Value of Merger Consideration. If the Average Stock Price is below $36.00 per share or above $41.00 per share (any such Average Stock Price being referred to herein as being "Outside the Collar"), the value of the per share consideration payable to each APY Public Stockholder will be equivalent regardless of whether such holder makes a Standard Election, a Cash Election or a Stock Election. However, if the Average Stock Price is greater than or equal to $36.00 and less than or equal to $41.00, the value of the per share Merger Consideration payable to each APY Public Stockholder may vary depending on (i) the Average Stock Price, (ii) whether such holder makes a Standard Election, a Stock Election or a Cash Election, and (iii) the combination of cash and AFC Common Stock actually received by such holder as a result of the proration procedures described below. The Standard Consideration, the Stock Consideration and the Cash Consideration each are fixed in amount when the Average Stock Price is greater than $41.00 and less than $36.00. However, the impact of the fluctuation in value of AFC Common Stock varies depending upon the type of consideration selected. Thus, the value of the per share consideration received by certain holders may be greater or less than the consideration per share received by other holders. The Letter of Transmittal, which will be distributed to APY Public Stockholders promptly after the Effective Time, will provide such holders with the actual Average Stock Price and holders should carefully review the value of the consideration before making any election.

  The following table illustrates the different values of the Standard Consideration, the Stock Consideration and the Cash Consideration at certain assumed Average Stock Prices, and illustrates the effect of the collar without the effect of the proration procedures described below. If other than a Standard Election is made, the effect of the proration may cause the mix of cash and AFC Common Stock actually received by an APY Public Stockholder to differ from the election made by such holder; as a result the value of consideration received would also vary accordingly.

                       AMOUNT OF
                 STANDARD CONSIDERATION
ASSUMED AVERAGE  ----------------------       AMOUNT OF            AMOUNT OF
STOCK PRICE(2)    CASH  STOCK(3) TOTAL  STOCK CONSIDERATION(4) CASH CONSIDERATION
---------------  ------ -------- ------ ---------------------- ------------------
 $32.00(1)       $19.20  $12.80  $32.00         $32.00               $32.00
 $33.00(1)       $18.80  $13.20  $32.00         $32.00               $32.00
 $34.00(1)       $18.40  $13.60  $32.00         $32.00               $32.00
 $35.00(1)       $18.00  $14.00  $32.00         $32.00               $32.00
 $36.00          $17.60  $14.40  $32.00         $30.86               $33.00
 $36.50          $17.60  $14.60  $32.20         $31.29               $33.00
 $37.00          $17.60  $14.80  $32.40         $31.71               $33.00
 $37.50          $17.60  $15.00  $32.60         $32.14               $33.00
 $38.00          $17.60  $15.20  $32.80         $32.57               $33.00
 $38.50          $17.60  $15.40  $33.00         $33.00               $33.00
 $39.00          $17.60  $15.60  $33.20         $33.43               $33.00
 $39.50          $17.60  $15.80  $33.40         $33.86               $33.00
 $40.00          $17.60  $16.00  $33.60         $34.29               $33.00
 $40.50          $17.60  $16.20  $33.80         $34.71               $33.00
 $41.00          $17.60  $16.40  $34.00         $35.14               $33.00
 $42.00(1)       $17.20  $16.80  $34.00         $34.00               $34.00
 $43.00(1)       $16.80  $17.20  $34.00         $34.00               $34.00
 $44.00(1)       $16.40  $17.60  $34.00         $34.00               $34.00
 $45.00(1)       $16.00  $18.00  $34.00         $34.00               $34.00

--------
(1) Outside the Collar
(2) To be determined based upon the average of the closing sales prices of AFC Common Stock for the ten consecutive trading days ending on the fifth trading day prior to the Effective Time.
(3) Based upon 0.4 shares of AFC Common Stock at the assumed Average Stock Price indicated.
(4) Based upon .85714 shares of AFC Common Stock at the assumed Average Stock Price indicated.

  If an APY Public Stockholder makes a Standard Election or a Cash Election, the Merger Consideration received by such holder will be a minimum of $32.00 per share. However, at an assumed Average Stock Price of $36.00, a Stock Election could result in an APY Public Stockholder receiving $30.86 per share subject to the effect of proration. Similarly, if the Average Stock Price is between $36.00 and approximately $37.30, an APY Public Stockholder that makes a Stock Election will receive less than $32.00 per share and if the Average Stock Price is between approximately $39.80 and $41.00 per share, an APY Stockholder that makes a Stock Election will receive more than $34.00 per share. The proration procedures described below may, however, mitigate the effect of these collar provisions.

  Proration. Pursuant to the terms of the Merger Agreement, the Maximum Number of AFC Shares issuable to holders of APY Common Stock will not exceed the product of (x) the Standard Exchange Ratio and (y) the number of Outstanding APY Shares. As of March 28, 1997, the Maximum Number of AFC Shares was

9,671,123. The Maximum Number of AFC Shares may increase, but not in excess of an additional 50,000 shares, as a result of the exercise of outstanding APY stock options. In addition, the Maximum Cash Amount to be paid to holders of APY Common Stock will not exceed the product of the Standard Cash
Consideration and the number of Outstanding APY Shares.

  In the event that the aggregate amount of cash payable to holders of APY Common Stock making Cash Elections received by the Exchange Agent exceeds the Maximum Cash Amount minus the aggregate amount of cash payable pursuant to Standard Elections, the Cash Election shall be oversubscribed. In that event, a holder who has made a Cash Election shall receive cash and AFC Common Stock in an amount equal to, for each share of APY Common Stock held by such holder,
(x) cash in an amount equal to the quotient obtained by dividing the (i) Remaining Cash by (ii) the Cash Election APY Shares and (y) a number of shares of AFC Common Stock equal to the quotient obtained by dividing (iii) the Remaining Cash Election Shares by (iv) the Cash Election APY Shares.

  In the event that the aggregate number of shares of AFC Common Stock issuable to holders of APY Common Stock making Stock Elections exceeds the Maximum Number of AFC Shares minus the number of shares issuable pursuant to Standard Elections, including any fractional shares for which a cash payment will be made, the Stock Election shall be oversubscribed. In that event, a holder who has made a Stock Election shall receive AFC Common Stock and cash in an amount equal to, for each share of APY Common Stock held by such holder,
(x) a number of shares of AFC Common Stock equal to the quotient obtained by dividing (i) the Remaining Shares by (ii) the Stock Election APY Shares and
(y) cash in an amount equal to the quotient obtained by dividing (iii) the Remaining Stock Election Cash Amount by (iv) the Stock Election APY Shares.

  The following examples illustrate the effect of the proration procedures.

  Example A: Assuming an Average Stock Price of $36.00 and assuming that holders are indifferent to receiving cash or AFC Common Stock, each holder of APY Common Stock would make a Cash Election, valued at $33.00, as opposed to a Stock Election, valued at $30.56, or a Standard Election, valued at $32.00. If a Cash Election was made for each of the outstanding shares of APY Common Stock as of the date of this Information Statement/Prospectus, the cash payable pursuant to such elections would exceed the Maximum Cash Amount. Therefore, each holder would receive the Standard Consideration consisting of $17.60 in cash, without interest, and 0.4 of a share of AFC Common Stock, valued at $14.40, for a total value of $32.00.

  Example B: Assuming an Average Stock Price of $41.00 and assuming that holders are indifferent to receiving cash or AFC Common Stock, each holder of APY Common Stock would make a Stock Election, valued at $35.14, as opposed to a Cash Election, valued at $33.00, or a Standard Election, valued at $34.00. If a Stock Election was made for each of the outstanding shares of APY Common Stock as of the date of this Information Statement/Prospectus, the stock to be issued pursuant to such elections would exceed the Maximum Number of AFC Shares. Therefore, each holder would receive the Standard Consideration consisting of $17.60 in cash, without interest, and 0.4 of a share of AFC Common Stock, valued at $16.40 per share, for a total value of $34.00.

  APY Stock Options. As provided in the Merger Agreement, at the Effective Time, each option or right to purchase shares of APY Common Stock (an "APY Option") will be converted into an option to purchase AFC Common Stock. Following the Effective Time, each such APY Option will be exercisable on the same terms and conditions as are then applicable to such APY Option, except that (i) each such APY Option will be exercisable for a number of shares of AFC Common Stock equal to the product of (x) the number of shares of APY Common Stock for which such APY Option was exercisable and (y) the Stock Consideration and (ii) the exercise price of such option shall be equal to the exercise price of such option as of the date of the Merger Agreement divided by the Stock Consideration.

  HOLDERS OF APY COMMON STOCK SHOULD NOT SEND ANY CERTIFICATES REPRESENTING APY COMMON STOCK TO AFC OR APY AT THIS TIME. A LETTER OF TRANSMITTAL AND

ELECTION FORM WILL BE MAILED AFTER THE EFFECTIVE TIME TO EACH PERSON WHO WAS A HOLDER OF OUTSTANDING APY COMMON STOCK IMMEDIATELY PRIOR TO THE EFFECTIVE TIME. APY STOCKHOLDERS SHOULD SEND CERTIFICATES REPRESENTING APY COMMON STOCK TO THE EXCHANGE AGENT ONLY AFTER THEY RECEIVE, AND IN ACCORDANCE WITH, THE INSTRUCTIONS CONTAINED IN THE LETTER OF TRANSMITTAL AND ELECTION FORM.

  Dividends. No dividends or other distributions declared after the Effective Time on AFC Common Stock shall be paid with respect to any shares of AFC Common Stock represented by an APY Stock Certificate until such APY Stock Certificate is surrendered for exchange according to the procedures described above.

  No fractional shares of AFC Common Stock will be issued pursuant to the Merger. In lieu of the issuance of any fractional shares of AFC Common Stock, cash will be paid to holders of such fractional share in the amount of the product of such fractional share multiplied by the Average Stock Price.

  THE RECAPITALIZATION

  APY is currently authorized to issue only one class of APY Common Stock. The Board of Directors of APY has approved, and SMA, the holder of more than a majority of the outstanding APY Common Stock, has approved by written consent, an amendment to the APY Charter that would authorize the issuance of APY
Class B Common Stock. Immediately prior to and as a condition precedent to the consummation of the Merger, APY will file such Amendment with the Secretary of State of Delaware and will exchange one share of the APY Class B Common Stock for each share of APY Common Stock held by SMA. Such shares of APY Class B Common Stock shall remain outstanding after the Merger. See "The Charter Amendment" and "Appendix A-2--Form of Charter Amendment."

  CERTAIN REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains customary representations and warranties by AFC, Merger Sub and APY as to, among other things, (i) due organization, valid existence and good standing; (ii) corporate authority to enter into the Merger Agreement and related agreements; (iii) authorized capital stock; (iv) ownership of subsidiaries; (v) the lack of conflict of the Merger Agreement and related agreements and transactions with charters, bylaws, law and certain agreements; (vi) consents, approvals and authorizations of governmental entities; (vii) compliance with law and contract; (viii) the filing of certain documents with the Commission; (ix) the accuracy of financial statements; (x) the absence of certain litigation; (xi) the absence of certain changes including those having a material adverse effect, the payment of dividends other than regular quarterly cash dividends and a change in accounting policy;
(xii) the receipt of fairness opinions; and (xiii) the lack of any contract or agreement obligating the payment of finder's fees, brokerage or agent's commissions, other than agreements with Salomon Brothers and Merrill Lynch. In addition, AFC represents that (i) immediately following the Effective Time, it will have available funds to satisfy the cash portion of the Merger Consideration; and (ii) to its knowledge, no event has occurred or condition exists in connection with the Merger that would cause it to fail to satisfy any material applicable statute or written regulation.

  CERTAIN COVENANTS

  Conduct of Business Pending the Reorganization. Pursuant to the Merger Agreement, AFC and APY have made various customary covenants relating to the Merger Transactions. APY has agreed that, prior to the Effective Time, APY and its significant subsidiaries will conduct their operations according to their usual, regular and ordinary course of business. Specifically, APY has agreed, among other things: (i) to preserve intact its business organization, relationships and goodwill and to keep available the services of its officers and employees; (ii) not to amend its certificate of incorporation or bylaws (other than to permit the consummation of the transactions contemplated by the Merger Agreement); (iii) not to adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect; (iv) not to issue new APY capital stock (except pursuant to the exercise of contractual rights existing prior to the execution of the Merger Agreement), grant, confer, or award any option, warrant, conversion right, or other right not existing on the date of the Merger Agreement, to acquire any shares of its capital stock, effect a stock split or change its current capitalization; (v) not to declare any dividends, other than regular quarterly dividends not in excess of $.05 per share, or make any distributions with respect to its capital stock or redeem any of its capital stock or stock of its subsidiaries; (vi) not to dispose of or acquire (nor allow any subsidiary to dispose of or acquire) any asset, in each case, for an amount exceeding $25,000,000, except in the ordinary course of business and consistent with past practice; (vii) not to incur material indebtedness for borrowed money, or issue or sell any debt securities other than in the ordinary course of business, in each case, in an amount exceeding $35,000,000 and (viii) not to make any change to its accounting methods and principles or practices, with certain limited exceptions.

  AFC has agreed that, prior to the Effective Time, it will, among other things: (i) not effect any stock split or issue any shares of its capital stock at less than fair market value; (ii) deliver to APY copies of filings made with the Commission and (iii) not declare any dividends or make any distributions with respect to its capital stock other than regular quarterly cash dividends including any increases thereof consistent with past practice.

  Alternative Proposals. Pursuant to the Merger Agreement, APY has agreed that neither it, nor any of its subsidiaries, will permit its respective officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) to (x) initiate, solicit or encourage, directly or indirectly, any inquiries, or the making of implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders), with respect to (i) a merger, acquisition, consolidation or similar transaction involving the purchase of (A) any assets of APY and its subsidiaries (other than purchases of securities and other investments from APY's investment portfolio consistent with past practice) or (B) any outstanding shares of APY Common Stock, including any shares not already owned by AFC or its subsidiaries, (ii) any tender offer or exchange offer with respect to shares of APY Common Stock, or (iii) any other transaction the consummation of which could be reasonably expected to impede, interfere with, prevent or materially delay the merger or which could reasonably be expected to dilute materially the benefits to AFC of the transactions contemplated under the Merger Agreement (any such proposal or offer being referred to as an "Alternative Proposal") or (y) engage in any negotiations concerning, or provide any confidential information or data to any person, relating to an Alternative Proposal, or (z) agree to, recommend or approve any Alternative Proposal. APY has further agreed that it will immediately notify AFC if any such inquiries or proposals are received, any confidential information is requested, or any negotiations or discussions are sought to be initiated with APY. Neither the APY Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to AFC, the approval or recommendation by such APY Board (or such committee) of the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Alternative Proposal or (iii) cause APY to enter into any agreement with respect to any Alternative Proposal; provided, however, in the event that prior to the Effective Time the APY Board or the Special Committee determines in good faith, upon advice of counsel, that failure to do so would likely be a breach of its fiduciary duties, the APY Board or the Special Committee, as the case may be, may withdraw or modify its approval or recommendation of the Merger Agreement and the Merger as a result of an Alternative Proposal. AFC is required to immediately advise APY and the Special Committee orally and in writing of any Alternative Proposals and shall describe the material terms and conditions of such Alternative Proposal and the identity of the person making such Alternative Proposal.

  Certain Other Covenants. Both AFC and APY have also agreed: (i) to promptly make their respective filings and any other submissions and obtain all other consents, approvals or permits from the necessary Federal and state governments and insurance regulatory agencies (including any national securities exchange) prior to the Effective Time; (ii) to consult with each other prior to issuing any press release or public statement with respect to the Merger Transactions; (iii) to allow all designated officers, attorneys, accountants and representatives of the other reasonable access to offices, records and files (including information relating to commitments, contracts, titles and financial position) and to instruct their respective employees, counsel and financial advisors to cooperate with each other's investigation; (iv) to cooperate in the filing of the Registration Statement and a Schedule 13E-3 and obtain all necessary state securities laws permits or approvals; (v) to use their best efforts to obtain comfort letters from Price Waterhouse LLP; and
(vi) to use their reasonable efforts to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or appropriate to consummate the transactions contemplated by the Merger Agreement. In addition, AFC has agreed (i) to cause SMA to vote the shares of APY Common Stock owned by it in favor of the adopting of the Merger Agreement and the approval of the Merger and the Charter Amendment; and (ii) to submit an additional listing application covering the shares of AFC Common Stock issuable in the Merger to the NYSE and will use reasonable efforts to obtain the approval of such application prior to the Effective Time.

  CONDITIONS TO THE MERGER TRANSACTIONS

  The obligations of AFC and APY to consummate the Merger are conditions on the fulfillment of the following: (i) approval of the Merger Agreement and the transactions contemplated thereby in the manner required by law, the New York Stock Exchange or other regulatory body; (ii) neither APY nor AFC shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transaction contemplated in the Merger Agreement, and in the event such order or injunction shall have been issued, each party will use its reasonable efforts to have any such injunction lifted;
(iii) the effectiveness of the Registration Statement and the absence of any stop order suspending the effectiveness thereof and no proceeding for that purpose having been initiated by the Commission; (iv) all orders and approvals of the insurance regulatory authorities required in connection with the consummation of the transactions contemplated by the Merger Agreement shall have been obtained or made; (v) the receipt of all consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of the Merger Agreement (except for those documents required to be filed after the Effective Time and except where the failure to obtain such approval or order would not have a material adverse effect); (vi) the listing of the AFC Common Stock to be issued to APY stockholders on the NYSE, subject only to official notice of issuance; and
(vii) consummation of the Recapitalization.

  The obligation of APY to consummate the Merger Transactions is conditioned on the fulfillment of the following conditions: (i) the performance by AFC and Merger Sub, in all material respects, of their obligations pursuant to the Merger Agreement which are required to be performed on or prior to the Effective Date; (ii) the representations and warranties made by AFC and Merger Sub in the Merger Agreement shall be true as of the Effective Date (except for changes specifically permitted by the Merger Agreement); (iii) that APY shall have received a fairness opinion of Salomon Brothers that the Merger Consideration is fair to the APY Public Stockholders from a financial point of view and such fairness opinion shall not have been withdrawn.

  The obligation of AFC to consummate the Merger Transactions is conditioned on the fulfillment of the following conditions: (i) the performance by APY, in all material respects, of its obligations pursuant to the Merger Agreement which are required to be performed on or prior to the Effective Date; (ii) the representations and warranties made by APY in the Merger Agreement shall be true as of the Effective Date (except for changes specifically permitted by the Merger Agreement); and (iii) that AFC shall have received a fairness opinion of Merrill Lynch that the Merger is fair to AFC from a financial point of view and such fairness opinion shall not have not been withdrawn.

  TERMINATION OF THE MERGER AGREEMENT

  The Merger Agreement is subject to termination at the option of either AFC or APY (with the consent of the Special Committee) if the Merger Transactions are not consummated on or before September 30, 1997. In addition, prior to such time, the Merger Agreement is subject to termination upon: (i) the issuance by a United States Federal court or Federal governmental, regulatory or administrative agency, or a state court of competent jurisdiction or state governmental, regulatory or administrative agency or commission, of any order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger Transactions, and such order, decree or ruling having become final and non-appealable, provided that the party seeking to terminate the Merger Agreement shall have used all reasonable efforts to remove such injunction, order or decree; (ii) insurance regulatory authorities shall have issued an order or ruling or taken other action denying approval of the transactions contemplated by the Merger Agreement; or (iii) the mutual consent of AFC, Merger Sub and APY (with the consent of the Special Committee).

  The Merger Agreement may be terminated by the APY Board (with the consent of the Special Committee) at any time prior to the Effective Time if: (i) the APY Board determines in good faith, upon advice of counsel, that notwithstanding a binding commitment to consummate the Merger pursuant to the Merger Agreement entered into in the proper exercise of their fiduciary duties, failure to terminate the Merger Agreement would likely be a breach of their fiduciary duties by reason of an Alternative Proposal being made; (ii) there has been a material breach of any of the covenants or agreements in the Merger Agreement on the part of AFC which is not curable or not cured within 30 days after written notice of the breach by APY; or (iii) the AFC Board shall have withdrawn or modified, in a manner materially adverse to APY, its approval or recommendation of the Merger Agreement or the Merger.

  The Merger Agreement may be terminated by the Special Committee on behalf of APY at any time prior to the Effective Time if the Special Committee withdraws or materially modifies or changes its recommendation of the Merger Agreement or the Merger and the Special Committee determines in good faith, upon advice of counsel, that failure to terminate the Merger Agreement would likely be a breach of such fiduciary duties by reason of an Alternative Proposal; provided that the Special Committee shall notify APY and AFC promptly of its intention to terminate the Merger Agreement, but in no event shall such notice be given less than 48 hours prior to the public announcement of such termination.

  The AFC Board may terminate the Merger Agreement at any time prior to the Effective Time if: (i) the APY Board and the Special Committee shall have withdrawn or modified in a manner materially adverse to AFC its approval or recommendation of the Merger Agreement or the Merger; (ii) there has been a breach by APY of any representation or warranty in the Merger Agreement which would have, or which would be reasonably likely to have, a material adverse effect on APY; or (iii) there has been a material breach by APY of any of the covenants or agreements in the Merger Agreement on the part of APY which is not curable or not cured within 30 days of written notice by AFC.

PAYMENT TO STOCKHOLDERS; ELECTION PROCEDURES

  Each APY Public Stockholder of record at the Effective Time, other than a Dissenting APY Stockholder, shall have the right to submit an Election Form specifying whether such person desires to have all of the shares of APY Common Stock owned by such person converted into the right to receive the Standard Consideration, the Cash Consideration or the Stock Consideration. See "The Merger Transactions--The Merger Agreement--APY Merger Consideration."

  Promptly after the Allocation Determination (as defined below), AFC shall deposit (or cause to be deposited) with the Exchange Agent, for the benefit of the APY Public Stockholders, cash in an amount sufficient to pay the aggregate cash portion of the Merger Consideration and certificates representing the shares of AFC Common Stock ("AFC Stock Certificates") in an amount sufficient to pay the aggregate stock portion of the Merger Consideration.

  As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each APY Public Stockholder of record immediately prior to the Effective Time (i) the Letter of Transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the APY Stock Certificates shall pass, only upon delivery of such APY Stock Certificates to the Exchange Agent and shall be in such form and have such other provisions as AFC shall specify), (ii) instructions for use in effecting the surrender of the APY Stock Certificates in exchange for the Merger Consideration with respect to the shares of APY Common Stock formerly represented thereby, and
(iii) the Election Form providing for such holders to make the Standard Election, the

Cash Election or the Stock Election. As of the Election Deadline (as defined below) all holders of APY Common Stock immediately prior to the Effective Time that shall not have submitted to the Exchange Agent or shall have properly revoked an effective, properly completed Election Form shall be deemed to have made a Standard Election.

  Any Cash Election, Standard Election, or Stock Election shall have been validly made only if the Exchange Agent shall have received by 5:00 p.m.
Boston, Massachusetts time on    , 1997 (the "Election Deadline"), an Election
Form properly completed and executed (with the signature or signatures thereof guaranteed to the extent required by the Election Form) by such holder accompanied by such holder's APY Stock Certificates, or by an appropriate guarantee of delivery of such APY Stock Certificates from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States as set forth in such Election Form. Any APY Public Stockholder that has made an election by submitting an Election Form to the Exchange Agent may at any time prior to the Election Deadline change such holder's election by submitting a revised Election Form, properly completed and signed that is received by the Exchange Agent prior to the Election Deadline. Any APY Public Stockholder may at any time prior to the Election Deadline revoke such holder's election and withdraw such holder's APY Stock Certificates deposited with the Exchange Agent by written notice to the Exchange Agent received by the close of business on the day prior to the Election Deadline. As soon as practicable after the Election Deadline (but in no event later than ten business days after the Election Deadline), the Exchange Agent shall determine for those stockholders who have not made or been deemed to have made a Standard Election the allocation of the cash portion of the Merger Consideration and the stock portion of the Merger Consideration and shall notify AFC of its determined allocation (the "Allocation Determination").

  THE VALUE OF THE PER SHARE MERGER CONSIDERATION PAYABLE TO EACH APY PUBLIC STOCKHOLDER MAY VARY DEPENDING ON (I) THE AVERAGE STOCK PRICE, (II) WHETHER SUCH HOLDER MAKES A STANDARD ELECTION, A CASH ELECTION OR A STOCK ELECTION, AND (III) THE PRORATION PROCEDURES. SEE "THE MERGER TRANSACTIONS--THE MERGER AGREEMENT--APY MERGER CONSIDERATION" FOR A FURTHER DISCUSSION OF THE EFFECT OF THE AVERAGE STOCK PRICE AND PRORATION ON THE VALUE OF THE MERGER CONSIDERATION.

  Upon surrender of an APY Stock Certificate for cancellation to the Exchange Agent, together with the Letter of Transmittal, duly executed, and such other documents as AFC or the Exchange Agent shall reasonably request, the holder of such APY Stock Certificate shall be entitled to receive promptly after the Election Deadline in exchange therefor (i) a check in the amount equal to the cash, if any, which such holder has the right to receive (including any cash in lieu of fractional shares of AFC Common Stock), and (ii) an AFC Stock Certificate representing that number of shares of AFC Common Stock, if any, which such holder has the right to receive (in the case of each of clause (i) and (ii) above, less the amount of any required withholding taxes), and the APY Stock Certificate so surrendered shall forthwith be cancelled. Until surrendered, each APY Stock Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration with respect to the shares of APY Common Stock formerly represented thereby.

REGULATORY APPROVALS

  Neither AFC nor APY is regulated as an insurance company but is, as the owner of the capital stock of subsidiaries that are insurance companies (the "Insurance Subsidiaries"), subject to the insurance holding company acts of each of the states of domiciles of such subsidiaries. In Delaware, Illinois, Indiana, Massachusetts, Michigan, New Hampshire, Ohio, Pennsylvania and Texas, the Merger Transactions described herein require either (i) the notification of the insurance department of such state, (ii) the prior approval of the insurance department pursuant to the state's insurance holding company act or
(iii) the obtaining of an exemption from the prior approval requirements in the change of control provisions of such act. In addition, if any of the domiciliary states conclude that the Merger Transactions described herein constitute a change in control of a domiciliary insurer, several state insurance regulatory laws contain provisions that require pre-notification to state agencies of a change in control of a non-domestic admitted insurance company in that state. While such pre-notification statutes do not authorize the state agency to disapprove the change of control, such statutes do authorize issuance of a cease and desist order with respect to the non-domestic admitted insurer if certain conditions exist, such as undue market concentration. Therefore, the Merger Agreement provides that a condition to AFC and APY consummating the Merger is the receipt of all orders and approvals or exemptions therefrom required from regulatory authorities in connection with the Transaction.

STOCK EXCHANGE LISTING

  It is a condition to the Merger Transactions that the shares of AFC Common Stock to be issued to the holders of APY Common Stock in connection with the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance. Application has been made to list such additional shares of AFC Common Stock on the NYSE.

FINANCING THE MERGER; FEES AND EXPENSES

  The total amount of funds required by AFC to pay the cash component of the Merger Consideration is estimated to be approximately $425.5 million. AFC currently expects to finance this cash payment and any costs relating to the Merger from one or more of the following sources: (i) the $296.3 million of proceeds received by AFC on February 3, 1997 from the sale of $300.0 million of 8.207% Series A Capital Securities issued by AFC Capital Trust I, a subsidiary business trust of AFC, and guaranteed by AFC; (ii) internally available funds of AFC; and/or (iii) borrowings pursuant to a revolving bank credit facility. Other than the indenture relating to the Subordinated Debentures (as defined below) issued in connection with the Series A Capital Securities, AFC has not entered into any agreements with respect to the borrowing of funds to pay the cash portion of the Merger Consideration.

  AFC has incurred and has agreed to pay all of the various fees and expenses in connection with the Merger. Estimated costs and fees in connection with the Merger and related transactions are as follows:

      Legal Fees and Expenses....................................... $1,400,000
      Accounting Fees and Expenses..................................    300,000
      Financial Advisors............................................  3,100,000
      Printing and Mailing..........................................    250,000
      Filing Fees...................................................    150,000
      Miscellaneous.................................................    800,000
                                                                     ----------
                                                                     $6,000,000
                                                                     ==========

APPRAISAL RIGHTS

  APY stockholders have the right to demand an appraisal of the fair value of their APY Common Stock in accordance with the provisions of Section 262 of the DGCL ("Section 262"), which section sets forth the rights and obligations of APY stockholders demanding an appraisal and the procedures to be followed. Stockholders who perfect such rights will not be entitled to surrender their APY Common Stock for payment of the Merger Consideration in the manner otherwise described in this Information Statement/Prospectus. Stockholders should assume that APY will take no action to perfect any appraisal rights of any stockholder. Therefore, to exercise his or her appraisal rights, a stockholder should strictly comply with the procedures set forth in Section 262 of the DGCL and is urged to consult his or her legal advisor before electing or attempting to exercise such appraisal rights.

  The following is a summary of the procedures to be followed under Section 262, the text of which is attached to this Information Statement/Prospectus as Appendix D. The summary does not purport to be a complete statement of, and is qualified in its entirety by reference to, Section 262 and to any amendments to such section after the date of this Information Statement/Prospectus. Failure to follow any Section 262 procedures may result in termination or waiver of appraisal rights under Section 262.

  Only a holder of record of shares of APY Common Stock is entitled to seek appraisal. The demand for appraisal must be executed by or for the holder of record, fully and correctly, as such holder's name appears on the holder's APY Stock Certificate. If the stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if the stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must identify the record owner or owners and expressly disclose in such demand that the agent is acting as agent for the record owner or owners of such shares.

  A record holder such as a broker who holds shares of APY Common Stock as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of such beneficial owners with respect to the shares held for such beneficial owners. In such case, the written demand for appraisal should set forth the number of shares of APY Common Stock covered by it. Unless a demand for appraisal specifies a number of shares, such demand will be presumed to cover all shares of APY Common Stock held in the name of such record owner.

  Since the Merger Transactions have been approved by written consent without a meeting, APY is mailing by certified or registered mail return receipt
requested to each stockholder of record on    ,     [Record Date] who did not
consent to the Merger Transactions this Information Statement/Prospectus which constitutes the notice required under Section 262. Included with this notice is a copy of Section 262. Any stockholder entitled to appraisal rights may, by
   ,   , [20 days following the date of mailing of the notice] demand in writing from APY an appraisal of his or her shares. Such demand will be sufficient if it reasonably informs APY of the identity of the stockholder and that the stockholder intends to demand an appraisal of his or her shares.
Failure to make such a demand on or before    ,     [20 days following the
date of mailing of the notice] will foreclose a stockholder's right to appraisal.

  For purposes of making an appraisal demand, the address of APY is:

    Allmerica Property & Casualty Companies, Inc.
    440 Lincoln Street
    Worcester, MA 01653
    Attention: John F. Kelly, Vice President and General Counsel

  A stockholder may withdraw his demand for appraisal by written request within 60 days after the Effective Date of the Merger but thereafter the approval of APY is needed for such a withdrawal. Upon withdrawal of an appraisal demand, an APY stockholder will be entitled to receive the Merger Consideration.

  Within 120 days after the Effective Date (the "120-Day Period"), in compliance with Section 262, any APY stockholder who has properly demanded an appraisal and who has not withdrawn his demand as provided above (such stockholders being referred to collectively as the "Dissenting Stockholders") and APY each has the right to file in the Delaware Court of Chancery (the "Delaware Court") a petition (the "Petition") demanding a determination of the value of the APY Common Stock held by all of the Dissenting Stockholders. If, within the 120-Day Period, no Petition shall have been filed as provided above, all rights to appraisal will cease and all of the Dissenting Stockholders who owned APY Common Stock will become entitled to receive the Merger Consideration. APY is not obligated and does not intend to file such a Petition. Any Dissenting Stockholder is entitled, within the 120-Day Period and upon written request to APY, to receive from APY a statement setting forth the aggregate number of shares of APY Common Stock with respect to which demands for appraisal have been received and the aggregate number of Dissenting Stockholders.

  Such written statement must be mailed within 10 days after a written request therefor has been received by APY or within 10 days after expiration of the period for delivery of appraisal demands, whichever is later. Upon the filing of a Petition by a Dissenting Stockholder in the Court, service of a copy thereof must be made upon APY, and APY must, within 20 days after such service, file in the office of the Register in Chancery of the State of Delaware (the "Register in Chancery") in which the petition was filed a duly verified list containing the names and addresses of all Dissenting Stockholders and with whom agreements as to the value of their APY Common Stock have not been reached by APY. If a Petition for appraisal by a Dissenting Stockholder is timely filed, the Delaware Court may order that notice of the time and place fixed for the hearing on the Petition be mailed to APY and all of the Dissenting Stockholders and be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or in another publication determined by the Delaware Court. The costs relating to these notices will be borne by APY. If a hearing on the Petition is held, the Delaware Court is empowered to determine which Dissenting Stockholders have complied with the provisions of Section 262 and are entitled to an appraisal of their Common Stock. The Delaware Court may require that Dissenting Stockholders submit their APY Stock Certificates for notation thereon of the pendency of the appraisal proceedings. The Delaware Court is empowered to dismiss the proceedings as to any Dissenting Stockholder who does not comply with such requirement. Accordingly, Dissenting Stockholders are cautioned to retain their APY Stock Certificates pending resolution of the appraisal proceedings.

  The APY Common Stock will be appraised by the Delaware Court at its fair value as of the Effective Date exclusive of any element of value arising from the accomplishment or expectation of the Merger. In determining the value, the court is to take into account all relevant factors. In Weinberger v. UOP,
Inc., et al., decided February 1, 1983, the Delaware Supreme Court expanded the considerations that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that ".........fair price obviously requires consideration of all relevant factors involving the value of a company.........'' The Delaware Supreme Court stated, in making this determination of fair value, that the court must consider market value, asset value, dividends, earnings, prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be ""exclusive of any element of value arising from the accomplishment or expectation of the merger.'' In Weinberger, the Delaware Supreme Court held that ""elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

  Stockholders considering seeking appraisal should have in mind that the fair value of their shares determined under Section 262 could be more, the same, or less than the Merger Consideration and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262.

  The Delaware Court may also, on application, (i) determine a fair rate of interest, simple or compound, if any, to be paid to Dissenting Stockholders in addition to the value of the APY Common Stock for the period from the Effective Date to the date of payment, (ii) assess costs among the parties as the Delaware Court deems equitable and (iii) order all or a portion of the expenses incurred by any Dissenting Stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Determinations by the Delaware Court are subject to appellate review by the Delaware Supreme Court.

  Dissenting Stockholders are generally permitted to participate in the appraisal proceedings. No appraisal proceeding in the Delaware Court shall be dismissed as to any Dissenting Stockholder without the approval of the Delaware Court, and this approval may be conditioned upon terms which the Delaware Court deems just.

  From and after the Effective Date, Dissenting Stockholders will not be entitled to vote their APY Common Stock for any purpose and will not be entitled to receive payment of dividends or other distributions in respect of such APY Common Stock payable to stockholders of record thereafter.

  If any holder of APY Common Stock who demands appraisal of shares under
Section 262 fails to perfect, or effectively withdraws or loses, the right of appraisal, as provided in the DGCL, the shares of APY Common Stock will be converted into the right to receive the Merger Consideration in accordance with the Merger Agreement.

                             THE CHARTER AMENDMENT

  The APY Charter does not currently authorize the APY Board to issue more than one class of APY Common Stock. In order to effect the Recapitalization, in which SMA will exchange each share of APY Common Stock held by it for one share of APY Class B Common Stock of APY, the APY Charter will be amended to authorize the APY Board to issue two classes of common stock. The APY Class B Common Stock will remain outstanding following the consummation of the Merger.

  The Charter Amendment will authorize the APY Board to issue 40,000,000 shares of APY Class B Common Stock, par value $5.00 per share. Holders of Class B Common Stock will be entitled to one vote for each share held and will not have any preemptive, conversion or other rights to subscribe for additional shares of APY. Holders of record of the Class B Common Stock are entitled to such dividends as may be declared the APY Board out of funds legally available therefor. On liquidation, dissolution or winding up of APY, the holders of Class B Common Stock are entitled to receive pro rata with the holders of APY Common Stock the net assets of APY remaining after the payment of all creditors and liquidation preferences, if any. See "Appendix A-2--Form of Charter Amendment."

                 CERTAIN TRANSACTIONS IN THE APY COMMON STOCK

  Since January 1, 1995, APY has repurchased an aggregate of 2,111,600 shares of APY Common Stock at the times and in the amounts summarized in the following schedule:

                                                     RANGE OF
                                      NUMBER OF      PER SHARE
                                    SHARES OF APY PURCHASE PRICE     AVERAGE
                                    COMMON STOCK  ---------------   PER SHARE
                                      PURCHASED    HIGH     LOW   PURCHASE PRICE
                                    ------------- ------- ------- --------------
1995
  First Quarter....................     67,500    $19     $18 3/8    $18.877
  Second Quarter...................    487,600    $20 7/8 $19        $20.045
  Third Quarter....................     44,200    $23 3/4 $22 1/2    $23.284
  Fourth Quarter...................    341,300    $26 1/4 $22        $25.723
1996
  First Quarter....................    892,200    $26 7/8 $24 1/2    $26.475
  Second Quarter...................    278,800    $26 3/4 $26        $26.646
  Third Quarter....................        --     --      --             --
  Fourth Quarter...................        --     --      --             --
1997
  First Quarter
   (through March 28)..............        --     --      --             --

                                 THE COMPANIES

BUSINESS OF AFC

  AFC is a non-insurance holding company for a group of insurance and financial services companies and, through its subsidiaries, offers financial products and services in two major areas: Risk Management and Retirement and Asset Management. Within these broad areas, AFC operates principally in five operating segments: Regional Property & Casualty; Corporate Risk Management Services; Retail Financial Services; Institutional Services and Allmerica Asset Management.

  The Regional Property and Casualty segment of AFC's business consists of its approximately 59.5% ownership of APY. See "The Companies--Business of APY".

  AFC's Corporate Risk Management Services segment provides managed care medical group insurance products and administrative services as well as other group insurance coverages, such as group life, dental and disability products, to corporate employers. As of December 31, 1996, this segment insured and/or provided administrative services to the employee benefit plans of over 2,700 employers covering 619,435 employee lives. AFC's strategy in this segment emphasizes risk sharing arrangements rather than traditional indemnity medical insurance products. AFC's risk sharing arrangements consist of providing stop-loss indemnity insurance coverage for self-insured employers with 100 to 5,000 employees together with managed care and administrative services for coverage provided by the employer and AFC. This risk sharing approach enables AFC to provide more managed care, administrative and other services with less exposure to losses than traditional indemnity medical insurance.

  AFC's Retail Financial Services segment includes the individual financial products businesses of FAFLIC and its wholly owned subsidiary Allmerica Financial Life and Annuity Insurance ("AFLIAC"), as well as AFC's registered investment advisor and broker-dealer affiliates. Through this segment, AFC is a leading provider of investment-oriented life insurance and annuities to upper income individuals and small businesses throughout the United States. These products are marketed through AFC's career agency force of 576 agents and on a wholesale basis to financial planners and broker/dealers. AFC offers a diverse line of products tailored to its customer market, including variable universal life, variable annuities, universal life and retirement plan funding products. The main components of AFC's current strategy in this segment are to: (i) emphasize investment-oriented insurance products, particularly variable annuities and variable universal life insurance, (ii) improve the productivity of the career agency distribution system, (iii) implement a targeted marketing approach emphasizing value-added service, (iv) leverage AFC's technological resources to support marketing and client service initiatives and (v) continue to develop new distribution systems.

  AFC's Institutional Services segment has historically offered plan design, investment and participant recordkeeping services to defined benefit and defined contribution retirement plans of corporate employers and sold guaranteed investment contracts and annuities to corporate retirement plans. AFC conducts its operations in this segment through FAFLIC and its subsidiaries. AFC also offers participant recordkeeping and administrative services to defined benefit retirement plans. AFC provides administration and recordkeeping for approximately 553 qualified pension and profit sharing plans which have assets totaling $2.5 billion and cover approximately 105,000 participants. To address the decrease in the market for defined benefit plans sponsored by employers, AFC has focused on increasing sales to defined contribution plans, targeting plans with 25 to 1,500 participants. Based upon internal studies, management believes the size of this market provides the greatest opportunity in this line of business. In addition, AFC provides investment only plan services to approximately 210 plans with aggregate assets under management of $1.1 billion.

  Since late 1995, AFC has offered its products for sale directly at the worksite through trained and licensed sales representatives. By using education and personalized consulting to increase employee purchases, AFC seeks to lower acquisition costs and increase employee participation levels.

  At December 31, 1996, AFC managed $9.9 billion of investment assets, including $772.7 million of investment assets in the Closed Block. These investments are generally of high quality and broadly diversified across asset classes and individual investment risks. The major categories of investment assets are: fixed maturities, which includes both investment grade and below investment grade public and private debt securities; equity securities; mortgage loans, principally on commercial properties; policy loans; real estate, which consists primarily of investments in commercial properties and other long-term investments. The remainder of the investment assets is comprised of cash and cash equivalents.

  Since 1994, the Company has provided investment advisory and sub-advisory services, primarily to affiliates, through its registered investment advisor, Allmerica Asset Management.

  In October 1995, AFC conducted an initial public offering of 12.6 million shares of its common stock at a price of $21 per share and an initial public offering of $200.0 million Aggregate Principal Amount of 7 5/8% Senior Debentures due 2025 (the "Senior Debentures"). AFC's initial public offering occurred concurrently with the conversion of State Mutual from a mutual life insurance company to a subsidiary of AFC, a stockholder-owned life insurance holding company. The aggregate net proceeds of the Common Stock and Senior Debenture Offerings to AFC were approximately $445.2 million.

  On February 3, 1997, AFC Capital Trust, a subsidiary business trust of AFC, issued $300.0 million Series A Capital Securities, which pay cumulative dividends at a rate of 8.207% semiannually commencing August 15, 1997. The Trust exists for the sole purpose of issuing the Capital Securities and investing the proceeds thereof in an equivalent amount of 8.207% Junior Subordinated Deferrable Interest Debentures due 2027 of AFC (the "Subordinated Debentures"). Through certain guarantees, the Subordinated Debentures and the terms of related agreements, AFC has irrevocably and unconditionally guaranteed the obligations of the Trust under the Capital Securities. Net proceeds from the offering of approximately $296.3 million are intended to fund a portion of the cash portion of the Merger Consideration.

  Additional information concerning AFC is included in the AFC Reports incorporated by reference in this Information Statement/Prospectus. See "Available Information" and "Incorporation of Certain Documents by Reference."

BUSINESS OF APY

  APY is a non-insurance holding company organized as a Delaware corporation in 1992 to hold all of the outstanding shares of Hanover. APY, through its primary insurance operating subsidiaries, Hanover and Citizens Insurance Company of America ("Citizens Insurance"), is engaged in the business of underwriting personal and commercial property and casualty insurance.

  Personal automobile coverage insures individuals against losses incurred from personal bodily injury, bodily injury to third parties, property damage to an insured's vehicle, and property damage to other vehicles and other property.

  Homeowners coverage insures individuals for losses to their residences and personal property, such as those caused by fire, wind, hail, water damage (except for flooding), theft and vandalism, and against third party liability claims.

  Commercial automobile coverage insures businesses against losses incurred form personal bodily injury, bodily injury to third parties, property damage to an insured's vehicle, and property damage to other vehicles and other property.

  Workers' compensation coverage insures employers against employee medical and indemnity claims resulting from injuries related to work. Workers' compensation policies are often written in conjunction with other commercial policies.

  Commercial multiple peril coverage insures businesses against third party liability from accidents occurring on their premises or arising out of their operations, such as injuries sustained from products sold. It also insures business property for damage, such as that caused by fire, wind, hail, water damage (except for flooding), theft and vandalism.

  Both Hanover and Citizens Insurance also offer a variety of other products, such as inland marine, fire, and fidelity and surety insurance. APY provides self-insurance administration services for individual and group risks and writes excess reinsurance coverage for the self-insurance programs it administers through its wholly-owned subsidiary, Citizens Management, Inc.

  Through its insurance subsidiaries, the Company is licensed to sell property and casualty insurance in all fifty states in the United States, as well as the District of Columbia and all provinces of Canada, except Prince Edward Island. Hanover's business is concentrated in the Northeast, primarily Massachusetts, New York, New Jersey and Maine. Citizens' business is predominantly in Michigan and has recently expanded into Indiana and Ohio.

  Additional information concerning APY is included in the APY Reports incorporated by reference in this Information Statement/Prospectus. See "Available Information" and "Incorporation of Certain Documents by Reference."

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

  The unaudited pro forma consolidated financial information (the "Pro Forma Information") of AFC presented below is based upon its consolidated financial statements, which include the accounts of APY, as adjusted to give effect to the Merger Transactions. The Merger Agreement provides that each outstanding share of APY Common Stock held by an APY Public Stockholder, will be converted into the right to receive (x) 0.4 of a share of AFC Common Stock, and (y) an amount in cash, without interest, equal to $17.60; provided, however, that (1) in the event the Average Stock Price is less than $36.00, the Standard Cash Consideration shall be equal to (A) $32.00 less (B) the Standard Exchange Ratio multiplied by the Average Stock Price and (2) in the event the Average Stock Price is greater than $41.00, the Standard Cash Consideration shall be equal to (A) $34.00 less (B) the Standard Exchange Ratio multiplied by the Average Stock Price. Alternatively, an APY stockholder may elect to receive their merger consideration solely in AFC Common Stock or in cash, subject to proration in the event that the election made by such stockholder is oversubscribed. If no election is made by an APY Public Stockholder, such holder will be deemed to have made a Standard Election with respect to such holder's shares. See "The Merger Transactions--Payment to Stockholders; Election Procedures" and "The Merger Transactions--The Merger Agreement--APY Merger Consideration."

  The following unaudited pro forma condensed consolidated statement of income for the year ended December 31, 1996 gives effect to the Merger Transactions and the offering of 8.207% Series A Capital Securities by AFC Capital Trust I (the "Offering," and together with the Merger Transactions, the "Transactions") as if each had occurred at the beginning of 1996, and is based on the consolidated statement of income of AFC for such period. The following unaudited pro forma condensed consolidated balance sheet at December 31, 1996 gives effect to the Transactions as if each had occurred on such date and is based on the consolidated balance sheet of AFC as of December 31, 1996.

  The Pro Forma Information is based on available information and on assumptions management believes are reasonable and that reflect the effects of the Transactions. The Pro Forma Information is provided for informational purposes only and should not be construed to be indicative of AFC's consolidated financial position or its results of operations had the transactions been consummated on the dates assumed and does not in any way represent a projection or forecast of AFC's consolidated financial position or consolidated results of operations for any future date or period. The Pro Forma Information should be read in conjunction with the AFC and APY historical consolidated financial statements and the notes thereto included elsewhere in this Information Statement/Prospectus and with the information set forth under "The Merger Transactions," as well as AFC and APY audited consolidated financial statements including the notes thereto, AFC's and APY's management's discussion and analysis of financial condition and results of operations and AFC's and APY's description of business, which are incorporated by reference into this Information Statement/Prospectus. See "Incorporation of Certain Documents by Reference."

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1996

                         HISTORICAL               PRO FORMA(1)
                         ---------- -------------------------------------------
                                      ADJUSTMENTS
                                    RELATING TO THE   ADJUSTMENTS
                                        CAPITAL     RELATING TO THE    ADJUSTED
                            AFC       SECURITIES        MERGER         BALANCE
                         ---------- --------------- ---------------    --------
                                (IN MILLIONS, EXCEPT PER SHARE DATA)
REVENUES
  Premiums..............  $2,236.3                                     $2,236.3
  Universal life and
   investment product
   policy fees..........     197.2                                        197.2
  Net investment
   income...............     672.6                       (17.0)(2),(9)    655.6
  Net realized
   investment gains.....      65.9                                         65.9
  Other income..........     102.7                                        102.7
                          --------                       -----         --------
    Total revenues......   3,274.7                       (17.0)         3,257.7
                          --------                       -----         --------
BENEFITS, LOSSES AND
 EXPENSES
  Policy benefits,
   claims, losses and
   loss adjustment
   expenses.............   1,957.0                         0.4 (3)      1,957.4
  Policy acquisition
   expenses.............     483.5                                        483.5
  Other operating
   expenses.............     502.5                         5.4 (4)        507.9
                          --------                       -----         --------
    Total benefits,
     losses and
     expenses...........   2,943.0                         5.8          2,948.8
                          --------                       -----         --------
Income before federal
 income taxes...........     331.7                       (22.8)           308.9
Federal income tax
 expense (benefit)......      75.2                        (5.3)(5)         69.9
                          --------                       -----         --------
Income before minority
 interest...............     256.5                       (17.5)           239.0
                          --------                       -----         --------
Minority interest
  Dividends on Company-
   obligated mandatorily
   redeemable preferred
   securities of
   subsidiary trust.....       --        (16.0)(6)                        (16.0)
  Equity in earnings....     (74.6)                       59.7 (7)        (14.9)
                          --------      ------           -----         --------
    Total minority
     interest...........     (74.6)      (16.0)           59.7            (30.9)
                          --------      ------           -----         --------
Net income..............  $  181.9      $(16.0)          $42.2         $  208.1
                          ========      ======           =====         ========
PER SHARE DATA
  Net income............  $   3.63                                     $   3.48
                          --------                                     --------
Shares used in
 calculating per common
 share amounts(8).......      50.1                                         59.8
                          --------                                     --------

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1996

                                                  PRO FORMA(1)
                                    ------------------------------------------
                                      ADJUSTMENTS
                                    RELATING TO THE   ADJUSTMENTS
                         HISTORICAL     CAPITAL     RELATING TO THE  ADJUSTED
                            AFC       SECURITIES        MERGER        BALANCE
                         ---------- --------------- ---------------  ---------
                                            (IN MILLIONS)
ASSETS
 Investments:
 Fixed maturities, at
  fair value............ $ 7,487.8                                   $ 7,487.8
 Equity securities, at
  fair value............     473.6                                       473.6
 Mortgage loans.........     650.1                                       650.1
 Real estate............     120.7                                       120.7
 Policy loans...........     132.4                                       132.4
 Other long-term
  investments...........     128.8                                       128.8
                         ---------                                   ---------
   Total investments....   8,993.4                                     8,993.4
 Cash and cash
  equivalents...........     178.5       296.3 (6)       (425.5)(9)       49.3
 Accrued investment
  income................     149.0                                       149.0
 Deferred policy
  acquisition costs.....     822.7                                       822.7
 Reinsurance
  receivables...........     875.6                                       875.6
 Deferred federal income
  taxes.................      93.2                        (40.0)(10)      53.2
 Premiums, accounts and
  notes receivable......     533.0                                       533.0
 Goodwill...............       --                         142.2 (11)     142.2
 Other assets...........     307.5                                       307.5
 Closed Block assets....     811.8                                       811.8
 Separate account
  assets................   6,233.0                                     6,233.0
                         ---------      ------          -------      ---------
   Total assets......... $18,997.7      $296.3          $(323.3)     $18,970.7
                         ---------      ------          -------      ---------
LIABILITIES AND
 SHAREHOLDERS' EQUITY
LIABILITIES
 Policy liabilities and
  accruals:
 Future policy
  benefits.............. $ 2,613.7                                   $ 2,613.7
 Outstanding claims,
  losses and loss
  adjustment expenses...   2,944.1                                     2,944.1
 Unearned premiums......     822.5                                       822.5
 Contractholder deposit
  funds and other
  policy liabilities....   2,060.4                                     2,060.4
                         ---------                                   ---------
   Total policy
    liabilities and
    accruals............   8,440.7                                     8,440.7
 Expenses and taxes
  payable...............     622.3                         (9.0)(12)     613.3
 Reinsurance premiums
  payable...............      31.4                                        31.4
 Short-term debt........      38.4                                        38.4
 Deferred federal income
  taxes.................      34.7                        (34.7)(10)       --
 Long-term debt.........     202.2                                       202.2
 Closed Block
  liabilities...........     892.1                                       892.1
 Separate account
  liabilities...........   6,227.2                                     6,227.2
                         ---------                      -------      ---------
   Total liabilities....  16,489.0                        (43.7)      16,445.3
                         ---------                      -------      ---------
MINORITY INTEREST
 Company-obligated
  mandatorily redeemable
  preferred securities
  of subsidiary trust...       --        300.0 (6)                       300.0
 Common stock...........     784.0                       (651.9)(13)     132.1
                         ---------      ------          -------      ---------
   Total minority
    interest............     784.0       300.0           (651.9)         432.1
                         ---------      ------          -------      ---------
SHAREHOLDERS' EQUITY
 Preferred stock........       --                                          --
 Common stock...........       0.5                          0.1 (14)       0.6
 Additional paid-in
  capital...............   1,382.5        (3.7)(6)        372.2 (14)   1,751.0
 Unrealized appreciation
  on investments, net...     131.6                                       131.6
 Retained earnings......     210.1                                       210.1
                         ---------      ------          -------      ---------
   Total shareholders'
    equity..............   1,724.7        (3.7)           372.3        2,093.3
                         ---------      ------          -------      ---------
     Total liabilities
      and shareholders'
      equity............ $18,997.7      $296.3          $(323.3)     $18,970.7
                         =========      ======          =======      =========

 (1) The unaudited pro forma condensed consolidated balance sheet consolidates the historical balance sheet of AFC, which includes the accounts of APY and the interest of APY Public Stockholders, as if the Merger Transactions had been consummated on December 31, 1996. The pro forma condensed consolidated statement of income for the year ended December 31, 1996 consolidates the historical statement of income of AFC, which includes the accounts of APY and the interest of APY Public Stockholders, as if the Merger Transactions had been consummated on January 1, 1996.

     The Merger will be accounted for by the purchase method of accounting as a step purchase. Accordingly, AFC's cost to acquire the minority interest in APY, calculated to be $797.8 million based on an AFC average Common Stock price of $38.50 per share, will be allocated to the assets acquired and liabilities assumed according to their respective fair values, with the excess Merger Consideration being allocated to goodwill. Applicable income tax effects of such adjustments are included as a component of AFC's net deferred tax asset. Certain transactions conducted in the ordinary course of business between AFC and APY are immaterial and, accordingly, have not been eliminated.

     Notwithstanding that the Merger Consideration is subject to change to the extent of fluctuations in the Average Stock Price, subsequent changes in AFC's market share price will not affect the measurement of the cost of the transaction for accounting purposes. The unaudited pro forma condensed consolidated financial information has been prepared based on an AFC average market price of $38.50, corresponding to the announcement of the Merger on February 19, 1997. The final allocation of the Merger Consideration is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make such an allocation in the accompanying unaudited pro forma condensed consolidated financial statements. Accordingly, the purchase allocation adjustments made in connection with the development of the unaudited pro forma condensed consolidated financial statements are preliminary and have been made solely for the purpose of developing such unaudited pro forma consolidated financial statements.

     The $142.2 million pro forma excess of Merger Consideration over net tangible assets acquired as of December 31, 1996 would be amortized over 40 years at a rate of $3.6 million per year, in accordance with generally accepted accounting principles, which require that acquired intangible assets be amortized over lives not to exceed 40 years. After consummation of the Merger Transactions, AFC anticipates completion of the valuations and other studies of the significant assets, liabilities and business operations of APY. Using this information, AFC will make a final allocation of the Merger Consideration, including allocation to tangible assets and liabilities, identifiable intangible assets and goodwill. AFC believes that any significant allocation of excess Merger Consideration to assets other than goodwill will be amortized over periods approximating the assets' remaining useful lives.

     The future results of operations of AFC will reflect increased amortization of intangible assets which are non-deductible for tax purposes. The future financial position of AFC will reflect increased intangible assets as described above and increased shareholders' equity resulting from the issuance of approximately 9.7 million shares of AFC Common Stock to APY Public Stockholders.

 (2) Represents amortization or accretion of purchased premium or discount, respectively, on fixed maturities over the estimated remaining life of the securities.

 (3) Represents 40% of the elimination of the amortization of unrecognized transition, prior service and other costs recognized in fair value purchase accounting adjustment for Hanover's and Citizens' pension plans. The remaining 60% of the elimination is an adjustment to other operating expense. The 40%-60% allocation is based on the percentage of total salary expense charged to losses and loss adjustment expenses and other operating expenses.

 (4) Represents (i) amortization over 40 years of goodwill resulting from this transaction and (ii) 60% of the elimination of the amortization of unrecognized transition, prior service and other costs recognized in fair value purchase accounting adjustments for Hanover's and Citizens' pension plans (the remaining 40% of the elimination is an adjustment to policy benefits, claims, losses and loss adjustment expenses) and (iii) elimination of the amortization of unrecognized transition, prior service and other costs recognized in fair value purchase accounting adjustments for Hanover and Citizens post-retirement benefit plans. The 60%-

     40% allocation is based on the percentage of total salary expense charged to adjustment policy benefits, claims, losses and loss adjustment expenses and other operating expenses.
 (5) Represents the income tax benefit of the above adjustments except amortization of goodwill, which is non-deductible for tax purposes. The income tax benefit of adjustments to net investment income discussed in Note (9) is at 19.4%, the effective tax rate on the investment portfolio. The income tax benefit of all other adjustments, except goodwill, is at 35%.
 (6) AFC, through a subsidiary trust, on February 3, 1997, issued mandatory redeemable preferred securities with a liquidation amount totaling $300.0 million which accrue dividends at an annual rate of 8.207%. Proceeds totaled $296.3 million, net of $3.7 million of issuance costs. These adjustments reflect the pro forma effects of this transaction.
 (7) Represents elimination of the minority interest expense associated with AFC's interest in APY on AFC's consolidated statement of income.
 (8) The unaudited pro forma condensed consolidated financial statements reflect the conversion of each share held by an APY Public Stockholder (24.2 million minority-owned shares at December 31, 1996) to 0.4 shares of AFC Common Stock (50.1 million shares outstanding at December 31,
     1996), resulting in 59.8 million pro forma shares of AFC Common Stock outstanding.
     The total market value of the AFC Common Stock to be issued in connection with the Merger, is calculated as follows (in thousands, except the Standard Exchange Ratio and per share data):

      APY minority-owned common shares outstanding on December 31,
       1996...........................................................   24,177
      Standard Exchange Ratio.........................................      0.4
                                                                       --------
      Shares of AFC Common Stock to be issued.........................    9,671
      Average market price per share of AFC Common Stock at February
       19, 1997                                                        $  38.50
                                                                       --------
        Total market value of AFC Common Stock to be issued........... $372,334
                                                                       ========

 (9) Reflects cash paid to APY minority shareholders at $17.60 per approximately 24.2 million shares. Net investment income is decreased to reflect the lower level of cash and cash equivalents, based on $129.2 million of cash utilized in the Merger Transactions and APY's average portfolio yield of 6.19% for the year ended December 31, 1996, respectively.
(10) Reflects the deferred tax effect of adjusting certain pension and post retirement benefit liabilities to fair value. Additionally, AFC and APY will become a single taxable entity as a result of the Merger Transactions. Accordingly, the historical deferred tax liability of $34.7 million, which is related to the Life Insurance Subsidiaries, has been netted against the historical deferred tax asset as part of the pro forma adjustments.
(11) Consists of the excess of purchase price over the fair value of net assets acquired, calculated as follows (in millions):

      Purchase price.................................................. $ 797.8
      Book value of minority interest in APY..........................  (651.9)
      Fair market value adjustments on
        Reserve for acquisition costs.................................     6.0
        Accrued pension and post-retirement benefits (net of taxes)...    (9.7)
                                                                       -------
        Net goodwill.................................................. $ 142.2
                                                                       =======

(12) Consists of a $6.0 million increase resulting from the establishment of a reserve for acquisition costs and a $15.0 million decrease resulting from adjusting certain pension and postretirement benefit liabilities to fair value.
(13) Represents elimination of AFC historical minority interest related to APY.
(14) Reflects issuance of 9.7 million shares of AFC Common Stock exchanged for 100% of the minority shares of APY Common Stock, as described in Note 8 above.

                      COMPARATIVE RIGHTS OF STOCKHOLDERS

  At the Effective Time, the stockholders of APY who receive AFC Common Stock as Merger Consideration will become stockholders of AFC. As stockholders of AFC, their rights will be governed by the DGCL and the Certificate of Incorporation of AFC (the "AFC Charter") and Bylaws (the "AFC Bylaws"). Following are summaries of certain differences between the rights of APY stockholders and AFC stockholders.

  AFC and APY are both organized under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of APY Common Stock and AFC Common Stock arise solely from the differences in their respective certificates of incorporation and bylaws. The AFC Charter and AFC Bylaws are substantially similar to the APY Charter and the APY Bylaws, respectively, except for certain matters as described herein.

  Authorized Capital. The total number of authorized shares of capital stock of APY is 110,000,000, consisting of 90,000,000 shares of APY Common Stock and 20,000,000 shares of preferred stock, par value, $1.00 per share (the "APY Preferred Stock"). Immediately prior to the Merger and as a result of the approval of the Charter Amendment, APY will have authorized 120,000,000 shares of capital stock, of which 60,000,000 are shares of APY Common Stock, 40,000,000 are shares of Class B Common Stock, par value $5.00 per share, and 20,000,000 are shares of APY Preferred Stock. The total number of authorized shares of capital stock of AFC is 320,000,000 consisting of 300,000,000 shares of AFC Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share (the "AFC Preferred Stock").

  Directors. The AFC Board of Directors is divided into three separate classes, consisting, as nearly as possible, of equal number of directors. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. The APY Board is not divided into separate classes.

  Amendment of Bylaws. Under the AFC Charter and the AFC Bylaws, the AFC Bylaws may be altered, amended or repealed or new bylaws may be adopted either by a vote of a majority of the AFC Board or by the holders of two-thirds of the outstanding capital stock entitled to vote thereon. The APY Charter and APY Bylaws provide that the APY Bylaws may be adopted, altered, amended or repealed by either a vote by the majority of the APY Board or by a vote of a majority of the outstanding capital stock entitled to vote thereon.

  Amendment of Charter. Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend the AFC Charter. In addition, amendments which make changes relating to the capital stock by increasing or decreasing the par value or the aggregate number of authorized shares of a class, or otherwise adversely affecting the rights of such class, must be approved by the majority vote of each class or series of stock affected, even if such stock would not otherwise have such voting rights. The AFC Charter, but not the APY Charter, requires a vote of two-thirds of the outstanding shares of capital stock entitled to vote generally in the election of directors to amend certain provisions thereof, including the provisions relating to the classification of the Board, evaluation of certain transactions and regulation of nominations of directors and of business to be conducted at meetings of stockholders.

  Removal of Directors. Under the AFC Charter, any or all directors may be removed from office at any time, but only for cause and only by either the affirmative vote of the holders of two-thirds of the outstanding shares then entitled to vote generally in the election of directors, or the affirmative vote of two-thirds of the directors then in office. The APY Bylaws allow for the removal of any or all directors, with or without cause, by the vote of the holders of a majority of the outstanding shares then entitled to vote to remove directors.

  Filling Vacancies on the Board of Directors. Pursuant to the AFC Bylaws, any vacancies on the Board of Directors may be filled upon the affirmative vote of a majority of the remaining directors then in office. Newly created directorships resulting from any increase in the number of directors may be filled by a vote of the stockholders but only if such positions are not first filled by the AFC Board. In contrast, under the APY Bylaws, vacancies and any newly created directorships resulting from any increase in the number of directors may be filled by either a vote of stockholders or by a majority of the directors then in office.

  Notice of Director Nominations and New Business. The AFC Charter authorizes and the AFC Bylaws establish procedures, including advance notice procedures, with regard to the nomination, other than by or at the direction of the AFC Board of Directors, of candidates for election as directors to be brought before meetings of stockholders of AFC. In general, notice must be received by AFC not less than 60 days nor more than 90 days prior to the meeting and must contain certain specified information concerning the persons to be nominated and concerning the stockholder submitting the nomination proposal. In addition, the Bylaws require that any such nomination of candidates for election as a director be accompanied by a petition signed by at least 100 record holders of capital stock entitled to vote in the election of directors, representing in the aggregate 1% of the outstanding capital stock entitled to vote thereon. In contrast, the APY Charter and By-laws do not contain such a restriction.

  Stockholder Action Without a Meeting. Under the AFC Charter, as permitted by the DGCL, no action may be taken by the stockholders except at a meeting. The APY Charter does not contain such a restriction.

  Section 203 of the DGCL. Under Section 203 of the DGCL (the "Delaware anti-takeover law"), certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date such stockholder became an interested stockholder, unless (i) the corporation has elected in its certificate of incorporation not to be governed by the Delaware anti-takeover law, (ii) the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder,
(iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan), or (iv) the business combination was approved by the board of directors of the corporation and ratified by 66 2/3% of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation's voting stock. APY elected in its certificate of incorporation not to be governed by the Delaware anti-takeover law. AFC made no such election and therefore remains subject to the provisions of Section 203 of the DGCL.

                    PRINCIPAL AND OTHER STOCKHOLDERS OF APY

  The following table sets forth certain information regarding the beneficial ownership of APY Common Stock, as of the Record Date (unless otherwise noted), by (i) each director and executive officer of APY and AFC; (ii) stockholders holding 5% or more of APY Common Stock and (iii) all directors and executive officers as a group.

                                                          APY COMMON STOCK
                                                         BENEFICIALLY OWNED
                                                       -------------------------
                                                       PERCENT OF
                                                       NUMBER OF     OUTSTANDING
                                                       SHARES(1)       SHARES
                                                       ----------    -----------
SMA Financial Corp. .................................. 35,472,600(2)    59.5%
 440 Lincoln Street
 Worcester, MA 01653
John F. O'Brien.......................................     16,000          *
 (Director, President and Chief
 Executive Officer of AFC and APY)
Bruce C. Anderson.....................................      1,000          *
 (Vice President of AFC and APY)
Michael P. Angelini...................................      3,000          *
 (Director of AFC and APY)
Richard J. Baker......................................      4,200(3)       *
 (Vice President of AFC and APY)
David A. Barrett......................................        600          *
 (Director of AFC and APY)
James A. Cotter, Jr...................................      1,700(4)       *
 (Director of APY)
Gail L. Harrison......................................        450          *
 (Director of AFC and APY)
Robert P. Henderson...................................        --           *
 (Director of AFC)
M Howard Jacobsen.....................................        --           *
 (Director of APY)
John P. Kavanaugh.....................................        --           *
 (Vice President of AFC and APY)
John F. Kelly.........................................        450(5)       *
 (Vice President of AFC and APY)
Dona Scott Laskey.....................................      1,040          *
 (Director of APY)
J. Barry May..........................................      3,200          *
 (Vice President of AFC and APY)
James R. McAuliffe....................................      1,600          *
 (Vice President of AFC and APY)
J. Terrence Murray....................................        --           *
 (Director of AFC)

                                                       APY COMMON STOCK
                                                      BENEFICIALLY OWNED
                                                    -----------------------
                                                    PERCENT OF
                                                    NUMBER OF   OUTSTANDING
                                                    SHARES(1)     SHARES
                                                    ----------  -----------
Robert J. Murray...................................      --           *
 (Director of AFC)
Edward J. Parry III................................      --           *
 (Vice President and Chief Financial Officer
 of AFC and APY)
Richard M. Reilly..................................      --           *
 (Vice President of AFC and APY)
Larry C. Renfro....................................      --           *
 (Vice President of AFC and APY)
Eric A. Simonsen...................................    9,000(6)       *
 (Director of APY and
 Vice President of AFC and APY)
Philip E. Soule....................................      300          *
 (Vice President of FAFLIC and APY)
John L. Sprague....................................      --           *
 (Director of AFC)
Robert G. Stachler.................................      --           *
 (Director of AFC and APY)
Herbert M. Varnum..................................      600          *
 (Director of AFC and APY)
Richard M. Wall....................................      --           *
 (Director or AFC and APY)
Directors and executive officers of APY and AFC
 as a group (26 persons)..............................43,140          *

--------
* Each of the amounts represents less than 1% of the outstanding shares of APY Common Stock as of the Record Date. As to shares beneficially owned, each person has sole voting and investment power, except as indicated in other footnotes to this table.
(1) Represents shares beneficially owned and shares that the beneficial owner named above has the right to acquire within 60 days of March 28, 1997, upon exercise of outstanding stock options.
(2) All of the outstanding capital stock of SMA Financial Corp. is owned by FAFLIC, a wholly-owned direct subsidiary of AFC.
(3) Includes 2,700 shares held by Mr. Baker's wife, who has the sole power to vote, dispose of, receive dividends and proceeds from such shares.
(4) Includes 100 shares owned by Mr. Cotter's spouse.
(5) Includes 150 shares Mr. Kelly holds as custodian under the Uniform Gifts to Minors Act.
(6) Includes an aggregate of 3,000 shares held in trusts for the benefit of Mr. Simonsen's children. Mr. Simonsen is trustee of the trusts and he disclaims beneficial ownership of the shares held in the trusts.

                  BUSINESS RELATIONSHIPS BETWEEN AFC AND APY

  Prior to the consummation of the Merger Transactions, AFC indirectly owned approximately 59.5% of the capital stock of APY. This 59.5% interest is held directly by SMA Financial Corp., a Massachusetts corporation, which is a wholly owned direct subsidiary of FAFLIC. FAFLIC is a wholly owned direct subsidiary of AFC. In addition, seven of AFC's directors and virtually all of its executive officers, including its Chief Executive Officer, occupy similar positions with APY.

  AFC's subsidiary FAFLIC currently provides various centralized administrative and management services, operating support and office space to APY and its subsidiaries, as well as to other FAFLIC subsidiaries. Effective in 1970, APY's predecessor entered into an agreement with FAFLIC pursuant to which FAFLIC agreed to provide services to APY in accordance with FAFLIC's cost allocation policy. FAFLIC's cost allocation policy is based on state insurance law requirements that all cost allocations be on a fair and reasonable basis between entities and product lines within FAFLIC's holding company structure and also are designed to meet regulations imposed by taxing authorities. Services provided by FAFLIC include investment services, portfolio management, and a certain amount of accounting, financial, legal and administrative services, operations relating to servicing and underwriting of policies and information and data systems. FAFLIC's cost allocation and distribution policies are subject to review by various state and federal regulatory agencies. AFC intends to continue to provide such services on the same cost allocation basis to APY and its subsidiaries immediately following the Merger Transactions.

  Administrative charges (excluding rental charges) incurred by FAFLIC and charged to APY were $58.0 million, $50.8 million and $63.1 million for the years ended December 31, 1996, 1995 and 1994, respectively. APY leases its principal office from FAFLIC, with which it shares most of the facility. Rental charges were $1.3 million for each of the years ended December 31, 1996, 1995 and 1994, respectively. The rent is triple net, with rent based on cost using a fluctuating interest rate. FAFLIC believes that such terms are no less favorable to APY than if the property was leased to a non-affiliate.

  See also "Special Factors--Interests of Certain Persons in the Merger Transactions;" "Certain Other Matters--Directors and Executive Officers of AFC;" and "--Directors and Executive Officers of APY."

                              REGULATORY MATTERS

GENERAL

  Insurance companies are subject to supervision and regulation by the state insurance authorities in each state in which they transact business. Such supervision and regulation relate to numerous aspects of an insurance company's business and financial condition and, in certain states, significantly affect the pricing and types of business an insurance company may write. The extent of state regulation varies, but most jurisdictions have laws and regulations governing standards of solvency, levels of reserves, limitations on the authorization of an insurer's lines of business, underwriting limits, the licensing to do business of insurers and agents, the nature and concentration of investments by insurers, the setting of premium rates, the payment of dividends, an insurer's transactions with its affiliates, the change of control of an insurer and the approval of policy forms. State insurance departments also conduct periodic financial condition and market conduct examinations of the affairs of insurance companies and require the filing of annual and other reports relating to the financial condition of insurance companies, including the filing of detailed annual financial statements, prepared on the basis of statutory accounting practices and valuation of assets rules, in each of the jurisdictions in which the insurance companies are licensed.

  AFC is subject to regulation under the insurance holding company statutes of Delaware, Illinois, Indiana, Massachusetts, Michigan, New Hampshire, Ohio, Pennsylvania and Texas, the domiciliary states of the Insurance Subsidiaries. APY is subject to regulation under the insurance holding company statutes of Illinois, Indiana,

Michigan, New Hampshire, Ohio, Pennsylvania and Texas, the domiciliary states of APY's subsidiaries that are insurance companies. The Insurance Subsidiaries are regulated under the statutes of their domiciliary states and the other states in which they are licensed to transact insurance business. The Insurance Subsidiaries are collectively licensed to transact business in, and are subject to regulation and supervision by, all fifty states, the U.S. Virgin Islands, Puerto Rico, the District of Columbia and Canada. In addition, as a result of the nature of AFC's business, certain of its Insurance Subsidiaries are subject to regulation under the federal securities laws, including the Securities Act and the Investment Advisors Act of 1940, as amended (the "Investment Advisors Act"), and under ERISA.

HOLDING COMPANY REGULATION

  As indicated above, neither AFC nor APY is regulated as an insurance company but is, as the owner of the capital stock of subsidiaries that are insurance companies, subject to the insurance holding company acts of each of the states of domicile of such subsidiaries. These acts contain certain reporting requirements as well as restrictions on transactions between an insurer and its affiliates.

  The insurance codes of the domiciliary states of the Insurance Subsidiaries contain similar provisions (subject to certain variations) to the effect that the acquisition or change of "control" of a domestic insurer or of any person that controls a domestic insurer cannot be consummated without the prior approval of the relevant insurance regulator. In general, a presumption of "control" arises from the ownership, control, possession with the power to vote or possession of proxies with respect to 10% or more of the voting securities of a domestic insurer or of a person that controls a domestic insurer. A person seeking to acquire control, directly or indirectly, of a domestic insurance company or of any person controlling a domestic insurance company must generally file with the relevant insurance regulatory authority an application for change of control (commonly known as a "Form A") containing certain information required by statute and published regulations and provide a copy of such Form A to the domestic insurer.

  In addition, if any of the domiciliary states conclude that the Merger Transactions described herein constitute a change in control of a domiciliary insurer, several state insurance regulatory laws contain provisions that require pre-notification to state agencies of a change in control of a non-domestic admitted insurance company in that state. While such pre-notification statutes do not authorize the state agency to disapprove the change of control, such statutes do authorize issuance of a cease and desist order with respect to the non-domestic admitted insurer if certain conditions exist such as undue market concentration.

  Any future transactions that would constitute a change in control of AFC would also generally require prior approval by and/or notice filings with the state insurance departments of at least Delaware, Illinois, Indiana, Massachusetts, Michigan, New Hampshire, Ohio, Pennsylvania and Texas and would require the pre-acquisition notification in those states which have adopted pre-acquisition notification provisions and wherein the Insurance Subsidiaries are admitted to transact business. Such requirements may deter, delay or prevent certain transactions affecting the control of AFC or the ownership of AFC Common Stock, including transactions that could be advantageous to the stockholders of AFC.

                                 OTHER MATTERS

DIRECTORS AND EXECUTIVE OFFICERS OF AFC

  Below is information with respect to those individuals who serve as directors and executive officers of AFC.

  NAME                 AGE                       POSITION
  ----                 ---                       --------
John F. O'Brien......   53 Director, Chief Executive Officer and President
Bruce C. Anderson....   53 Vice President
Richard J. Baker.....   65 Vice President and Secretary
John P. Kavanaugh....   42 Vice President and Chief Investment Officer
John F. Kelly........   58 Vice President and General Counsel
J. Barry May.........   49 Vice President
James R. McAuliffe...   52 Vice President
Edward J. Parry III..   37 Vice President, Chief Financial Officer and Treasurer
Richard M. Reilly....   58 Vice President
Larry C. Renfro......   46 Vice President
Eric A. Simonsen.....   51 Vice President
Phillip E. Soule.....   47 Vice President
Michael P. Angelini..   54 Director
David A. Barrett.....   69 Director
Gail L. Harrison.....   49 Director
Robert P. Henderson..   65 Director
J. Terrence Murray...   57 Director
Robert J. Murray.....   55 Director
John L. Sprague......   66 Director
Robert G. Stachler...   67 Director
Herbert M. Varnum....   59 Director
Richard M. Wall......   68 Director

  JOHN O'BRIEN has been a Director, Chief Executive Officer and President of AFC since February 1995. He has also served as a Director, Chief Executive Officer and President of FAFLIC since August 1989. In addition to his positions with AFC and FAFLIC, Mr. O'Brien has served as a Director, President and Chief Executive Officer of APY since August 1992, and has been a Director of Hanover since September 1989, Citizens Insurance since March 1992 and Citizens, for which he also serves as Chief Executive Officer, since December 1992. Mr. O'Brien is also a trustee or director and executive officer of Allmerica Investment Trust, Allmerica Securities Trust, and Allmerica Funds. Additionally, Mr. O'Brien is a director and/or holds offices at various other non-public FAFLIC affiliates including SMA Financial Corp. and AFLIAC. Mr. O'Brien also currently serves as a Director of The TJX Companies, Inc., an off-price family apparel retailer, ABIOMED, Inc., a medical device company, Cabot Corporation, a diversified specialty chemicals and materials and energy company and The Life Insurance Association of Massachusetts. He also currently serves as a member of the executive committee of the Mass Capital Resource Company, a Massachusetts investment partnership. Prior to joining FAFLIC, Mr. O'Brien served as an officer of FMR Corp., the parent company of various financial services companies in the Fidelity Group, and a director and/or an executive officer at various other of FMR Corp.'s affiliates.

  BRUCE ANDERSON has been Vice President of AFC since February 1995 and Vice President of APY and Citizens since March 1997. Mr. Anderson has been employed by FAFLIC since 1967 and has been Vice President of FAFLIC since October 1984.

  RICHARD BAKER has been Vice President and Secretary of AFC since February 1995, Vice President and Assistant Secretary of FAFLIC since 1973 and April 1996, respectively, and has been employed by FAFLIC since 1959. He has served as Assistant Secretary of APY since October 1992, Vice President and Secretary of APY since May 1995, and as Vice President and Secretary of Citizens since September 1993 and January 1993, respectively. Mr. Baker has also served as Vice President of AFLIAC since January 1982, and as a Director from June 1993 to April 1996. In addition, Mr. Baker is a director and/or executive officer at various other non-public affiliates.

  JOHN KAVANAUGH has been Vice President and Chief Investment Officer of AFC since September 1996, has been employed by FAFLIC since 1983, and has been Vice President of FAFLIC since December 1991 and Vice President of AFLIAC since January 1992. Mr. Kavanaugh has also served as Director and Chief Investment Officer of FAFLIC, Hanover, Citizens Insurance and AFLIAC since August 1996, and Vice President and Chief Investment Officer of APY and Citizens since September 1996. Mr. Kavanaugh is also a director and/or executive officer at various other non-public affiliates.

  JOHN KELLY has been Vice President, General Counsel and Assistant Secretary of AFC since February 1995, has been employed by FAFLIC since July 1968, and has been Senior Vice President and General Counsel of FAFLIC since February 1986. In addition to his positions with AFC and FAFLIC, Mr. Kelly has been Vice President and General Counsel of APY since August 1992, Assistant Secretary of APY since May 1995, Assistant Secretary of Citizens since December 1992, and Vice President, General Counsel and Assistant Secretary of Citizens since September 1993. Mr. Kelly was Secretary of APY from August 1992 to May 1995. Mr. Kelly has been a Director of AFLIAC since October 1982 and is a director and/or executive officer at various other non-public affiliates.

  J. BARRY MAY has been Vice President of AFC since February 1997, Vice President of APY and President of Hanover since September 1996 and Vice President of Citizens since March 1997. He has been a Director of Hanover and Citizens Insurance since September 1996. Mr. May served as Vice President of Hanover from May 1995 to September 1996, as Regional Vice President from February 1993 to May 1995 and as a General Manager of Hanover from June 1989 to May 1995. Mr. May has been employed by Hanover since 1985.

  JAMES MCAULIFFE has been Vice President of AFC from February 1995 through December 1995 and since February 1997, Vice President of APY since August 1992, a Director of APY from August 1992 through December 1994, a Director and Vice President of Citizens since December 1992, and a Director of AFLIAC from April 1987 through May 1995 and since May 1996. Mr. McAuliffe has been President of Citizens Insurance since December 1994. Mr. McAuliffe has been employed by FAFLIC since 1968, and served as Vice President and Chief Investment Officer of FAFLIC from November 1986 through December 1994. Mr. McAuliffe has served as Vice President and Chief Investment Officer of APY from August 1992 through December 1994, and Vice President and Chief Investment Officer of AFLIAC from December 1986 through May 1995. Additionally, Mr. McAuliffe is a director and/or executive officer at various other non-public affiliates.

  EDWARD PARRY has been Chief Financial Officer of AFC since December 1996. He has also been Vice President and Treasurer of AFC since February 1995. He has served as Chief Financial Officer of FAFLIC, AFLIAC, APY, Hanover, Citizens and Citizens Insurance since December 1996 and as Vice President and Treasurer of FAFLIC, AFLIAC, APY and Hanover since February 1993 and of Citizens since September 1993 and December 1992, respectively. Mr. Parry is also a director and/or executive officer at various other non-public affiliates. Prior to joining FAFLIC in July 1992, Mr. Parry was employed by the accounting firm of Price Waterhouse from July 1987 through July 1992.

  RICHARD REILLY has been Vice President of AFC and FAFLIC since February 1997 and November 1990, respectively, and Vice President of APY and Citizens since March 1997. He has also been a Director and Vice President of AFLIAC since November 1990 and President and Chief Executive Officer of AFLIAC since August 1995. Mr. Reilly was Vice President of AFC from February 1995 through December 1995. Additionally, Mr. Reilly has been the President of Allmerica Investment Trust, Allmerica Funds, and Allmerica Securities Trust, each a registered investment company, since February 1991, April 1991 and February 1991, respectively. Mr. Reilly is also a director and/or holds an executive office at various other non-public affiliates. Prior to his affiliation with FAFLIC, he was an executive officer of Fidelity Management and Research Company from 1969 to 1987 and Oppenheimer Capital from 1987 to 1990.

  LARRY RENFRO has been a Vice President of AFC and FAFLIC since February 1997 and April 1990, respectively, and Vice President of APY and Citizens since March 1997. He has served as Director, President and Chief Executive Officer of 440 Financial Group of Worcester, Inc. (a former subsidiary of FAFLIC) from May 1990 to March 1995. Mr. Renfro has also served as Vice President of APY from October 1992 through December 1995 and as Vice President of AFC from February 1995 through December 1995. From August 1989 through March 1990, Mr. Renfro was an Executive Vice President at State Street Bank & Trust Company. From March 1988 through July 1989, Mr. Renfro served as President and Chief Executive Officer of Boston Financial Data Services, Incorporated, a subsidiary of State Street Bank & Trust Company. From April 1981 through March 1988, Mr. Renfro held various executive offices at Fidelity Investments, including Managing Director of Fidelity Management & Research Company. Mr. Renfro is currently a Director of LoJack Corporation, a manufacturer of anti-theft systems.

  ERIC SIMONSEN has been Vice President of AFC since February 1995. He has been a Director and Vice President of APY since August 1992, of Citizens since December 1992 and of AFLIAC since September 1990. He has served as Vice President and as a Director of FAFLIC since September 1990 and April 1996, respectively. Mr. Simonsen has been President of Allmerica Service Company, Inc. since December 1996. Mr. Simonsen was Chief Financial Officer of AFC from February 1995 to December 1996, of FAFLIC and AFLIAC from September 1990 to December 1996, of APY from August 1992 to December 1996 and of Citizens from December 1992 to December 1996. Mr. Simonsen is also a director and/or executive officer at various other non-public affiliates. From April 1987 to September 1990, Mr. Simonsen served as a Principal and Chief Financial Officer of The Lincoln Group, Inc., a privately owned group of manufacturing companies.

  PHILLIP SOULE has been Vice President of AFC, Citizens and FAFLIC since February 1997, March 1997 and February 1987, respectively, and of APY since September 1996. He was a Vice President of AFC from February 1995 through December 1995. Mr. Soule has been employed by FAFLIC since 1972 in various capacities.

  MICHAEL ANGELINI has been a Director of AFC since February 1995, of FAFLIC from August 1984 to April 1996, and of APY since August 1992. He served as a Director of Hanover from December 1991 through December 1992. Mr. Angelini is a partner at the law firm of Bowditch & Dewey, with which he has been associated since 1968, and is a Director of Flagship Bank & Trust Company.

  Mr. Angelini is Chairman of the Audit Committee of AFC's Board of Directors. His term of office as a Director of AFC expires in 1998.

  DAVID BARRETT has been a Director of AFC since February 1995, of FAFLIC from March 1976 to April 1996, of APY since August 1992 and of Hanover from December 1991 to December 1992. Mr. Barrett was executive director of Worcester Memorial Hospital, Inc. from 1968 until January 1983, and served as President and Chief Executive Officer of that organization until October 1988. Mr. Barrett served as President and Chief Executive Officer of Medical Center of Central Mass., Inc. from October 1988 to April 1992, and currently is a consultant to that organization, now known as Memorial Health Care.

  Mr. Barrett is a member of the Audit Committee of AFC's Board of Directors. His term of office as a Director of AFC expires in 1997.

  GAIL HARRISON has been a Director of AFC since February 1995, of FAFLIC from March 1986 to April 1996, of APY since August 1992, and of Hanover from December 1991 to December 1992. Since February 1981, Ms. Harrison has been affiliated with The Wexler Group (formerly Wexler, Reynolds, Harrison & Shule, Inc.), a government relations consulting firm.

  Ms. Harrison's term of office as a Director of AFC expires in 1997.

  ROBERT P. HENDERSON has been a Director of AFC since September 1996. Mr. Henderson has been the Chairman of Greylock Management Corporation, a venture capital firm, since 1983. Mr. Henderson is also a Director of Cabot Corporation and Filenes Basement, a Trustee of the Museum of Fine Arts in Boston, Massachusetts, and a Member of Corporation of the New England Deaconess Hospital. Mr. Henderson is a former Chairman of the Federal Reserve Bank of Boston.

  Mr. Henderson's term of office as a Director of AFC expires in 1999.

  J. TERRENCE MURRAY has been a Director of AFC since February 1995 and of FAFLIC from January 1992 to April 1996. Mr. Murray is the Chairman, President and Chief Executive Officer of Fleet Financial Group, Inc., a bank holding company, where he has been employed since July 1962. Mr. Murray is also a Director of A.T. Cross Co., a writing instrument company, and CVS Corporation, a drugstore chain.

  Mr. Murray's term of office as a Director of AFC expires in 1998.

  ROBERT MURRAY has been a Director of AFC since May 1996. Mr. Murray has been Chairman, President and Chief Executive Officer of New England Business Service, Inc. ("NEBS"), a supplier of business forms, since December 1995 and has served on the Board of Directors of NEBS since 1991. Prior to joining NEBS, Mr. Murray was employed by The Gillette Company, Inc. ("Gillette"), a manufacturing company, beginning in 1961. He served as a Corporate Vice President of Gillette beginning in 1987 and as the Executive Vice President of Gillette's North Atlantic Group from January 1991 to December 1995. Mr. Murray is also a Director of North American Mortgage Company, LoJack Corporation and Fleet National Bank, as well as a Trustee of Boston College.

  Mr. Murray's term of office as a Director of AFC expires in 1999.

  JOHN SPRAGUE has been a Director of AFC since February 1995 and of FAFLIC from September 1972 to April 1996. Mr. Sprague has been President of John L. Sprague Associates, Inc., a consulting company for technology companies, since January 1988. He served as President and Chief Executive Officer of Sprague Electric Company, a semiconductor company, from December 1980 to January 1988. Mr. Sprague is also a Director of Aerovox Corp., a manufacturing company, Sipex Corporation and California Micro Devices Corporation, an electronic components manufacturer.

  Mr. Sprague is a member of the Audit Committee of AFC's Board of Directors. Mr. Sprague's term of office as a Director of AFC expires in 1999.

  ROBERT STACHLER has been a Director of AFC since February 1995, of FAFLIC from March 1978 to April 1996, of APY since August 1992, and of Hanover from April 1990 to December 1992. Mr. Stachler has been a partner at the law firm of Taft, Stettinius & Hollister since 1964.

  Mr. Stachler is a member of the Compensation Committee of AFC's Board of Directors. His term of office as a Director of AFC expires in 1997.

  HERBERT VARNUM has been a Director of AFC since February 1995, of FAFLIC from March 1979 to April 1996, of APY since August 1992, and of Hanover from December 1991 through December 1992. Mr. Varnum was employed by Quabaug Corporation, a manufacturing company, beginning in 1960 and served as President and Chief Executive Officer from 1982 to 1989, and as Chairman and Chief Executive Officer from January 1990 until his retirement in June 1995.

  Mr. Varnum is a member of the Compensation Committee of AFC's Board of Directors. His term of office as a Director of AFC expires in 1998.

  RICHARD WALL has been a Director of AFC since February 1995, of FAFLIC from March 1986 to April 1996, of APY since August 1992, and of Hanover from December 1991 through December 1992. Mr. Wall has been General Counsel and assistant to the Chairman and Chief Executive Officer of FLEXcon Company, Inc., a plastics manufacturing company, since November 1985.

  Mr. Wall is a member of the Compensation Committee of AFC's Board of Directors. His term of office as a Director of AFC expires in 1999.

DIRECTORS AND EXECUTIVE OFFICERS OF APY

  Below is information with respect to those individuals who serve as directors and executive officers of APY.

  NAME                 AGE                       POSITION
  ----                 ---                       --------
John F. O'Brien......   53 Director, Chief Executive Officer and President
Bruce C. Anderson....   53 Vice President
Richard J. Baker.....   65 Vice President and Secretary
John P. Kavanaugh....   42 Vice President and Chief Investment Officer
John F. Kelly........   58 Vice President and General Counsel
J. Barry May.........   49 Vice President
James R. McAuliffe...   52 Vice President
Edward J. Parry III..   37 Vice President, Chief Financial Officer and Treasurer
Richard M. Reilly....   58 Vice President
Larry C. Renfro......   46 Vice President
Eric A. Simonsen.....   51 Vice President and Director
Phillip E. Soule.....   47 Vice President
Michael P. Angelini..   54 Director
David A. Barrett.....   69 Director
James A. Cotter,        57 Director
 Jr..................
Gail L. Harrison.....   49 Director
M Howard Jacobson....   63 Director
Dona Scott Laskey....   53 Director
Robert G. Stachler...   67 Director
Herbert M. Varnum....   59 Director
Richard M. Wall......   68 Director

  JAMES COTTER, JR. has been a Director of APY since February 1996. Mr. Cotter is also a Director of Citizens Corporation. Mr. Cotter has been a broker with the firm of H.C. Wainwright & Co. since January 1994, and previously was a broker with the firm of Gruntal & Co. (June 1993-January 1994). He previously served as a Managing Director and Treasurer of Schooner Trading Company. Mr. Cotter is also Chairman of Olde Port Bank and Trust of Portsmouth, New Hampshire and a Director of Citizens Corporation, a subsidiary of the Company.

  M HOWARD JACOBSON has been a Director of APY since 1992. Mr. Jacobson has been a Senior Advisor of, and consultant to, Bankers Trust, Private Bank, New York, New York since 1991. From August 1989 to August 1991, he was Senior Advisor to Prudential-Bache Capital Funding. Mr. Jacobson is also a Director of Boston Chicken, Inc. and Wyman-Gordon Co.

  DONA SCOTT LASKEY has been a Director of APY since 1992. Ms. Laskey is an attorney in private practice. From 1989 until December 1996, she practiced law with the firm of Tillman, McTier, Coleman, Talley, Newbern & Kurrie, in Valdosta, Georgia. She is also a Director of APY's subsidiary, Citizens Corporation, and of FNB Bancorp, Inc.

  For information with respect to John F. O'Brien, Bruce C. Anderson, Richard
J. Baker, John P. Kavanaugh, John F. Kelly, J. Barry May, James R. McAuliffe, Edward J. Parry III, Richard M. Reilly, Larry C. Renfro, Eric A. Simonsen, Phillip E. Soule, Michael P. Angelini, David A. Barrett, Gail L. Harrison, Robert G. Stachler, Herbert M. Varnum and Richard M. Wall, see "--Directors and Executive Officers of AFC" above.

DIRECTORS AND EXECUTIVE OFFICERS OF MERGER SUB

  John F. Kelly, 58, serves as a Director and as Secretary of Merger Sub. Edward J. Parry III, 37, serves as a Director and as President and Treasurer of Merger Sub. For information with respect to John F. Kelly and Edward J. Parry III, see "Directors and Executive Officers of AFC" above.

  All the directors and executive officers of AFC, APY and Merger Sub are United States citizens.

                                 LEGAL MATTERS

  The validity of the AFC Common Stock to be issued in connection with the Merger Transactions will be passed upon for AFC by Ropes & Gray, One International Place, Boston, Massachusetts. Certain federal income tax consequences of the Merger Transactions will be passed upon for AFC by Latham & Watkins, 885 Third Avenue, New York, New York.

                                    EXPERTS

  The consolidated financial statements of AFC as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, incorporated in this Information Statement/Prospectus by reference to its Annual Report on Form 10-K for the year ended December 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of APY as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, incorporated in this Information Statement/Prospectus by reference to its Annual Report on Form 10-K for the year ended December 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                                                    APPENDIX A-1


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        ALLMERICA FINANCIAL CORPORATION

                             APY ACQUISITION, INC.

                                      AND

                 ALLMERICA PROPERTY & CASUALTY COMPANIES, INC.


                         DATED AS OF FEBRUARY 19, 1997

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
 ARTICLE 1 THE MERGER...................................................    1
    1.1.   The Merger...................................................    1
    1.2.   Effective Time...............................................    2
    1.3.   Effect of the Merger.........................................    2
    1.4.   Certificate of Incorporation, By-Laws........................    3
    1.5.   Directors and Officers.......................................    3
 ARTICLE 2 EFFECT OF THE MERGER ON SECURITIES OF THE COMPANY AND MERGER
           SUB..........................................................    3
    2.1.   Merger Sub Stock.............................................    3
    2.2.   Conversion of Company Common Stock; Recapitalization.........    3
    2.3.   Company Common Stock Elections...............................    4
    2.4.   Proration....................................................    5
    2.5.   Dividends, Fractional Shares, Etc. ..........................    6
 ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF COMPANY....................    7
    3.1.   Existence; Good Standing; Corporate Authority................    7
    3.2.   Authorization, Validity and Effects of Agreements............    7
    3.3.   Capitalization...............................................    8
    3.4.   Subsidiaries.................................................    8
    3.5.   No Conflict; Required Filings and Consents...................    8
    3.6.   Compliance...................................................    9
    3.7.   SEC Documents................................................    9
    3.8.   Litigation...................................................   10
    3.9.   Absence of Certain Changes...................................   10
    3.10.  No Brokers...................................................   10
    3.11.  Opinion of Financial Advisor.................................   10
    3.12.  DGCL Section 203.............................................   10
 ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB...   10
    4.1.   Existence; Good Standing; Corporate Authority................   10
    4.2.   Authorization; Validity and Effect of Agreements.............   11
    4.3.   Capitalization...............................................   11
    4.4.   Subsidiaries.................................................   11
    4.5.   No Conflict; Required Filings and Consents...................   11
    4.6.   Compliance...................................................   12
    4.7.   SEC Documents................................................   12
    4.8.   Litigation...................................................   13
    4.9.   Absence of Certain Changes...................................   13
    4.10.  No Brokers...................................................   13
    4.11.  Opinion of Financial Advisor.................................   13
    4.12.  Financing....................................................   13
    4.13.  No Regulatory Disqualifiers..................................   13
    4.14.  DGCL Section 203.............................................   13
    4.15.  Interim Operations of the Sub................................   13
 ARTICLE 5 COVENANTS....................................................   13
    5.1.   Alternative Proposals........................................   13
    5.2.   Interim Operations...........................................   14
    5.3.   Filings; Other Action........................................   15

                                                                           PAGE
                                                                           ----
    5.4.   Inspection of Records.........................................   15
    5.5.   Publicity.....................................................   16
    5.6.   Registration Statement........................................   16
    5.7.   Written Consent...............................................   17
    5.8.   Listing Application...........................................   17
    5.9.   Further Action................................................   17
    5.10.  Expenses......................................................   17
    5.11.  Takeover Statute..............................................   17
    5.12.  Indemnification...............................................   17
    5.13.  Cooperation of the Purchaser..................................   18
    5.14.  Letter of Purchaser's Accountants.............................   18
    5.15.  Letter of Company's Accountants...............................   18
 ARTICLE 6 CONDITIONS....................................................   19
    6.1.   Conditions to Each Party's Obligation to Effect the Merger....   19
    6.2.   Conditions to Obligation of Company to Effect the Merger......   19
    6.3.   Conditions to Obligation of Purchaser to Effect the Merger....   20
 ARTICLE 7 TERMINATION...................................................   20
    7.1.   Termination by Mutual Consent.................................   20
    7.2.   Termination by Either Purchaser or Company....................   20
    7.3.   Termination by Company........................................   20
    7.4.   Termination by Special Committee..............................   21
    7.5.   Termination by Purchaser......................................   21
    7.6.   Effect of Termination and Abandonment.........................   21
    7.7.   Extension; Waiver.............................................   21
 ARTICLE 8 GENERAL PROVISIONS............................................   22
    8.1.   Nonsurvival of Representations, Warranties and Agreements.....   22
    8.2.   Notices.......................................................   22
    8.3.   Assignment, Binding Effect....................................   22
    8.4.   Entire Agreement..............................................   22
    8.5.   Amendment.....................................................   22
    8.6.   Governing Law.................................................   23
    8.7.   Counterparts..................................................   23
    8.8.   Headings......................................................   23
    8.9.   Interpretation................................................   23
    8.10.  Waivers.......................................................   23
    8.11.  Incorporation of Exhibits.....................................   23
    8.12.  Severability..................................................   23
    8.13.  Enforcement of Agreement......................................   23
    8.14.  Subsidiaries..................................................   23

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of February 19, 1997, by and among Allmerica Financial Corporation, a Delaware corporation (the "Purchaser"), APY Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of the Purchaser ("Merger Sub") and Allmerica Property & Casualty Companies, Inc., a Delaware corporation (the "Company").

                                   RECITALS

  1. WHEREAS, the Boards of Directors of each of the Purchaser, Merger Sub and the Company have approved and deem it advisable and in the best interest of their respective companies and stockholders to consummate the merger provided for herein, pursuant to which Merger Sub shall be merged with and into the Company (the "Merger") in accordance with the Delaware General Corporation Law (the "DGCL") and upon the terms and subject to the conditions set forth herein;

  2. WHEREAS, the Company has duly constituted and authorized a special committee (the "Special Committee") of the Board of Directors of the Company, consisting of James A. Cotter, Jr. (Chairman), Dona Scott Laskey and M Howard Jacobson, each an independent director the Company; and

  3. WHEREAS, immediately prior to the Merger, each share of Company Common Stock (as defined in Section 2.2(a)) held by the Purchaser and its wholly-owned subsidiaries shall be exchanged for one share of Class B Common Stock (as defined in Section 2.2(d)) of the Company; and

  4. WHEREAS, the Purchaser, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby;

  NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                  The Merger

1.1 The Merger.

  (a) At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company after the Effective Time is hereinafter sometimes referred to as the "Surviving Corporation" and sometimes referred to as "the Company."

  (b) Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article 7 and subject to the satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Effective Time), the consummation of the Merger shall take place as promptly as practicable (and in any event within five business days) after satisfaction or waiver of the conditions set forth in Article 6, at the offices of Ropes & Gray, One International Place, Boston, Massachusetts, unless another date, time or place is agreed to in writing by the parties hereto.

  1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article 6, the Company shall file a duly executed certificate of merger in form mutually satisfactory to the parties hereto as contemplated by the DGCL (the "Certificate of Merger"), with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing being the "Effective Time").

                                     A1-1

  1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation. Moreover, at the Effective Time, all of the estate, property, rights, privileges, powers and franchises of each of the Company and Merger Sub, and all their property, real, personal and mixed, and all the debts on whatever account to any of them, as well as all stock subscriptions and other choses in action, belonging to any of them, shall be transferred to, and shall be vested in, the Surviving Corporation without further act or deed; and the Surviving Corporation shall be deemed to have assumed, and shall be liable for, all debts, liabilities and obligations of each of the Company and Merger Sub in the same manner and to the same extent as if the Surviving Corporation had itself incurred such debts, liabilities and obligations.

1.4 Certificate of Incorporation, By-Laws.

  (a) At the Effective Time the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time (as amended as provided for in Section 3.3), shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation.

  (b) The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereinafter amended as provided by the certificate of incorporation, the Surviving Corporation and such by-laws.

  1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE 2

       Effect of the Merger on Securities of the Company and Merger Sub;
                               Recapitalization

  2.1 Merger Sub Stock. At the Effective Time, each share of the Common Stock, $.01 par value, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and shall become one share of common stock, $.01 par value per share, of the Surviving Corporation.

2.2 Conversion of Company Common Stock; Recapitalization.

  (a) Except as otherwise provided in Section 2.5 and subject to Sections 2.2(c), (d) and (e), and Section 2.4, at the Effective Time each issued and outstanding share of Common Stock, $1.00 par value, of the Company (the "Company Common Stock"), shall be converted into, at the election of the holder thereof, one of the following (as adjusted pursuant to Section 2.5 the "Merger Consideration"):

    (i) for each such share of Company Common Stock (other than shares as to which a Stock Election or Cash Election (each as defined below) has been made), the right to receive (x) 0.4 (the "Standard Exchange Ratio") of a share of the Common Stock, $.01 par value per share, of the Purchaser ("Purchaser Common Stock"), and (y) an amount in cash, without interest, equal to $17.60 (the "Standard Cash Consideration"); provided, however, that (1) in the event the Average Stock Price is less than $36.00, the Standard Cash Consideration shall be equal to (A) $32.00 less (B) the Standard Exchange Ratio multiplied by the Average Stock Price and (2) in the event the Average Stock Price is greater than $41.00, the Standard Cash Consideration shall be equal to (A) $34.00 less (B) the Standard Exchange Ratio multiplied by the Average Stock Price (collectively, the "Standard Consideration");

    (ii) for each such share of Company Common Stock with respect to which an election to receive solely Purchaser Common Stock has been effectively made and not revoked or lost pursuant to Section 2.3(c), (d)

                                     A1-2
  and (e), the right to receive 0.85714 (the "Stock Exchange Ratio") of a share of Purchaser Common Stock (the "Stock Consideration"); provided, however, that (1) in the event the Average Stock Price is less than $36.00, the Stock Exchange Ratio shall be equal to $32.00 divided by the Average Stock Price and (2) that in the event the Average Stock Price is greater than $41.00, the Stock Exchange Ratio shall be equal to $34.00 divided by the Average Stock Price; or

    (iii) for each such share of Company Common Stock with respect to which an election to receive solely cash has been effectively made and not revoked or lost pursuant to Section 2.3(c), (d) or (e), the right to receive in cash, without interest, an amount equal to $33.00 (the "Cash Consideration"); provided, however, that (1) in the event the Average Stock Price is less than $36.00, the Cash Consideration shall be equal to $32.00 and (2) in the event the Average Stock Price is more than $41.00, the Cash Consideration shall be equal to $34.00.

  "Average Stock Price" means the average of the Closing Market Prices (as hereinafter defined) for the ten consecutive trading days ending on the [fifth] trading day prior to the Effective Time. The "Closing Market Prices" for any trading day means the closing sales price of the Purchaser Common Stock as reported in the New York Stock Exchange Composite Tape (as reported by the Wall Street Journal or, if not reported thereby, as reported by another source as mutually agreed by the Purchaser and, with the consent of the Special Committee, the Company) for that day.

  (b) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time and except as provided in Sections 2.2(d) and 2.2(e), all shares of Company Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, the Merger Consideration and cash for fractional shares of Purchaser Common Stock in accordance with Section 2.5(c) upon the surrender of a certificate representing such shares of Company Common Stock (a "Company Certificate").

  (c) Notwithstanding anything contained in this Section 2.2 to the contrary, each share of Company Common Stock issued and held in the Company's treasury or any wholly owned subsidiary thereof or by any wholly owned subsidiary of the Purchaser other than SMA Financial Corp. ("SMA") immediately prior to the Effective Time shall, by virtue of the Merger, be cancelled and retired and shall cease to exist without payment of any consideration therefor.

  (d) Notwithstanding anything contained in this Section 2.2, immediately prior to the Effective Time, each share of Company Common Stock held by SMA, shall be exchanged for one share of Class B Common Stock, $5.00 par value per share, of the Company ("Class B Common Stock") (the "Recapitalization"). Such shares of Class B Common Stock shall remain outstanding after the Merger.

  (e) Notwithstanding anything in this Agreement to the contrary, holders of Company Common Stock that have, as of the Effective Time, complied with all procedures necessary to assert appraisal rights in accordance with Section 262 of the DGCL, if applicable, shall have such rights, if any, as they may have pursuant to Section 262 of the DGCL and such Company Common Stock shall not be converted or be exchangeable as provided in this Section 2.2, but such holders shall be entitled to receive such payment as may be determined to be due to such holders pursuant to the DGCL; provided, however, that, if such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the DGCL, such holder's Company Common Stock shall thereupon be deemed to have been converted and to have become exchangeable, as of the Effective Time, into the Merger Consideration. The Company Common Stock described in this Section 2.2(e) held by holders who exercise and perfect appraisal rights are referred to herein as "Dissenting Shares." The Company shall give the Purchaser prompt notice of any demands for appraisal of shares received by the Company (and shall also give the Purchaser prompt notice of any withdrawals of such demands for appraisal rights) and
(ii) the Purchaser shall have the opportunity and right to participate in and direct all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation, shall, except with the prior written consent of the Purchaser, make any payment with respect to, or settle, offer to settle or otherwise negotiate any such demand for appraisal rights.

                                     A1-3

  (f) At the Effective Time, each outstanding option or right to purchase shares of Company Common Stock (a "Company Option") shall be converted into an option to purchase shares of Purchaser Common Stock, as provided below. Following the Effective Time, each such Company Option shall be exercisable upon the same terms and conditions as then are applicable to such Company Option, except that (i) each such Company Option shall be exercisable for that number of shares of Purchaser Common Stock equal to the product of (x) the number of shares of Company Common Stock for which such Company Option was exercisable and (y) the Stock Consideration specified in Section 2.2(a)(ii) and (ii) the exercise price of such option shall be equal to the exercise price per share of such option as of the date hereof divided by the Stock Consideration. It is the intention of the parties that, to the extent that any such Company Option constituted an "incentive stock option"(within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") immediately prior to the Effective Time, such option continue to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Code, and that the assumption of the Company Stock Options provided by this
Section 2.2(f) satisfy the conditions of Section 424(a) of the Code. From and after the date of this Agreement, no additional options to purchase shares of Company Common Stock shall be granted under the Company stock option plans or otherwise. Except as otherwise agreed to by the parties, no person shall have any right under any stock option plan (or any option granted thereunder) or other plan, program or arrangement with respect to, including any right to acquire, equity securities of the Company following the Effective Time.

2.3 Company Common Stock Elections.

  (a) Each person who, at the Effective Time, is a record holder of shares of Company Common Stock (other than holders of shares of Company Common Stock to be cancelled as set forth in Section 2.2(c) or of Dissenting Shares, or as provided in Section 2.2(d)) shall have the right to submit an Election Form (as defined in Section 2.3(c)) specifying that such person desires to have all of the shares of Company Common Stock owned by such person converted into the right to receive either (i) the Standard Consideration (a "Standard Election")
(ii) the Stock Consideration (a "Stock Election"), or (iii) the Cash Consideration (a "Cash Election").

  (b) Promptly after the Allocation Determination (as defined in Section 2.3(d)), (i) the Purchaser shall deposit (or cause to be deposited) with a bank or trust company to be designated by the Purchaser and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 2, cash in an amount sufficient to pay the aggregate cash portion of the Merger Consideration pursuant to Section 2.2(a) and (ii) the Purchaser shall deposit (or cause to be deposited) with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, certificates representing the shares of Purchaser Common Stock ("Purchaser Certificates") for exchange in accordance with this Article 2 (the cash and certificates deposited pursuant to clauses (i) and (ii) being hereinafter referred to as the "Exchange Fund").

  (c) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Company Common Stock immediately prior to the Effective Time (excluding any shares of Company Common Stock which (i) are cancelled pursuant to Section 2.2(c), (ii) are Dissenting Shares or (iii) are exchanged in the Recapitalization) (A) a letter of transmittal (the "Company Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of such Company Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Purchaser shall specify), (B) instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, and (C) an election form (the "Election Form") providing for such holders to make the Standard Election, the Cash Election or the Stock Election. As of the Election Deadline (as defined in Section 2.3(d)) all holders of Company Common Stock immediately prior to the Effective Time (excluding any shares of Company Common Stock that (i) are cancelled pursuant to Section 2.2(c) or (ii) are exchanged in the Recapitalization) that shall not have properly submitted to the Exchange Agent, or that shall have properly revoked, an effective, properly completed Election Form shall be deemed to have made a Standard Election (each a "Deemed Standard Election").

                                     A1-4

  (d) Any Cash Election, Standard Election, or Stock Election shall have been validly made only if the Exchange Agent shall have received by 5:00 p.m. Boston, Massachusetts time on a date (the "Election Deadline") to be mutually agreed upon by the Purchaser and the Company (with the consent of the Special Committee) (which date shall not be later than the twentieth business day after the Effective Time), an Election Form properly completed and executed (with the signature or signatures thereof guaranteed to the extent required by the Election Form) by such holder accompanied by such holder's Company Certificates, or by an appropriate guarantee of delivery of such Company Certificates from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States as set forth in such Election Form. Any holder of Company Common Stock that has made an election by submitting an Election Form to the Exchange Agent may at any time prior to the Election Deadline change such holder's election by submitting a revised Election Form, properly completed and signed that is received by the Exchange Agent prior to the Election Deadline. Any holder of Company Common Stock may at any time prior to the Election Deadline revoke such holder's election and withdraw such holder's Company Certificates deposited with the Exchange Agent by written notice to the Exchange Agent received by the close of business on the day prior to the Election Deadline. As soon as practicable after the Election Deadline (but in no event later than ten business days after the Election Deadline), the Exchange Agent shall determine the allocation of the cash portion of the Merger Consideration and the stock portion of the Merger Consideration and shall notify the Purchaser of its determined allocation (the "Allocation Determination").

  (e) From and after the Effective Time, each holder of a certificate that immediately after the Recapitalization and immediately prior to the Effective Time represented outstanding shares of Company Common Stock shall, upon surrender of such certificate for cancellation to the Exchange Agent, together with the Company Letter of Transmittal, duly executed, and such other documents as the Purchaser or the Exchange Agent shall reasonably request, be entitled to receive promptly after the Election Deadline in exchange therefor
(A) a check in the amount equal to the cash, if any, which such holder has the right to receive pursuant to the provisions of this Article 2 (including any cash in lieu of fractional shares of Purchaser Common Stock pursuant to
Section 2.5(c)), and (B) a Purchaser Certificate representing that number of shares of Purchaser Common Stock, if any, which such holder has the right to receive pursuant to this Article 2 (in each case less the amount of any required withholding taxes), and the Company Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.3, each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby. If any certificate for shares of Purchaser Common Stock to be issued in the Merger is to be issued in a name other than that in which the certificate for shares of Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of such issuance that the person requesting such issuance shall pay any transfer or other tax required by reason of the issuance of certificates for such shares of Purchaser Common Stock in a name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Purchaser or its agent that such tax has been paid or is not applicable.

  (f) The Purchaser shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of the Election Forms, the manner and extent to which Standard Elections, Cash Elections or Stock Elections are to be taken into account in making the determinations prescribed by Section 2.4, the issuance and delivery of certificates for Purchaser Common Stock into which shares of Company Common Stock are converted in the Merger, and the payment of cash for shares of Company Common Stock converted into the right to receive cash in the Merger.


2.4 Proration.

  (a) As is more fully set forth below, the maximum number of shares of Purchaser Common Stock issuable to holders of Company Common Stock (the "Maximum Number of Purchaser Shares") shall not exceed the product of (x) 0.4 and (y) the number of Outstanding Company Shares (as defined below).

  (b) As is more fully set forth below, the aggregate amount of cash to be paid to holders of Outstanding Company Shares (as defined below) (the "Maximum Cash Amount") shall not exceed the product of (x) the

                                     A1-5

Standard Cash Election and (y) the number of Outstanding Company Shares. "Outstanding Company Shares" shall mean those shares of Company Common Stock outstanding immediately prior to the Effective Time excluding (a) shares of Company Common Stock that are cancelled pursuant to Section 2.2(c), (b) Dissenting Shares (but only for so long as such shares remain Dissenting Shares), (c) shares exchanged in the Recapitalization and (d) any other shares of Company Common Stock owned directly or indirectly by the Purchaser.

  (c) In the event that the aggregate number of shares of Purchaser Common Stock issuable pursuant to the Stock Elections received by the Exchange Agent exceeds an amount equal to the Maximum Number of Purchaser Shares minus the number of shares of Purchaser Common Stock issuable pursuant to Standard Elections and Deemed Standard Elections, including any fractional shares of Purchaser Common Stock for which a cash adjustment shall be paid pursuant to
Section 2.5(c) (such difference, the "Remaining Purchaser Shares"), each holder making a Stock Election shall receive, for each share of Company Common Stock held by such holder, (x) a number of shares of Purchaser Common Stock equal to the quotient obtained by dividing (i) the Remaining Purchaser Shares by (ii) the aggregate number of shares of Company Common Stock held by holders making Stock Elections (the "Stock Election Company Shares"), plus (y) cash in an amount equal to the quotient obtained by dividing (iii) the Remaining Stock Election Cash Amount (as defined below) by (iv) the Stock Election Company Shares. The "Remaining Stock Election Cash Amount" shall be equal to the Maximum Cash Amount minus the amount of cash payable pursuant to Standard Elections, Deemed Standard Elections and Cash Elections.

  (d) In the event that the aggregate amount of cash payable pursuant to Cash Elections received by the Exchange Agent exceeds the Maximum Cash Amount minus the aggregate amount of cash payable pursuant to Standard Elections and Deemed Standard Elections (such difference, the "Remaining Cash"), each holder making a Cash Election shall receive, for each share of Company Common Stock held by such holder, (x) cash in an amount equal to the quotient obtained by dividing the (i) Remaining Cash by (ii) the aggregate number of shares of Company Common Stock held by holders making Cash Elections (the "Cash Election Company Shares"), plus (y) a number of shares of Purchaser Common Stock equal to the quotient obtained by dividing (iii) the Remaining Cash Election Purchaser Shares (as defined below) by (iv) the Cash Election Company Shares. The "Remaining Cash Election Purchaser Shares" shall be the number of shares of Purchaser Common Stock equal to the Maximum Number of Purchaser Shares minus the number of shares of Purchaser Common Stock issuable pursuant to Standard Elections, Deemed Standard Elections and Stock Elections (including any fractional shares of Purchaser Common Stock for which a cash adjustment shall be paid pursuant to Section 2.5(c) in respect of such Standard Elections, Deemed Standard Elections and Stock Elections).

2.5 Dividends, Fractional Shares, Etc.

  (a) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on Purchaser Common Stock shall be paid with respect to any shares of Company Common Stock represented by a Company Certificate, until such Company Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Company Certificate, there shall be paid to the holder of the Purchaser Certificates issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Purchaser Common Stock and not paid, less the amount of any withholding taxes that may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Purchaser Common Stock, less the amount of any withholding taxes that may be required thereon.


  (b) At or after the Effective Time, there shall be no transfer on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing any such shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration, if any, deliverable in respect thereof pursuant to this Agreement.

                                     A1-6

  (c) No fractional shares of Purchaser Common Stock shall be issued pursuant to the Merger. In lieu of the issuance of any fractional share of Purchaser Common Stock pursuant to the Merger, cash adjustments shall be paid to holders in respect of any fractional share of Purchaser Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to the product of such fractional amount and the Average Stock Price.

  (d) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Purchaser Common Stock) that remains unclaimed by the former stockholders of the Company one year after the Effective Time shall be delivered to the Purchaser. Any former stockholder of the Company who has not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation and the Purchaser for payment of the applicable Merger Consideration, cash in lieu of fractional shares and unpaid dividends and distributions on the Purchaser Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case without any interest thereon.

  (e) None of the Purchaser, the Company, Merger Sub, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned or unclaimed property, escheat or similar laws.

  (f) In the event that any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by the Purchaser, the posting by such person of a bond in such reasonable amount as the Purchaser may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificate the applicable Merger Consideration, cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Purchaser Common Stock, as provided in this Section 2.5, deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE 3

                   Representations and Warranties of Company

  Except as set forth in the disclosure letter delivered at or prior to the execution hereof to the Purchaser (the "Company Disclosure Letter") or in the Company Reports (as defined below), the Company represents and warrants to the Purchaser and Merger Sub as of the date of this Agreement as follows:

  3.1 Existence; Good Standing; Corporate Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operations or financial condition or prospects of the Company and its Subsidiaries taken as a whole (a "Company Material Adverse Effect"). The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of the Company's Significant Subsidiaries (as defined in Section 8.14) is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not individually or in the aggregate, have a Company Material Adverse Effect.

  3.2 Authorization, Validity and Effects of Agreements. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby.

                                     A1-7

Subject only to the approval of this Agreement, the Merger and the transactions contemplated hereby by the holders of a majority of the outstanding shares of Company Common Stock, the consummation by the Company of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

  3.3 Capitalization. The authorized capital stock of the Company consists of 90,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, $1.00 par value (the "Company Preferred Stock"). Immediately prior to the Effective Time and after any action required to be taken by Company stockholders with respect to the Merger and the Recapitalization, the authorized capital stock of the Company will be 60,000,000 shares of Company Common Stock 40,000,000 shares of Class B Common Stock and 20,000,000 shares of Company Preferred Stock. As of December 31, 1996, there were 59,649,406 shares of Company Common Stock, and no shares of Company Preferred Stock, issued and outstanding and 2,246,600 shares of Company Common Stock held in the Company's treasury. Since such date, (i) no additional shares of capital stock of the Company have been issued, except pursuant to (a) the Recapitalization or (b) the terms existing on the date hereof of the Company's stock option and employee stock purchase plans, pension plans and other similar employee benefit plans (the "Company Stock Plans") and (ii) no options or other rights to acquire shares of the Company's capital stock have been granted. The Company has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except for the transactions contemplated by this Agreement, there are not on the date hereof any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries (other than under the Company Stock Plans).

  3.4 Subsidiaries. The Company owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Company Significant Subsidiary) of each of the Company's Significant Subsidiaries other than Citizens Corporation. Each of the outstanding shares of capital stock of each of the Company's Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and other than Citizens Corporation is owned, directly or indirectly, by the Company. Each of the outstanding shares of capital stock of each Significant Subsidiary of the Company other than Citizens Corporation is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by law which are not material. As of December 31, 1996, there were outstanding 35,267,300 shares of capital stock of Citizens Corporation. The Company owns indirectly 29,093,500 shares of capital stock of Citizens Corporation and such shares are held indirectly by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by law that are not material.

  3.5 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or by-laws or equivalent organizational documents of (x) the Company or (y) any Significant Subsidiary,
(ii) subject to making the filings and obtaining the approvals identified in
Section 3.5(b), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary (as defined in Section 8.14) or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) subject to making the filings and obtaining the approvals identified in Section 3.5(b), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or

                                     A1-8
give to others any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected, except, in the case of clauses (i)(y), (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent the Company from performing its obligations hereunder in any material respect, and would not, individually or in the aggregate, have a Company Material Adverse Effect.

  (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory commission, board or other authority, domestic or foreign (each a "Governmental Entity"), except (i) for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, (B) applicable approvals of the state insurance commissioners of the States of Delaware, Illinois, Indiana, Massachusetts, Michigan, New Hampshire, Ohio, Pennsylvania and Texas, (C) filing and recordation of appropriate merger and similar documents as required by Delaware law and (D) applicable requirements, if any, of the Code and state, local and foreign tax laws, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Company Material Adverse Effect.

  3.6 Compliance. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected, in each case except for any conflicts, defaults or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have, individually or in the aggregate, a Company Material Adverse Effect.

  3.7 SEC Documents. (a) The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission ("SEC") since December 31, 1993 (collectively, the "Company Reports"). As of their respective dates, the Company Reports and any such reports, forms and other documents filed by the Company with the SEC after the date of this Agreement (i) complied, or will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not, or will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence shall not apply to any misstatement or omission in any Company Report filed prior to the date of this Agreement which was superseded by a subsequent Company Report filed prior to the date of this Agreement.

  (b) Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial

                                     A1-9
position of the Company and the Company Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the Company and the Company Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

  3.8 Litigation. There are no actions, suits or proceedings pending against the Company or the Company Subsidiaries or, to the knowledge of the Company, threatened against the Company or the Company Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect.

  3.9 Absence of Certain Changes. Except as specifically contemplated by this Agreement or as disclosed in the Company Reports or the Company Disclosure Letter, since December 31, 1995, (i) no events or series of events have occurred, and no circumstances have arisen, that are reasonably likely, individually or in the aggregate, to result in a Company Material Adverse Effect, (ii) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock (other than regular quarterly cash dividends not in excess of $.05 per share), and
(iii) there has not been any material change in its accounting principles, practices or methods.

  3.10 No Brokers. The Company has not entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of the Company or the Purchaser to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby except that the Company has retained Salomon Brothers Inc as its financial advisor, the arrangements with which have been disclosed in writing to the Purchaser prior to the date hereof. Other than the foregoing arrangements, the Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

  3.11 Opinion of Financial Advisor. The Special Committee of the Board of Directors of the Company has received the opinion of Salomon Brothers Inc to the effect that, as of the date hereof, the Merger Consideration is fair to the holders of the Company Common Stock (other than the Purchaser and its Subsidiaries) from a financial point of view.

  3.12 DGCL Section 203. The business combination restrictions of Section 203 of the DGCL are not applicable to the transactions contemplated by this Agreement.

                                   ARTICLE 4

           Representations and Warranties of Purchase and Merger Sub

  Except as set forth in the disclosure letter delivered at or prior to the execution hereof to the Company (the "Purchaser Disclosure Letter") or in the Purchaser Reports (as defined below), each of the Purchaser and Merger Sub represents and warrants to the Company as of the date of this Agreement as follows:

  4.1 Existence; Good Standing; Corporate Authority. Each of the Purchaser and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Purchaser and Merger Sub is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse

                                     A1-10
effect on the business, results of operations or financial condition or prospects of the Purchaser and its Subsidiaries taken as a whole (a "Purchaser Material Adverse Effect"). The Purchaser has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of the Purchaser's Significant Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. The copies of the Purchaser's and Merger Sub's certificates of incorporation and Bylaws previously made available to the Company are true and correct.

  4.2 Authorization; Validity and Effect of Agreements. Each of the Purchaser and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by the Purchaser and Merger Sub of the transactions contemplated hereby when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of the Purchaser and Merger Sub, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

  4.3 Capitalization. The authorized capital stock of the Purchaser consists of 300,000,000 shares of Purchaser Common Stock, and 20,000,000 shares of preferred stock, $0.01 par value (the "Purchaser Preferred Stock"). As of December 31, 1996, there were 50,134,651 shares of Purchaser Common Stock, and no shares of Purchaser Preferred Stock, issued and outstanding and no shares of Purchaser Common Stock held in the Purchaser's treasury. Since such date, no additional shares of capital stock of the Purchaser have been issued except pursuant to the Purchaser's stock option and employee stock purchase plans, pension plans and other similar employee benefit plans (the "Purchaser Stock Plans"). The Purchaser has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Purchaser or any matter. All issued and outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except for (i) Company Options that will be converted into options to purchase Purchaser Common Stock pursuant to Section 2.2(f) and (ii) options and securities issued pursuant to Purchaser Stock Plans, there are not on the date hereof any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate the Purchaser or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of the Purchaser or any of its Subsidiaries.

  4.4 Subsidiaries. The Purchaser owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Purchaser Significant Subsidiary) of each of the Purchaser's Significant Subsidiaries and Merger Sub. Each of the outstanding shares of capital stock of each of the Purchaser's Significant Subsidiaries and Merger Sub is duly authorized, validly issued, fully paid and nonassessable and is owned, directly or indirectly, by the Purchaser. Each of the outstanding shares of capital stock of each Significant Subsidiary of the Purchaser and Merger Sub is owned, directly or indirectly, by the Purchaser free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by law that are not material.

  4.5 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Purchaser and Merger Sub do not, and the consummation by the Purchaser and Merger Sub of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or by-laws or equivalent organizational documents of the Purchaser, Merger Sub, or any Significant Subsidiary, (ii) subject to making the filings and obtaining the approvals identified in Section 4.5(b), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Purchaser or any Purchaser Subsidiary or by which

                                     A1-11
any property or asset of the Purchaser or any Purchaser Subsidiary is bound or affected, or (iii) subject to making the filings and obtaining the approvals identified in Section 4.5(b), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Purchaser or any Purchaser Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Purchaser or any Purchaser Subsidiary is a party or by which the Purchaser or any Purchaser Subsidiary or any property or asset of the Purchaser or any Purchaser Subsidiary is bound or affected, except, in the case of clauses (i), (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent the Purchaser or Merger Sub from performing its obligations hereunder in any material respect, and would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

  (b) The execution and delivery of this Agreement by the Purchaser and Merger Sub do not, and the performance by the Purchaser and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, (B) applicable approvals of the state insurance commissioners of the States of Delaware, Illinois, Indiana, Massachusetts, Michigan, New Hampshire, Ohio, Pennsylvania and Texas, (C) filing and recordation of appropriate merger and similar documents as required by Delaware law and (D) applicable requirements, if any, of the Code and state, local and foreign tax laws, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent the Purchaser or Merger Sub from performing its obligations hereunder in any material respect, and would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

  4.6 Compliance. Neither the Purchaser nor any Purchaser Subsidiary is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Purchaser or any Purchaser Subsidiary or by which any property or asset of the Purchaser or any Purchaser Subsidiary is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Purchaser or any Purchaser Subsidiary is a party or by which the Purchaser or any Purchaser Subsidiary or any property or asset of the Purchaser or any Purchaser Subsidiary is bound or affected, in each case except for any conflicts, defaults or violations that would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. The Purchaser and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have, individually or in the aggregate, a Purchaser Material Adverse Effect.

  4.7 SEC Documents. (a) The Purchaser has filed all forms, reports and documents required to be filed by it with the SEC since October 16, 1995 (collectively, the "Purchaser Reports"). As of their respective dates, the Purchaser Reports and any such reports, forms and other documents filed by the Purchaser with the SEC after the date of this Agreement (i) complied, or will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not, or will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence shall not apply to any misstatement or omission in any Purchaser Report filed prior to the date of this Agreement which was superseded by a subsequent Purchaser Report filed prior to the date of this Agreement.

  (b) Each of the consolidated balance sheets included in or incorporated by reference into the Purchaser Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Purchaser and the Purchaser Subsidiaries as of its date, and each of the consolidated statements of income,

                                     A1-12
retained earnings and cash flows included in or incorporated by reference into the Purchaser Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the Purchaser and the Purchaser Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

  4.8 Litigation. There are no actions, suits or proceedings pending against the Purchaser or the Purchaser Subsidiaries or, to the knowledge of the Purchaser, threatened against the Purchaser or the Purchaser Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are reasonably likely, individually or in the aggregate, to have a Purchaser Material Adverse Effect.

  4.9 Absence of Certain Changes. Except as specifically contemplated by this Agreement or as disclosed in the Purchaser Reports or the Purchaser Disclosure Letter, since December 31, 1995, (i) no event or series of events have occurred, and no circumstances have arisen, that are reasonably likely, individually or in the aggregate, to result in a Purchaser Material Adverse Effect, (ii) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock (other than regular quarterly cash dividends not in excess of $.05 per share), and
(iii) there has not been any material change in its accounting principles, practices or methods.

  4.10 No Brokers. The Purchaser has not entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of the Company or the Purchaser to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby except that the Purchaser has retained Merrill Lynch & Co. as its financial advisor, the arrangements with which have been disclosed in writing to the Company prior to the date hereof. Other than the foregoing arrangements, the Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

  4.11 Opinion of Financial Advisor. The Purchaser has received the opinion of Merrill, Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") to the effect that, as of the date hereof, the Merger is fair to the Purchaser from a financial point of view.

  4.12 Financing. Immediately following the Effective Time, the Purchaser will have available all of the funds required to satisfy the portion of the Merger Consideration to be paid in cash pursuant to the terms hereof.

  4.13 No Regulatory Disqualifiers. To the knowledge of the Purchaser, as of the date hereof, no event has occurred or condition exists in connection with the Merger that would cause the Purchaser to fail to satisfy any material applicable statute or written regulation of any applicable insurance regulatory authority.

  4.14 DGCL Section 203. The business combination restrictions of Section 203 of the DGCL are not applicable to the transactions contemplated by this Agreement.

  4.15 Interim Operations of the Sub. The Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities, had conducted its operations only as contemplated hereby and will not have a negative net worth as of the Effective Time.

                                   ARTICLE 5

                                   Covenants

  5.1 Alternative Proposals. Prior to the Effective Time, the Company agrees
(a) that neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries permit their respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained

                                     A1-13
by it or any of its Subsidiaries) to, (x) initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to (i) a merger, acquisition, consolidation or similar transaction involving, or purchase of (A) any assets of the Company and its Subsidiaries (other than purchases of securities and other investments from the Company's investment portfolio consistent with past practice) or (B) any outstanding shares of Company Common Stock, including any shares not already owned by the Purchaser or the Purchaser Subsidiaries, (ii) any tender offer or exchange offer with respect to shares of Company Common Stock, or
(iii) any other transaction the consummation of which could be reasonably expected to impede, interfere with, prevent or materially delay the merger or which could reasonably be expected to dilute materially the benefits to the Purchaser of the transactions contemplated under this Agreement (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or (y) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal (excluding the Merger and the Recapitalization contemplated by this Agreement), or (z) agree to, recommend or approve any Alternative Proposal, and (b) that it will notify the Purchaser immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or any discussions are sought to be initiated or continued with, it. Nothing contained in this Section 5.1 shall prevent the Company or the Special Committee from discussing, for the purpose of determining the terms and conditions of a bona fide Alternative Proposal not solicited in violation of this Agreement provided that the Special Committee determines in good faith, upon the advice of outside counsel, that failure to do so would likely be a breach of its fiduciary duties.

  (b) Except as set forth in this Section 5.2(b), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Purchaser, the approval or recommendation by such Board of Directors (or such committee) of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Alternative Proposal or (iii) cause the Company to enter into any agreement with respect to any Alternative Proposal; provided, however, in the event that prior to the Effective Time the Board of Directors of the Company or the Special Committee determines in good faith, upon advice of counsel, that failure to do so would likely be a breach of its fiduciary duties, the Board of Directors of the Company or the Special Committee, as the case may be, may withdraw or modify its approval or recommendation of this Agreement and the Merger as a result of an Alternative Proposal. The Purchaser shall immediately advise the Company and the Special Committee orally and in writing of any Alternative Proposals and shall describe the material terms and conditions of such Alternative Proposal and the identity of the person making such Alternative Proposal.

  5.2 Interim Operations. (a) Prior to the Effective Time, except as set forth in the Company Disclosure Letter or as contemplated by any other provision of this Agreement, unless the Purchaser has consented in writing thereto, the
Company:

    (i) shall, and shall cause each of its Significant Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

    (ii) shall not amend its Certificate of Incorporation or Bylaws or comparable governing instruments (other than to permit the consummation of the transactions contemplated by this Agreement);

    (iii) shall promptly notify the Purchaser of any breach of any representation or warranty contained herein or any Company Material Adverse Effect;

    (iv) shall promptly deliver to the Purchaser true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

    (v) shall not (x) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, or pursuant to the Recapitalization issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof, (y) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock, or (z) adopt any

                                     A1-14
  new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect;

    (vi) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests (other than regular quarterly cash dividends not in excess of $.05 per share) or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action;

    (vii) shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) except in the ordinary course of business and consistent with past practice, or to acquire any business or assets, in each case for an amount exceeding $25,000,000.

    (viii) shall not incur any material amount of indebtedness for borrowed money or make any loans, advances or capital contributions to, or investments (other than noncontrolling investments in the ordinary course of business) in any other person other than a wholly owned Company Subsidiary, or issue or sell any debt securities, other than borrowings under existing lines of credit in the ordinary course of business, in each case in an amount exceeding $35,000,000; and

    (ix) shall not make any change to its accounting (including tax accounting) methods, principles or practices, except as may be required by generally accepted accounting principles and except, in the case of tax accounting methods, principles or practices, in the ordinary course of business of the Company or any of its Subsidiaries.

  (b) Prior to the Effective Time, except as set forth in the Purchaser Disclosure Letter or as contemplated by this Agreement, unless the Company and the Special Committee have consented in writing thereto, the Purchaser:

    (i) shall not issue any shares of its capital stock at less than fair market value (other than pursuant to any Purchaser Stock Plans) or effect any stock split of its capital stock;

    (ii) shall promptly notify the Company of any breach of any representation or warranty contained herein or any Purchaser Material Adverse Effect;

    (iii) shall promptly deliver to the Company true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement; and

    (iv) shall not declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests (other than regular quarterly cash dividends not to exceed $0.05 per share).

  5.3 Filings; Other Action. Subject to the terms and conditions herein provided, the Company and the Purchaser shall: (a) promptly make their respectively filings and thereafter make any other required submissions under applicable state insurance laws; (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and
(ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement.

  5.4 Inspection of Records. From the date hereof to the Effective Time, each of the Company and the Purchaser shall: (i) allow all designated officers, attorneys, accountants and other representatives of the other reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the Company and the Purchaser and their respective Subsidiaries, as the case may be, (ii) furnish to the other, the other's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request

                                     A1-15
and (iii) instruct the employees, counsel and financial advisors of the Company or the Purchaser, as the case may be, to cooperate with the other in the other's investigation of the business of it and its Subsidiaries.

  5.5 Publicity. At all times at or before the Effective Time, the Company, the Purchaser and the Special Committee shall consult with one another before issuing or making any reports, statements, or release to the public with respect to this Agreement or the transactions contemplated hereby and shall use good faith efforts to agree on the text of a joint public report, statement, or release or shall use good faith efforts to obtain the others' approval of the text of any public report, statement, or release to be made solely on behalf of any of the other. If the Company, the Purchaser and the Special Committee are unable to agree on or approve any such public report, statement, or release and such report, statement, or release is, in the judgment of legal counsel to the Company, the Purchaser or the Special Committee, required by or advisable in connection with applicable law or the rules and regulations of any applicable stock exchange or may be appropriate in order to discharge its disclosure obligations, then the Company, the Purchaser or the Special Committee, as the case may be, may make or issue such report, statement, or release, provided that such report, statement or release is provided to the others a reasonable period prior to issuance and reasonable good faith efforts are made to obtain the consent of the others to such report, statement or release.

  5.6 Registration Statement. The Purchaser and the Company shall cooperate and promptly prepare and the Purchaser shall file with the SEC as soon as practicable (i) a Schedule 13E-3 Transaction Statement (the "Transaction Statement") under the Exchange Act with respect to the transactions contemplated by this Agreement and (ii) a Registration Statement on Form S-4 (the "Form S-4) under the Securities Act, with respect to the Purchaser Common Stock issuable in the Merger. A portion of such Registration Statement shall also serve as an information statement with respect to the transactions contemplated by this Agreement, including the Merger (the "Information Statement/Prospectus"). Each of the respective parties will cause the information required to be supplied by such party for inclusion in the Information Statement/Prospectus, the Form S-4 and the Transaction Statement to (a) be supplied as promptly as practicable and (b) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The respective parties shall cause each of the Information Statement/Prospectus, the Form S-4 and the Transaction Statement to comply as to form in all material respects with the applicable rules and regulations prescribed by the SEC. If at any time prior to the Effective Time, any event with respect to a party should occur that is required to be described in an amendment or, or a supplement to, the Transaction Statement, the Form S-4 or the Information Statement/Prospectus, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. Any statement that is made or incorporated by reference in the Transaction Statement, the Form S-4 or the Information Statement/Prospectus shall be deemed modified or superseded to the extent any later filed document incorporated by reference in the Transaction Statement, Form S-4 or Information Statement/Prospectus or any statement included in the Transaction Statement, the Form S-4 or the Information Statement/Prospectus modifies or supersedes such earlier statement. As promptly as practicable, the Purchaser shall use all reasonable efforts, and the Company shall cooperate with the Purchaser, to (w) file the Information Statement/Prospectus, the Form S-4 and the Transaction Statement with the applicable regulatory authorities, (x) respond to any comments made by such regulatory authorities with respect to the Information Statement/Prospectus, the Form S-4 and the Transaction Statement, (y) have the Form S-4 declared effective by the SEC and kept effective as long as is necessary to consummate the Merger and (z) mail the Information Statement/Prospectus to the stockholders of the Company. The Purchaser shall use its best efforts to obtain prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and shall pay all expenses incident thereto. The Purchaser shall advise the Company and the Special Committee, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Purchaser Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Information

                                     A1-16

Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

  5.7 Written Consent. The Purchaser shall cause SMA to execute, as Stockholder of the Company, a written consent of shareholders (a) adopting of this Agreement and approving the Merger and (b) approving the amendment to the certificate of incorporation of the Company to authorize the issuance of the Class B Common Stock pursuant to the Recapitalization (the "Written Consent").

  5.8 Listing Application. The Purchaser shall promptly prepare and submit to the New York Stock Exchange, (the "NYSE") listing applications covering the shares of Purchaser Common Stock issuable in the Merger, and shall use reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Purchaser Common Stock, subject to official notice of issuance.

  5.9 Further Action. Each party hereto shall, subject to the fulfillment of or before the Effective Time of each of the conditions or performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger and the Recapitalization.

  5.10 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein and except that (a) the filing fee in connection with the filing of the Form S-4, the Transaction Statement and the Information Statement/Prospectus with the SEC and (b) the expenses incurred in connection with printing and mailing the Form S-4 and the Information Statement/Prospectus shall be shared equally by the Company and the Purchaser.

  5.11 Takeover Statute. If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the members of the Special Committee of the Board of Directors of the Company and the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and thereby.

5.12 Indemnification.

  (a) In the event of any threatened or actual claim, suit, proceeding or investigation, whether civil, criminal or administrative (each, a "Claim"), in which any of the present or former directors or officers (the "Indemnified Parties") of the Company or any of its Subsidiaries is, or is threatened to be, made a party by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or any of its Subsidiaries, or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether before the Effective Time, or arising out of or related to the transactions contemplated by this Agreement, the Surviving Corporation and the Purchaser shall, jointly and severally, indemnify and hold harmless to the fullest extent permitted under applicable law (and shall also advance expenses incurred to the fullest extent permitted under applicable law) each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any such Claim. In the event of any such Claim, the Purchaser and the Surviving Corporation shall proceed at their own expense to defend and dispose of such Claim in the manner they deem appropriate, provided that the Indemnified Party shall have the right to employ separate legal counsel and participate in the defense of such Claim at his or her own expense, unless the interests of such Indemnified Party in such Claim are materially different from and in conflict with those of the Purchaser and the Surviving Corporation or that he or she may have defenses that are different from or in addition to and in conflict with those of the Purchaser and the Surviving Corporation, in which case the fees and expenses of such counsel shall be paid by the Purchaser and the Surviving Corporation. Neither the Company, the Purchaser nor the Surviving Corporation shall (i) be liable for any settlement effected without its

                                     A1-17
prior written consent (which consent shall not be unreasonably withheld), (ii) have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 5.12(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation, although the failure to so notify shall not relieve the Surviving Corporation from any liability, except to the extent that such failure prejudices the Surviving Corporation.

  (b) All rights to indemnification (including with respect to the advancement of expenses) for acts or omissions occurring prior to the Effective Time now existing in favor of the Indemnified Parties as provided in the certificates of incorporation or by-laws of the Company or its Subsidiaries shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six years following the Effective Time (or if the Merger is not consummated, six years from the date of this Agreement); provided, however, that all rights to indemnification in respect to any claim asserted or made within such period shall continue until disposition of such claim.

  (c) The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each such Indemnified Party and each such Indemnified Party's heirs and representatives.

  (d) The Company shall maintain its existing officers' and directors' liability insurance or reasonably comparable liability insurance ("D&O Insurance") for a period of six years following the Effective Time (or if the Merger is not consummated, six years from the date of this Agreement); so long as the annual premium therefor is not more than 200% in excess of the last annual premium paid prior to the date hereof (the "Current Premium"); provided, however, that if the existing D&O Insurance expires, is terminated or cancelled during such six-year period, the Surviving Corporation shall use its best efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium.

  5.13 Cooperation of the Purchaser. The Purchaser shall take all actions reasonably necessary to permit the Company to fulfill its obligations under this Agreement, including using reasonable efforts to cause directors, officers or employees of the Company who are directors, officers or employees of the Purchaser or any of its Subsidiaries to approve or take or refrain from taking any actions by the Company required (or prohibited, as the case may be) by this Agreement. The Purchaser shall not willfully interfere with the Company's performance of its obligations under this Agreement. Notwithstanding any other provision of this Agreement, any actions or omissions of the Company that result from a violation by the Purchaser of the preceding sentence shall not be deemed a breach of this Agreement by the Company.

  5.14 Letter of Purchaser's Accountants. Following receipt by Price Waterhouse LLP, the Purchaser's independent auditors, of (i) an appropriate request from the Company pursuant to SAS No. 72 and (ii) such additional information or representations reasonably required by Price Waterhouse LLP, the Purchaser shall use best efforts to cause to be delivered to the Company a letter of Price Waterhouse LLP, dated a date within two business days before the effective date of the S-4, and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and disclosure statements similar to this S-4 and the Information Statement/Prospectus.

  5.15 Letter of Company's Accountants. Following receipt by Price Waterhouse LLP, the Company's independent auditors, of an appropriate request from the Purchaser pursuant to SAS No. 72, the Company shall use best efforts to cause to be delivered to the Purchaser a letter of Price Waterhouse LLP, dated a date within two business days before the effective date of the S-4, and addressed to the Purchaser, in form and substance satisfactory to the Purchaser and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and disclosure statements similar to the S-4 and the Information Statement/Prospectus.

                                     A1-18

                                   ARTICLE 6

                                  Conditions

  6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

    (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable law or by the applicable regulations of any stock exchange or other regulatory body, as the case may be, by the holders of the issued and outstanding shares of capital stock of the Company.

    (b) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

    (c) The Form S-4 shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Form S-4 shall have been issued, and the SEC shall not have initiated, or, to the knowledge of the Purchaser or the Company, threatened to initiate, any action, suit, proceeding or investigation to suspend the effectiveness thereof, and all necessary approvals under state securities laws relating to the issuance or trading of the Purchaser Common Stock to be issued to the Company stockholders in connection with the Merger shall have been received.

    (d) All orders and approvals of the insurance regulatory authorities required in connection with the consummation of the transactions contemplated hereby shall have been obtained or made, whether or not any appeal or request for reconsideration of such order is pending, or whether the time for filing any appeal or request for reconsideration or for any action by the insurance regulatory authorities has expired.

    (e) All consents, authorizations, orders and approvals of filings or registrations with) any Governmental Entity (other than the insurance regulatory authorities) required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for any documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, results of operations or financial condition of the Purchaser and the Company (and their respective Subsidiaries), taken as a whole, following the Effective Time.

    (f) The Purchaser Common Stock to be issued in the Company stockholders in connection with the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

    (g) The Recapitalization shall have been completed.

  6.2 Conditions to Obligation of Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the condition that:

    (a) each of the Purchaser and Merger Sub shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time, the representations and warranties of the Purchaser and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Effective Time, except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, and the Company shall have received a certificate of the President or a Vice President of the Purchaser, dated the Effective Time, certifying to such effect.

    (b) the Company shall have received the fairness opinion of Salomon Brothers Inc to the effect that, as of the date hereof, the Merger Consideration is fair to the holders of the Company Common Stock (other than the Purchaser and its Subsidiaries) from a financial point of view and such fairness opinion shall not have been withdrawn.


                                     A1-19

  6.3 Conditions to Obligation of Purchaser to Effect the Merger. The obligation of the Purchaser to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the condition that:

    (a) the Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time, the representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Effective Time, except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, and the Purchaser shall have received a certificate of the President or a Vice President of the Company, dated the Effective Time, certifying to such effect; provided, however, that the existence of any facts, conditions or circumstances that the Purchaser, in light of its ownership of Company Common Stock and representation on the Board of Directors of the Company, knew as of the date hereof shall not be a basis for or give rise to any claim or assertion that the representations and warranties of the Company are not true and correct as of the Effective Time.

    (b) Purchaser shall have received a fairness opinion of Merrill Lynch to the effect that, as of the date hereof, the Merger is fair to the Purchaser from a financial point of view and such fairness opinion shall not have been withdrawn.


                                   ARTICLE 7

                                  Termination

  7.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by the mutual consent of the Purchaser, Merger Sub and, with the consent of the Special Committee, the Company.

  7.2 Termination by Either Purchaser or Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either the Purchaser or (with the consent of the Special Committee of the Board of Directors of the Company) the Company if (a) the Merger shall not have been consummated by September 30, 1997, or (b) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all reasonable efforts to remove such injunction, order or decree, and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by September 30, 1997, or (c) insurance regulatory authorities shall have issued an order or ruling or taken other action denying approval of the transactions contemplated by this Agreement, and such order, ruling or other action shall have become final and nonappealable.

  7.3 Termination by Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of the Company (with the consent of the Special Committee) if, prior to the Effective Time, (a) the Board of Directors determines in good faith, upon advice of counsel, that notwithstanding a binding commitment to consummate the Merger pursuant to the Merger Agreement entered into in the proper exercise of their fiduciary duties, failure to terminate this Agreement would likely be a breach of such fiduciary duties by reason of an Alternative Proposal being made; provided that the Company shall notify the Purchaser promptly of its intention to terminate this Agreement or to enter into a definitive agreement with respect to any Alternative Proposal, but in no event shall such notice be given less than 48 hours prior to the public announcement of the Company's termination of this Agreement, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the

                                     A1-20

Purchaser, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to the Purchaser, or (c) the Board of Directors of the Purchaser shall have withdrawn or modified in a manner materially adverse to the Company its approval or recommendation of this Agreement or the Merger.

  7.4 Termination by Special Committee. This Agreement may be terminated and the Merger may be abandoned by the Special Committee on behalf of the Company at any time prior to the Effective Time if the Special Committee withdraws or materially modifies or changes its recommendation of this Agreement or the Merger and the Special Committee determines in good faith, upon advice of counsel, that notwithstanding a binding commitment to consummate the Merger pursuant to the Merger Agreement entered into in the proper exercise of their fiduciary duties, failure to terminate this Agreement would likely be a breach of such fiduciary duties by reason of an Alternative Proposal; provided that the Special Committee shall notify the Company and the Purchaser promptly of its intention to terminate this Agreement, but in no event shall such notice be given less than 48 hours prior to the public announcement of such termination.

  7.5 Termination by Purchaser. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of the Company, by action of the Board of Directors of the Purchaser, if (a) the Board of Directors of the Company and the Special Committee shall have withdrawn or modified in a manner materially adverse to the Purchaser its approval or recommendation of this Agreement or the Merger, or (b) there has been a breach by the Company of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Company Material Adverse Effect, or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Purchaser to the Company; provided, however, that the existence of any facts, conditions or circumstances that the Purchaser, in light of its ownership of Company Common Stock and representation on the Board of Directors of the Company, knew as of the date hereof shall not be a basis for or give rise to any right of Purchaser to terminate this Agreement pursuant to (b) above due to a breach of a representation or warranty of the Company.

  7.6 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Sections 5.10 and 5.12 and except for the provisions of Article 8. Moreover, in the event of termination of this Agreement pursuant to Section 7.3 or Section 7.5, nothing herein shall prejudice the ability of the nonbreaching party from seeking damages from any other party for any willful breach of this Agreement, including, without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

  7.7 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided, however, that any such action taken by the Board of Directors of the Company shall require the consent of the Special Committee. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof; such waiver must be in writing and must be executed by the President, chief executive officer, chief financial officer, general counsel, or chief operating officer of such party; provided, however, that the waiver of any of the terms or conditions by the Company shall require the consent of the Special Committee. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                     A1-21

                                   ARTICLE 8

                              General Provisions

  8.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Merger and shall not survive the Merger; provided, however, that the agreements contained in Article 2, Sections 5.10 and 5.12 and this Article 8 shall survive the Merger and Section
7.6 shall survive termination.

  8.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to the Purchaser:                      If to the Company:


Allmerica Financial Corporation           Allmerica Property & Casualty
440 Lincoln Street                        Companies, Inc
Worcester, MA 01653                       440 Lincoln Street
Attention: Edward J. Parry III            Worcester, MA 01653
Telecopier No.: (508) 855-4640            Attention: James A. Cotter, Jr.
                                          Telecopier No.: [(508) 855-7588]


With copies to:
                                          With copies to:


Ropes & Gray
One International Place                   LeBoeuf, Lamb, Greene & MacRae,
Boston, MA 02110                          L.L.P.
Attention: Lauren I. Norton, Esq.         125 West 55th Street
Telecopier No.: (617) 951-7050            New York, NY 10019
                                          Attention: William S. Lamb, Esq.

                                          Telecopier No.: (212) 424-8500

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

  8.3 Assignment, Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that any assignment of this Agreement shall require the consent of the Special Committee. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as specifically provided in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

  8.4 Entire Agreement. This Agreement, the Exhibits, the Company Disclosure Letter and the Purchaser Disclosure Letter between the Company and the Purchaser and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

  8.5 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the

                                     A1-22

Merger by the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval; provided, however, that any amendment to this Agreement shall require the consent of the Special Committee. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

  8.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

  8.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

  8.9 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

  8.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

  8.11 Incorporation of Exhibits. The Company Disclosure Letter, the Purchaser Disclosure Letter and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

  8.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

  8.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that any party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which such party may be entitled to at law or in equity.

  8.14 Subsidiaries. As used in this Agreement, the word "Subsidiary" or in the plural "Subsidiaries" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner. When a reference is made in this Agreement to Significant Subsidiaries, the words "Significant Subsidiaries" shall refer to Subsidiaries (as defined above) which constitute "significant

                                     A1-23
subsidiaries" under Rule 405 promulgated by the SEC under the Securities Act. For purposes of this Agreement, each of the Company and each Subsidiary of the Company shall be deemed not to be a Subsidiary of the Purchaser.

  IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

ATTEST:                                   ALLMERICA FINANCIAL CORPORATION



By: /s/ John F. Kelly                     By: /s/ John F. O'Brien
    ---------------------------------         ---------------------------------
                                             Title: Chief Executive Officer



ATTEST:                                   ALLMERICA PROPERTY & CASUALTY
                                           COMPANIES, INC.


By: /s/ John F. Kelly                     By: /s/ John F. O'Brien
   ----------------------------------        -----------------------------------

ATTEST:                                      Title: Chief Executive Officer


                                          APY ACQUISITION, INC.



By: /s/ John F. Kelly                      By: /s/ Edward J. Parry III
   ----------------------------------         ---------------------------------
                                             Title: President

                                     A1-24

                                                                   APPENDIX A-2

                           FORM OF CHARTER AMENDMENT

                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                 ALLMERICA PROPERTY & CASUALTY COMPANIES, INC.

  Allmerica Property & Casualty Companies, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

  1. The name of the corporation is Allmerica Property & Casualty Companies, Inc. The date of filing of its original Certificate of Incorporation with the
Secretary of State was    . A Restated Certificate of Incorporation was filed
on August 17, 1992.

  2. This Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation of this corporation. The foregoing amendments have been duly adopted by the Board of Directors of the corporation at a meeting held on February 19, 1997 and by the holders of at least a majority of the shares of outstanding Common Stock of the corporation by
written consent dated     , 1997, in accordance with the provisions of
Sections 242 and 245 of the Delaware General Corporation Law.

  3. The text of the Restated Certificate of Incorporation is as follows:

                                     A2-1

    1. The name of this corporation is ALLMERICA PROPERTY & CASUALTY COMPANIES, INC.

    2. The registered office of this corporation in the State of Delaware is located at Corporation Trust Center, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

    3. The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

    4. The total number of shares of stock that this corporation shall have authority to issue is (i) 100,000,000 shares of common stock, of which (A) 60,000,000 shares shall be Common Stock, par value $1.00 per share ("Common Stock"), and (B) 40,000,000 shares shall be Class B Common Stock, par value $5.00 per share ("Class B Common Stock") and (ii) 20,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock").

    5. The board of directors is authorized to issue the Preferred Stock from time to time in one or more classes or series thereof, each such class or series to have such voting powers (if any), designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the board of directors and stated and expressed in a resolution thereof providing for the issue of such Preferred Stock.

    6. Subject to the powers, preferences and rights of any Preferred Stock, including any class or series thereof, having any preference or priority over, or rights superior to, the Common Stock and Class B Common Stock and except as otherwise provided by law, the holders of the Common Stock and Class B Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of this corporation and each share of Common Stock and Class B Common Stock shall be entitled to one vote. Except as otherwise provided by law which cannot be superseded by the provisions of this Certificate of Incorporation, the holders of the shares of Common Stock and the holders of the shares of Class B Common Stock shall vote together as a single class on all matters to be voted on by stockholders of the corporation. Except as required by law which cannot be superseded by the provisions of this Certificate of Incorporation, all shares of Common Stock and Class B Common Stock shall be identical and shall entitle the holders thereof to the same powers, participating, optional, special or other rights, preferences and privileges. The holders of Common Stock and Class B Common Stock shall be entitled to receive such dividends as from time to time may be declared by the board of directors.

    7. Except as provided to the contrary in the provisions establishing a class or series of stock, the amount of the authorized stock of this corporation of any class or classes may be increased or decreased by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote.

    8. The election of directors need not be by ballot unless the by-laws shall so require.

    9. In furtherance and not in limitation of the power conferred upon the board of directors by law, the board of directors shall have power to make, adopt, alter, amend and repeal from time to time by-laws of this corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal by-laws made by the board of directors.

    10. A director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this paragraph 10 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

    11. This corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer, partner, trustee, employee or agent of any corporation, partnership, joint

                                     A2-2
  venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall insure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this paragraph 11 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this paragraph 11 shall not adversely affect any right or protection of a director or officer of this corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

    12. The books of this corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the board of directors or in the by-laws of this corporation.

    13. The provisions of Section 203 of the Delaware Corporation Law shall not apply to this corporation.

  IN WITNESS WHEREOF, ALLMERICA PROPERTY & CASUALTY COMPANIES, INC. has caused
this Certificate to be signed on this   day of   , 1997 in its name and on its
behalf by its President and attested by its Secretary, pursuant to Section 103(a) of the General Corporation Law of the State of Delaware.

                                          _____________________________________
                                          John F. O'Brien
                                          President
ATTEST:

_____________________________________
Richard Baker
Secretary

                                     A2-3

                                                                     APPENDIX B

                                                              February 19, 1997

Board of Directors
Allmerica Financial Corporation
440 Lincoln Street
Worcester, Massachusetts 01653

Members of the Board:

  Allmerica Financial Corporation (the "Company"), APY Acquisition, Inc., a wholly owned subsidiary of the Company (the "Merger Sub"), and Allmerica Property & Casualty Companies, Inc. (the "Subject Company") propose to enter into an agreement and plan of merger (the "Merger Agreement") pursuant to which (1) each share of the Subject Company's common stock, par value $1.00 per share (each a "Share" and, collectively, the "Shares"), held by SMA Financial Corp. (the "Exchange Shares") will be exchanged (the "Exchange") for one share of the Subject Company's Class B Common Stock, par value $5.00 per share; and (2) immediately thereafter, the Merger Sub will be merged with and into the Subject Company in a transaction (the "Merger") in which each remaining Share will be converted into the right to receive, at the election of the holder thereof, either (a) 0.40 shares (the "Option One Exchange Ratio") of the Company's common stock, par value $0.01 per share (the "Company Shares"), and $17.60 in cash (the "Option One Cash Consideration"); provided, however, that (i) in the event that the average daily closing sales price (the "Average Price") of the Company Shares as reported on the New York Stock Exchange Composite Tape for the ten consecutive trading days ending on the fifth trading day prior to the date on which the Merger is consummated (the "Effective Time") is less than $36.00, the Option One Cash Consideration will be an amount equal to (A) $32.00 less (B) the Option One Exchange Ratio multiplied by the Average Price and (ii) in the event that the Average Price is greater than $41.00, the Option One Cash Consideration will be an amount equal to (A) $34.00 less (B) the Option One Exchange Ratio multiplied by the Average Price; (b) 0.85714 Company Shares (the "Option Two Exchange Ratio") (subject to proration, as more fully described in the Merger Agreement); provided, however, that (i) in the event that the Average Price is less than $36.00, the Option Two Exchange Ratio will be equal to $32.00 divided by the Average Price and (ii) in the event that the Average Price is greater than $41.00, the Option Two Exchange Ratio will be equal to $34.00 divided by the Average Price; or (c) $33.00 in cash (the "Option Three Cash Consideration") (subject to proration, as more fully described in the Merger Agreement); provided, however, that (i) in the event that the Average Price is less than $36.00, the Option Three Cash Consideration will be $32.00 and (ii) in the event the Average Price is greater than $41.00, the Option Three Cash Consideration will be $34.00. The Merger Agreement provides that the maximum number of the Company Shares that may be issued pursuant to the Merger will not exceed the product of (x) 0.40 and (y) the number of Shares outstanding immediately prior to the Effective Time excluding (A) the Shares that will be cancelled in accordance with the Merger Agreement, (B) the Shares with respect to which appraisal rights will have been exercised, (C) the Exchange Shares and (D) any other Shares owned directly or indirectly by the Company (the "Outstanding Shares"). The Merger Agreement also provides that the aggregate amount of cash to be paid by the Company pursuant to the Merger will not exceed the product of (x) the Option One Cash Consideration and (y) the number of the Outstanding Shares. The aggregate consideration payable by the Company pursuant to the elections described above is hereinafter referred to as the "Consideration".

  You have asked us whether, in our opinion, the Consideration is fair from a financial point of view to the Company.

  In arriving at the opinion set forth below, we have, among other things:

   1. Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995, the Company's Forms 10-Q and related unaudited financial information for the quarterly periods ended September 30, 1996, June 30, 1996 and March 31, 1996 and the Company's press release dated February 5, 1997 announcing results for the quarterly period and the fiscal year ended December 31, 1996 as well as the Company's statistical supplement containing certain financial information for the year and the quarter ended December 31, 1996;

   2. Reviewed the Subject Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995, the Subject Company's Forms 10-Q and related unaudited financial information for the quarterly periods ended September 30, 1996, June 30, 1996 and March 31, 1996 and the Subject Company's press release dated February 5, 1997 announcing results for the quarterly period and the fiscal year ended December 31, 1996 as well as the Subject Company's statistical supplement containing certain financial information for the year and the quarter ended December 31, 1996;

   3. Reviewed certain statutory financial statements of the insurance subsidiaries of the Company and the Subject Company for the three fiscal years ended December 31, 1995 and for the nine-month period ended September 30, 1996;

   4. Reviewed certain information, including financial forecasts for the fiscal year ending December 31, 1997, relating to the business, earnings, cash flow, assets and prospects of the Company and the Subject Company, furnished to us by or on behalf of the Company and the Subject Company;

   5. Reviewed certain information relating to the cost savings expected to result from the Merger provided to us by the Company and the Subject Company and conducted discussions with members of senior management of the Company and the Subject Company concerning their respective businesses and prospects as well as such expected cost savings;

   6. Analyzed the pro forma effect of the Merger on the Company;

   7. Reviewed the historical market prices and trading activity of the Company Shares and the Shares and compared them with those of certain publicly traded companies which we deemed to be reasonably similar to the Company and the Subject Company, respectively;

   8. Compared the results of operations of the Company and the Subject Company with those of certain companies which we deemed to be reasonably similar to the Company and the Subject Company, respectively;

   9. Compared the proposed financial terms of the Merger with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

  10. Reviewed a draft dated February 17, 1997 of the Merger Agreement;

  11. Reviewed an opinion dated the date hereof of Latham & Watkins, counsel to the Company, with respect to certain tax consequences of the Exchange;

  12. Reviewed a certificate dated the date hereof of Edward J. Parry III, Vice President and Chief Financial Officer of the Company, with respect to the financial impact of the Exchange on the Company and the Subject Company; and

  13. Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

  In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us by or on behalf of the Company and the Subject Company or made publicly available by the Company or the Subject Company, and we have not independently verified such information or undertaken an independent valuation or appraisal of the assets or liabilities of the Company or the Subject Company. With respect to the 1997 financial forecasts furnished to us by or on behalf of the Company and the Subject Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the management of the Company or the Subject Company as to the expected future financial performance of the Company or the Subject Company, as the case may be. We have assumed that the information relating to the cost savings expected to result from the Merger provided to us by the Company and the Subject Company has been reasonably prepared and represents the best current estimates and judgments of the managements of the Company and the Subject Company as to such cost savings. We are not expressing any opinion as to the prices at which the Company Shares will actually trade following the consummation of the Merger or the prices at which the Company Shares or the Shares will trade between the announcement and the consummation of the Merger. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof.

  We have acted as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. We have also, in the past, provided financial advisory and financing services to the Company and the Subject Company and have received fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the securities of the Company and the Subject Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  This opinion is addressed to the Board of Directors of the Company and does not constitute a recommendation to any shareholder.

  On the basis of, and subject to the foregoing, we are of the opinion that the Consideration is fair from a financial point of view to the Company.

                                          Very truly yours,

                                             MERRILL LYNCH, PIERCE, FENNER &
                                                   SMITH INCORPORATED

                                             /s/ Merrill Lynch Pierce, Fenner
                                                 & Smith Incorporated

                                                                     APPENDIX C

February 19, 1997
Special Committee of the Board of Directors
Allmerica Property & Casualty Companies, Inc.
440 Lincoln Street
Worcester, MA 01653

Ladies and Gentlemen:

  You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of common stock, par value $1.00 per share ("Company Common Stock"), of Allmerica Property & Casualty Companies, Inc. ("Allmerica P&C" or the "Company"), other than Allmerica Financial Corporation ("AFC") and its subsidiaries, of the consideration to be received by such stockholders (the "Non-AFC Stockholders") in the proposed acquisition by AFC of the outstanding shares of Company Common Stock owned by the Non-AFC Stockholders (the "Proposed Merger") pursuant to the Agreement and Plan of Merger dated as of February 19, 1997 by and among AFC, APY Acquisition, Inc. and the Company (the "Agreement").

  As set forth more fully in the Agreement, APY Acquisition, Inc., a wholly-owned subsidiary of AFC, will be merged with and into Allmerica P&C and each issued and outstanding share of Company Common Stock owned by the Non-AFC Stockholders will be converted into the right to receive 0.4 shares of common stock, par value $0.01 per share ("AFC Common Stock"), of AFC and, subject to adjustment in the event the average closing sales price of the AFC Common Stock for the ten consecutive trading days ending on the fifth trading day prior to the consummation of the Proposed Merger (the "Average Stock Price") is less than $36.00 or greater than $41.00, $17.60 in cash (together, the "Standard Consideration"). In addition, as set forth more fully in the Agreement, each Non-AFC Stockholder shall have the right to elect to have all of such holder's shares converted into (i) all cash at a conversion ratio of $33.00 for each share of Company Common Stock or (ii) all AFC Common Stock at an exchange ratio of .85714 of a share of AFC Common Stock for each share of Company Common Stock, subject in the case of both (i) and (ii) to adjustment in the event the Average Stock Price is less than $36.00 or greater than $41.00, and subject in the case of both (i) and (ii) to proration and substitution of cash or AFC Common Stock, as the case may be, so that the average per share consideration received by all Non-AFC Stockholders is equal to the Standard Consideration. As you are aware, we have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with its review of the Proposed Merger. We also acted as co-manager for AFC's initial public offering of common stock and a companion bond offering in October 1995. In addition, in the ordinary course of our business, we may actively trade the debt and equity securities of both the Company and AFC for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  In connection with rendering our opinion, we have reviewed and analyzed material bearing upon the financial and operating condition and prospects of the Company and AFC including, among other things, the following: (i) the
Schedule 13D filed by AFC with respect to its ownership of Company Common Stock, as amended through the date hereof; (ii) the Agreement; (iii) certain publicly available information concerning the Company and AFC, including the Annual Reports on Form 10-K for each of the Company and AFC for the years ended December 31, 1995 and December 31, 1994 and the Quarterly Report on Form 10-Q for each of the Company and AFC for the quarter ended September 30, 1996;
(iv) the statistical supplements dated December 31, 1996 for each of the Company and AFC; (v) certain internal information of the Company and AFC, primarily financial in nature (including projections, and analyses prepared by or on behalf of the Company's and AFC's managements), concerning the business, assets, liabilities, operations and prospects of the Company and AFC that were furnished to us by the Company and AFC for purposes of our analysis; (vi) statutory financial information of the Company's and AFC's insurance subsidiaries for the years ended December 31, 1995 and December 31, 1994 and for the nine-month period ended September 30, 1996; (vii) certain publicly available information concerning the trading of, and the trading market for, the Company Common Stock and AFC Common Stock; (viii) certain publicly available information with respect to certain publicly traded companies that we believe to be comparable to the Company and AFC and the trading markets for certain of such other companies' securities; and (ix) certain publicly available information concerning the nature and terms of certain other acquisition transactions and certain transactions involving the acquisition of minority interests by controlling stockholders that we consider relevant to our inquiry. We have also met with certain officers and employees of the Company and AFC to discuss matters we believe relevant to our inquiry including the past and current business operations, financial condition and prospects of the Company and AFC. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant.

  In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have neither attempted independently to verify nor assumed any responsibility for verifying any of such information. With respect to financial projections and forecasts, we have assumed that they were reasonably prepared and reflect the best currently available estimates and judgment of the Company's and AFC's managements as to the future financial performance of the Company and AFC and we express no view with respect to such projections or forecasts or the assumptions on which they are based. We have not made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the Company's or AFC's assets, properties or facilities, nor have we been furnished with any such evaluations or appraisals.

  In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following:
(i) the historical and current financial position and results of operations of the Company and AFC; (ii) the business prospects of the Company and AFC; (iii) the historical and current market for the Company Common Stock and the AFC Common Stock and for the equity securities of certain other companies that we believe to be comparable to the Company and AFC; and (iv) the nature and terms of certain other acquisition transactions and acquisitions of minority interests by controlling shareholders that we believe to be relevant. We have taken into consideration the current ownership by AFC of approximately 60% of the outstanding Company Common Stock and the fact that AFC has stated that it does not intend to sell such stock. As a result of AFC's position, we have not been requested to solicit third parties with respect to possible interest in acquiring the Company or any of its businesses, and we have not attempted to do so. We have also taken into account our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuation generally. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion as expressed below does not constitute an opinion or imply any conclusion as to the likely trading range for the AFC Common Stock following consummation of the Proposed Merger. Our opinion is for the sole benefit of the Special Committee in its consideration of the Proposed Merger and is, in any event, limited to the fairness, from a financial point of view, of the consideration to be received by the Non-AFC Stockholders in the Proposed Merger and does not address the Company's underlying business decision to effect the Proposed Merger or constitute a recommendation of the Proposed Merger to any holder of Company Common Stock or as to what election any such holder should make with respect to the conversion of such holder's shares of Company Common Stock.

  Based upon and subject to the foregoing, it is our opinion as investment bankers that as of the date hereof, the consideration to be received by the Non-AFC Stockholders in the Proposed Merger is fair, from a financial point of view, to the Non-AFC Stockholders.

                                          Very truly yours,

                                          Salomon Brothers Inc

                                          /s/ Salomon Brothers Inc.

                                                                     APPENDIX D

                      SECTION 262 OF THE DELAWARE GENERAL
                                CORPORATION LAW

                               APPRAISAL RIGHTS

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection
(d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection (d) of this Section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this Chapter shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this Section. As used in this Section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation; and the words "depository receipt" mean a receipt of other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251, 252, 254, 257, 258, 263 or 264 of this Chapter.

    (1) Provided, however, that no appraisal rights under this Section shall be available for the shares of any class or series of stock which stock, or depositary receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsections (f) or (g) of Section 251 of this Chapter.

    (2) Notwithstanding the provisions of subsection (b)(1) of this Section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this Chapter to accept for such stock anything except: (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof; (ii) shares of stock of any other corporation, or depository receipts in respect thereof, which at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;
  (iii) cash in lieu of fractional shares or fractional depository receipts described in the foregoing clauses (i) and (ii); or (iv) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares, or fractional depository receipts described in the foregoing clauses (i), (ii) and (iii) of this subsection.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this Chapter is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this Section, including those set forth in subsections (d) and (e), shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this Section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this Section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this Chapter, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this Section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or, within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addressed therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington,

Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with the provisions of this Section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this Section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this Section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any other state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this Section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this Section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.